                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                                 Rexworks Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     Common Stock, par value $0.12 per share
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     1,896,668 shares of Common Stock
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

FOR THE MERGER:

                    NUMBER OF   CONSIDERATION     AGGREGATE       AMOUNT OF
TITLE OF SECURITY    SHARES       PER SHARE     CONSIDERATION    FILING FEE
-----------------   ---------   -------------   -------------    ----------
  Common Stock      1,896,668      $1.6139       $3,061,033        $612.21

FOR THE ASSET SALE:
Aggregate Consideration: $17,440,000(1)
Amount of Filing Fee: $3,488

     (4) Proposed maximum aggregate value of transactions: $20,501,033
--------------------------------------------------------------------------------

     (5) Total fee paid: $4,100.21
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

-------------------------
(1) Based on balance sheet calculation as of August 23, 1997

                                 REXWORKS INC.
                            445 WEST OKLAHOMA AVENUE
                           MILWAUKEE, WISCONSIN 53207
                                  414-747-7200

Dear Stockholder:


     You are cordially invited to attend a Special Meeting of the Stockholders of Rexworks Inc. (the "Company"), to be held at the Marriott Hotel, 375 South Moorland Road, Brookfield, Wisconsin, on December 18, 1997, at 9:00 a.m., local time. A notice of the Special Meeting, a proxy statement and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock as of November 7, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting.


     At the Special Meeting, you will be asked to consider and to vote upon the following matters:

          (1) A proposal to approve and adopt an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of October 1, 1997, by and between CMI Corporation ("CMI") and the Company, pursuant to which the Company will sell to CMI substantially all of the assets relating to the Company's landfill and embankment compactor and material reduction grinder divisions (the "Asset Sale"). If the Asset Purchase Agreement is approved and the Asset Sale is completed, CMI will pay a purchase price (the "Asset Purchase Price") to the Company equal to the sum of (a) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and (b) $3,167,000. Approval of the Asset Purchase Agreement requires the affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock voting as a group.

          (2) A proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 15, 1997, by and among Giuffre Bros. Cranes, Inc. ("Giuffre"), 13th Street Acquisition Corp., a wholly owned subsidiary of Giuffre ("Giuffre Sub"), and the Company, pursuant to which Giuffre Sub will be merged with and into the Company (the "Merger") immediately after the completion of the Asset Sale with CMI. If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of Common Stock of the Company (the "Common Stock" or "Company Shares") (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as part of the Merger) will be converted into the right to receive $1.6139 in cash, without interest (the "Merger Consideration"). In addition, immediately prior to the consummation of the Merger, a subsidiary of Giuffre will purchase the Company's owned real property for a purchase price of $1,756,000 (the "Real Property Sale"). Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock voting as a group. The aggregate cost to Giuffre of acquiring all of the outstanding shares of Common Stock in the Merger will be approximately $3.1 million. The valuation of the Company for purposes of the Merger Consideration gives effect to the Real Property Sale.

     Immediately prior to the consummation of the Merger, the Company will declare and pay a partial liquidating distribution (the "Distribution") equal to the net proceeds of the Asset Sale (after using approximately $8.9 million of proceeds to repay outstanding indebtedness, retire outstanding stock options and pay other transaction-related expenses incurred by the Company). The proceeds of the Real Property Sale are reflected in the Merger Consideration and will not be included in the Distribution. Based upon the Company's balance sheet as of August 23, 1997, the Company anticipates that the aggregate amount to be received by the Company's stockholders pursuant to the Distribution and the Merger Consideration will be approximately $5.11 per share. However, because the amount of the Asset Purchase Price and the amount that will be required to repay outstanding indebtedness, retire outstanding stock options and pay other transaction-related expenses cannot be determined with certainty at this time, no assurances can be given as to the exact amount of the Distribution.

     Details of the proposed Asset Sale and the proposed Merger and other important information are set forth in the accompanying Proxy Statement which you are urged to read carefully. The consummation of the Asset

Sale and the Merger are each subject to the satisfaction of certain closing conditions as described in greater detail in the accompanying Proxy Statement.


     Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Asset Sale and the proposed Merger. In addition, the Board of Directors has received the opinion of its financial advisor, ABN AMRO Chicago Corporation, that the aggregate consideration of at least $5.00 per share that the Company estimates will be received by holders of Company Shares pursuant to the Distribution and the Merger Consideration is fair to the holders of the Company's Common Stock from a financial point of view.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET SALE AND THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF ASSET PURCHASE AGREEMENT AND FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     If the proposed Merger is approved and consummated, holders of Company Shares who neither vote for nor consent in writing to the Merger will have the right to receive the fair value of their shares in cash (exclusive of any element of value arising from the accomplishment of the Merger) as judicially determined, if they comply with Section 262 ("Section 262") of the Delaware General Corporation Law. Holders of Company Shares electing to exercise their appraisal rights under Section 262 must NOT vote for approval of the Merger Agreement. If a holder of Company Shares returns a signed proxy but does not specify therein a vote AGAINST approval of the Merger Agreement or an instruction to abstain, the proxy will be voted FOR approval of the Merger Agreement, which will have the effect of waiving the appraisal rights under
Section 262 of that holder of Company Shares. Abstaining from voting or voting against approval of the Merger Agreement will NOT constitute a waiver of appraisal rights under Section 262. A written demand for appraisal of the shares of Common Stock must be filed with the Company BEFORE the taking of the vote on the Merger Agreement. Holders of Company Shares wishing to exercise their dissenters appraisal rights must comply strictly with the provisions of Section
262. Holders of Company Shares should carefully read the section entitled "DISSENTERS RIGHTS OF APPRAISAL" in the accompanying Proxy Statement. Pursuant to the Delaware General Corporation Law, holders of Company Shares do not have dissenters rights of appraisal in connection with the proposed Asset Sale.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          Laurance R. Newman, President and
                                          Chief Executive Officer


November 28, 1997

                                 REXWORKS INC.

              NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD


                              ON DECEMBER 18, 1997


To the Stockholders of Rexworks Inc.


     A special meeting of the stockholders of Rexworks Inc. (the "Company") will be held at the Marriott Hotel, 375 South Moorland Road, Brookfield, Wisconsin, on December 18, 1997, at 9:00 a.m., local time (the "Special Meeting"), for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of October 1, 1997, by and between CMI Corporation ("CMI") and the Company. Pursuant to the Asset Purchase Agreement, among other things, the Company will sell to CMI substantially all of the assets relating to the Company's landfill and embankment compactor and material reduction grinder divisions (the "Asset Sale") for a purchase price to the Company equal to the sum of (a) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and (b) $3,167,000. A copy of the Asset Purchase Agreement is attached as Exhibit A to the accompanying Proxy Statement.


          2. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 15, 1997, by and among Giuffre Bros. Cranes, Inc., a Delaware corporation ("Giuffre"), 13th Street Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Giuffre ("Giuffre Sub") and the Company. Pursuant to the Merger Agreement, among other things, (a) the Company will sell its owned real property to Giuffre for a purchase price of $1,756,000,
     (b) Giuffre Sub will be merged with and into the Company (the "Merger"), and (c) each outstanding share of common stock, par value $0.12 per share, of the Company (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as part of the Merger), will be converted into the right to receive $1.6139 in cash, without interest (the "Merger Consideration"). A copy of the Merger Agreement is attached as Exhibit B to the accompanying Proxy Statement.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     The close of business on November 7, 1997 is the record date for the Special Meeting and only stockholders of record at that time will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

     Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ASSET PURCHASE AGREEMENT AND "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          Thomas D. Lauerman, Secretary

Milwaukee, Wisconsin

November 28, 1997


YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

PROXY STATEMENT

                                 REXWORKS INC.
                            445 WEST OKLAHOMA AVENUE
                           MILWAUKEE, WISCONSIN 53207
                                  414-747-7200


     This Proxy Statement is being furnished to the stockholders of Rexworks Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be voted at the Special Meeting of Stockholders to be held on December 18, 1997, at 9:00 a.m., local time, at the Marriott Hotel, 375 South Moorland Road, Brookfield, Wisconsin, (the "Special Meeting") and at any adjournments or postponements thereof. The enclosed proxy card, the accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders of the Company on or about November 28, 1997. At the Special Meeting, the stockholders of the Company will be asked to consider and to vote upon the following matters:



          (1) A proposal to approve and adopt an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of October 1, 1997, by and between CMI Corporation ("CMI") and the Company, pursuant to which the Company will sell to CMI substantially all of the assets relating to the Company's landfill and embankment compactor and material reduction grinder divisions (the "Asset Sale"). If the Asset Purchase Agreement is approved and the Asset Sale is completed, CMI will pay a purchase price to the Company equal to the sum of (a) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and (b) $3,167,000. As of October 25, 1997, the net asset value of the assets to be transferred to CMI in the Asset Sale was $3,459,000 in the aggregate or $1.82 per share ($3.49 per share including the premium of $3,167,000 to be paid by CMI in the Asset Sale). The net tangible book value of the assets to be transferred to CMI in the Asset Sale as of October 25, 1997 was $1.74 per share. As of October 25, 1997, the net value of assets to be retained by the Company after the consummation of the Asset Sale was $2,624,000 in the aggregate or $1.38 per share.



          (2) A proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 15, 1997, by and among Giuffre Bros. Cranes, Inc. ("Giuffre"), 13th Street Acquisition Corp., a wholly owned subsidiary of Giuffre ("Giuffre Sub"), and the Company, pursuant to which Giuffre Sub will be merged with and into the Company (the "Merger") immediately after the completion of the Asset Sale with CMI. If the Merger Agreement is approved and the Merger becomes effective, Giuffre Sub will be merged into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, each outstanding share of Common Stock of the Company (the "Common Stock" or the "Company Shares") (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as a part of the Merger) will be converted into the right to receive $1.6139 in cash, without interest (the "Merger Consideration"). Each outstanding share of Giuffre Sub common stock will be converted into one share of Common Stock of the Surviving Corporation and the Company will become a wholly owned subsidiary of Giuffre. In addition, immediately prior to the consummation of the Merger, a subsidiary of Giuffre will purchase the Company's owned real property for a purchase price of $1,756,000 (the "Real Property Sale"). The aggregate cost to Giuffre of acquiring all of the outstanding shares of Common Stock in the Merger will be approximately $3.1 million. The valuation of the Company for purposes of the Merger Consideration gives effect to the Real Property Sale.


     As a result of the Merger, Giuffre will acquire the entire equity interest in the Company. Therefore, following the Merger, the present holders of shares of Common Stock will no longer share in the future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their Company Shares through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each such holder of shares of Company Stock immediately prior to the Effective Time (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as a part of the Merger) will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement.


     The Merger and the Asset Sale will be consummated on the same date in essentially simultaneous transactions. The Company's obligation to consummate the Merger is conditioned upon the consummation of the Asset Sale and the Company's obligation to consummate the Asset Sale is conditioned upon the consummation of the Merger. In the event that the Asset Sale is not consummated, Giuffre and the Company have agreed to negotiate and enter into an amendment to the Merger Agreement providing, in lieu of the Merger, for the formation of a holding company ("Holdco") as the sole stockholder of the Company, the exchange of all outstanding Company Shares for all outstanding shares of Holdco common stock, the transfer of the assets relating to the Company's landfill and embankment compactor and material reduction grinder divisions to Holdco and the sale of all outstanding shares of capital stock of the Company by Holdco to Giuffre. See "THE MERGER -- The Merger Agreement -- Holding Company Alternative."

     Immediately prior to the consummation of the Merger, the Company will declare and pay a partial liquidating distribution (the "Distribution") equal to the net proceeds of the Asset Sale (after using approximately $8.9 million of proceeds to repay outstanding indebtedness, retire outstanding stock options and pay other transaction-related expenses incurred by the Company). The proceeds of the Real Property Sale are reflected in the Merger Consideration and will not be included in the Distribution. Based upon the Company's balance sheet as of August 23, 1997, the Company anticipates that the aggregate amount to be received by the Company's stockholders pursuant to the Distribution and the Merger Consideration will be approximately $5.11 per share. However, because the amount of the Asset Purchase Price and the amount that will be required to repay outstanding indebtedness, retire outstanding stock options and pay other transaction-related expenses cannot be determined with certainty at this time, no assurances can be given as to the exact amount of the Distribution. The Asset Purchase Agreement does not provide for a minimum amount with respect to the amount of the purchase price to be paid by CMI in the Asset Sale or a minimum amount of the Distribution.


     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol REXW. On November 24, 1997, the closing sales price per share of Common Stock was $4.50. As a result of the Merger, shares of Common Stock will no longer be traded or quoted on the Nasdaq National Market and the registration of the Company Shares under the Securities Exchange Act of 1934, as amended will be terminated.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
The Special Meeting.........................................    1
  Date, Time and Location...................................    1
  Record Date...............................................    1
  Purpose of the Special Meeting; Quorum; Vote Required.....    1
The Asset Sale Proposal.....................................    1
  The Parties to the Asset Purchase Agreement...............    1
  The Asset Sale............................................    2
  Recommendation of Board of Directors......................    2
The Asset Purchase Agreement................................    2
  The Closing Date..........................................    2
  Conditions to Consummation of the Asset Sale..............    2
  Termination of the Asset Purchase Agreement...............    2
  Amendments to the Asset Purchase Agreement................    3
The Merger Proposal.........................................    3
  The Parties to the Merger.................................    3
  Real Property Sale........................................    3
  The Merger................................................    3
  Certain Effects of the Merger.............................    4
  Procedures for Exchange of Certificates...................    4
  Recommendation of Board of Directors......................    4
  Accounting Treatment......................................    4
The Merger Agreement........................................    4
  Effective Time of the Merger..............................    4
  Conditions to Consummation of the Merger..................    4
  Holding Company...........................................    5
  Termination of the Merger Agreement.......................    5
  Amendments to the Merger Agreement........................    6
Distribution................................................    6
Opinion of the Company's Financial Advisor..................    6
Interests of Certain Persons in the Transactions............    6
Dissenters' Rights of Appraisal.............................    7
Federal Income Tax Consequences.............................    7
Market Price Data...........................................    7
Selected Financial Data of the Company......................    8
INTRODUCTION................................................    9
Proposals to be Considered at the Special Meeting...........    9
  The Asset Sale............................................    9
  The Merger................................................    9
Voting Rights; Vote Required for Approval...................    9
Proxies.....................................................   10
BACKGROUND OF THE TRANSACTIONS..............................   10
Background..................................................   10
The Company's Reasons for the Asset Sale and the Merger;
  Recommendation of the Company's Board of Directors........   13
OPINION OF FINANCIAL ADVISOR TO THE COMPANY.................   15
THE ASSET SALE..............................................   17
Effects of the Asset Sale...................................   18
Closing.....................................................   18
Regulatory Approvals........................................   18
The Asset Purchase Agreement................................   18

  General...................................................   19
  The Assets................................................   19
  The Assumed Liabilities...................................   19
  The Asset Purchase Price..................................   19
  Representations and Warranties............................   19
  Covenants.................................................   20
  Conditions to Closing of the Asset Sale...................   21
  Termination...............................................   22
  Asset Sale Termination Fee and Expenses...................   23
  Amendments and Waivers....................................   23
THE MERGER..................................................   24
Effects of the Merger.......................................   24
Effective Time..............................................   24
Procedures for Exchange of Certificates.....................   24
Accounting Treatment........................................   25
Regulatory Approvals........................................   25
The Merger Agreement........................................   25
  General...................................................   25
  Effective Time............................................   26
  Merger Consideration......................................   26
  Representations and Warranties............................   26
  Covenants.................................................   27
  Conditions to Consummation of the Merger..................   28
  Holding Company Alternative...............................   29
  Termination...............................................   29
  Merger Termination Fee and Expenses.......................   30
  Amendments and Waivers....................................   31
CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE
  COMPANY...................................................   31
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS
  TO THE COMPANY'S STOCKHOLDERS.............................   32
DISSENTERS' RIGHTS OF APPRAISAL.............................   33
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS............   35
Stock Options...............................................   35
Severance Arrangements......................................   36
Toll Manufacturing Arrangement..............................   36
Consulting Arrangements.....................................   36
Indemnification and Insurance...............................   37
BUSINESS....................................................   38
Introduction................................................   38
Products....................................................   38
Construction Equipment Products.............................   38
Waste and Recycling Products................................   38
  Landfill and Embankment Compactors........................   38
  Material Reduction Grinders...............................   39
Other.......................................................   39
Distribution................................................   40
Sources of Supply...........................................   40
Patents and Trademarks......................................   40
Seasonality.................................................   40
Backlog.....................................................   40
Competition.................................................   40
Engineering.................................................   40
Employees...................................................   41

Foreign Sales...............................................   41
Environmental Matters.......................................   41
Properties..................................................   41
Legal Proceedings...........................................   41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   43
Results of Operations.......................................   43
  The Nine Months Ended September 30, 1997 Compared to the
     Nine Months Ended September 30, 1996...................   43
  Year Ended December 31, 1996 Compared to Year Ended
     December 31, 1995......................................   43
  Year Ended December 31, 1995 Compared to Year Ended
     December 31, 1994......................................   44
Liquidity and Capitalization................................   45
Forward Looking Statements..................................   45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   46
DIRECTORS AND EXECUTIVE OFFICERS............................   47
Directors...................................................   47
Executive Officers..........................................   48
OTHER MATTERS...............................................   48
STOCKHOLDER PROPOSALS.......................................   49
EXPENSES OF SOLICITATION....................................   49
INDEPENDENT PUBLIC ACCOUNTANTS..............................   49
AVAILABLE INFORMATION.......................................   49
FINANCIAL STATEMENTS........................................  F-1


                                    EXHIBITS

Exhibit A   --    Asset Purchase Agreement dated as of October 1, 1997 between
                  CMI Corporation and Rexworks Inc.
Exhibit B   --    Agreement and Plan of Merger dated as of August 15, 1997
                  among Giuffre Bros. Cranes, Inc., 13th Street Acquisition
                  Corp. and Rexworks Inc.
Exhibit C   --    Opinion of ABN AMRO Chicago Corporation
Exhibit D   --    Section 262 of the Delaware General Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and the exhibits hereto. Stockholders are urged to review the entire Proxy Statement carefully.

THE SPECIAL MEETING

  Date, Time and Location


     The Special Meeting of Stockholders of Rexworks Inc. (the "Company") will be held on December 18, 1997, at 9:00 a.m., local time, at the Marriott Hotel, 375 South Moorland Road, Brookfield, Wisconsin (the "Special Meeting").


  Record Date

     Only holders of record of shares of the $0.12 par value common stock of the Company (the "Common Stock" or "Company Shares") at the close of business on November 7, 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were 1,896,668 Company Shares outstanding, with each share entitled to cast one vote at the Special Meeting. See "INTRODUCTION -- Voting Rights; Vote Required for Approval."

  Purpose of the Special Meeting; Quorum; Vote Required

     At the Special Meeting, stockholders will consider and vote upon the adoption and approval of the Asset Purchase Agreement and the transactions contemplated thereby and the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The presence, in person or by proxy, of the holders of a majority of the outstanding Company Shares at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Under Delaware law, approval of the Asset Purchase Agreement and the Merger Agreement each requires the affirmative vote of the holders of a majority of the outstanding Company Shares. All of the Company's executive officers and directors, who collectively own 350,320 shares of Common Stock, representing approximately 18.5% of the outstanding Common Stock, have indicated their intent to vote for approval and adoption of the Asset Purchase Agreement and for approval and adoption of the Merger Agreement. See "INTRODUCTION -- Voting Rights; Vote Required for Approval."

THE ASSET SALE PROPOSAL

  The Parties to the Asset Purchase Agreement

     CMI Corporation CMI Corporation ("CMI") is an Oklahoma corporation which manufactures and markets equipment for the road and heavy construction industry. CMI's products include asphalt plants; asphalt pavement recycling systems; concrete pavers; machines for concrete placing, spreading, finishing, texturing, and curing; pavement profiling machines; pavement reclaimers; a complete line of automated fine grading, material spreading and placing equipment; soil stabilizers; and a series of multiple use machines that can be configured to pave, trim, mill, excavate or widen. CMI also produces trailers used by the construction and mining industries, industrial scales, bridge and canal paving equipment, and thermal systems for remediating contaminated soils. The principal executive offices of CMI are located at I-40 and Morgan Road, P.O. Box 1985, Oklahoma City, Oklahoma 73101 and its telephone number is 405-787-6020.

     Rexworks Inc. The Company designs, manufactures and sells truck mounted concrete mixers, compaction equipment and material reduction grinders. The principal executive offices of the Company are located at 445 West Oklahoma Avenue, Milwaukee, Wisconsin 53207 and its telephone number is 414-747-7200.

  The Asset Sale

     Pursuant to the Asset Purchase Agreement, the Company will sell to CMI substantially all of the assets (the "Assets") relating to the Company's landfill and embankment compactor and material reduction grinder divisions (the "Divisions") and CMI will assume certain specified liabilities relating to the Divisions. In consideration for the sale of the Assets, CMI will pay to the Company a cash purchase price (the "Asset Purchase Price") equal to the sum of
(a) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and (b) $3,167,000. CMI intends to fund payment of the Asset Purchase Price through existing cash and through the utilization of existing credit facilities.

  Recommendation of Board of Directors

     The Board of Directors has determined that the Asset Sale and the Asset Purchase Price are fair to, and in the best interests of, the Company's stockholders. The Board of Directors has unanimously approved the Asset Purchase Agreement and recommends that stockholders vote FOR the proposal to approve and adopt the Asset Purchase Agreement. See "BACKGROUND OF THE TRANSACTIONS -- The Company's Reasons for the Asset Sale and the Merger; Recommendation of the Company's Board of Directors."

THE ASSET PURCHASE AGREEMENT

  The Closing Date

     The Asset Sale will close on the same date as the Effective Time of the Merger (the "Closing Date"). See "THE ASSET SALE -- The Asset Purchase Agreement -- General" and "-- Closing."

  Conditions to Consummation of the Asset Sale

     The respective obligations of the Company and CMI to close the Asset Sale are subject to the satisfaction on or prior to the Closing Date of various closing conditions. Such conditions include, among others, the approval and adoption of the Asset Purchase Agreement by the holders of a majority of the outstanding Company Shares, the simultaneous effectiveness of the Merger and the Asset Sale and the correctness in all material respects of the representations and warranties of the parties to the Asset Purchase Agreement. See "THE ASSET SALE -- The Asset Purchase Agreement -- Conditions to Consummation of the Asset Sale" and "-- Termination."

  Termination of the Asset Purchase Agreement

     The Asset Purchase Agreement may, under specified circumstances, be terminated and the Asset Sale abandoned at any time prior to the Closing, notwithstanding approval of the Asset Purchase Agreement by the stockholders of the Company. The Asset Purchase Agreement requires the Company to pay CMI a termination fee (the "Asset Sale Termination Fee") equal to the greater of (A) $400,000 (approximately $0.21 per Company Share) and (B) 20% of the amount by which the aggregate consideration with respect to the Divisions in any Competing Transaction (as defined in the Asset Purchase Agreement) exceeds the Asset Purchase Price if (a) the Company terminates the Asset Purchase Agreement because the Board of Directors of the Company determines, in the exercise of its judgment as to its fiduciary duties to the Company's stockholders after consultation with counsel, that such termination is required by reason of any Competing Transaction, or (b) CMI terminates the Asset Purchase Agreement because (i) the Proxy Statement does not include the recommendation of the Company's Board of Directors in favor of the Asset Purchase Agreement and the Asset Sale, (ii) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to CMI its recommendation of the Asset Purchase Agreement or the Asset Sale or resolves to do any of the foregoing,
(iii) the Board of Directors of the Company recommends a Competing Transaction to the stockholders of the Company or resolves to do so, or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Common Stock is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by the Company's stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by the Company's stockholders. If the

Asset Purchase Agreement is terminated as a direct result of the failure to consummate the Merger, the Company must reimburse CMI for up to $200,000 of CMI's expenses. If the Asset Purchase Agreement is terminated as a direct result of a material breach by either party of any of its representations or warranties in the Asset Purchase Agreement, the breaching party must reimburse the nonbreaching party for up to $200,000 of the nonbreaching party's expenses. In addition, if either party terminates the Asset Purchase Agreement due to a material intentional breach by the other party of any of its covenants in the Merger Agreement, all remedies available to the other party either in law or equity shall be preserved and survive any termination of the Asset Purchase Agreement. See "THE ASSET SALE -- The Asset Purchase Agreement -- Termination" and "-- Asset Sale Termination Fee and Expenses."

  Amendments to the Asset Purchase Agreement

     The Asset Purchase Agreement may not be amended except by action of the Company and CMI set forth in an instrument in writing signed on behalf of each of the parties. After approval of the Asset Purchase Agreement by the stockholders of the Company and without the further approval of such stockholders, no amendment may be made which reduces the amount or changes the type of the Asset Purchase Price. See "THE ASSET SALE -- The Asset Purchase Agreement -- Amendments and Waivers."

THE MERGER PROPOSAL

  The Parties to the Merger

     Giuffre Bros. Cranes, Inc. Giuffre Bros. Cranes, Inc. ("Giuffre") is a Delaware corporation which assembles and sells truck-mounted cranes and leases transportable storage containers. The principal executive offices of Giuffre are located at 6635 South 13th Street, Milwaukee, Wisconsin 53221 and its telephone number is 414-764-9200.

     Rexworks Inc. The Company designs, manufactures and sells truck mounted concrete mixers, compaction equipment and material reduction grinders. The principal executive offices of the Company are located at 445 West Oklahoma Avenue, Milwaukee, Wisconsin 53207 and its telephone number is 414-747-7200.

     13th Street Acquisition Corp. 13th Street Acquisition Corp. ("Giuffre Sub") is a wholly owned subsidiary of Giuffre, formed solely for the purpose of the Merger. Giuffre Sub has not engaged in any business activity unrelated to the Merger. The principal executive offices of Giuffre Sub are located at 6635 South 13th Street, Milwaukee, Wisconsin 53221 and its telephone number is 414-764-9200.

  Real Property Sale


     Pursuant to the Merger Agreement, immediately prior to the consummation of the Merger, a subsidiary of Giuffre will purchase the Company's owned real property for a purchase price of $1,756,000 (the "Real Property Sale"). The Company agreed to sell the real property separately to a subsidiary of Giuffre to accommodate Giuffre's desired corporate structure. The agreement with respect to the Real Property Sale was reached after the Company and Giuffre had reached an understanding as to the valuation of the Company for purposes of the Merger Consideration. The real property was valued separately based on the taxable basis of the property of approximately $1,750,000. No appraisal was made to value the real property and no appraisal of the real property has been made within the last five years. The proceeds of the Real Property Sale are reflected in the Merger Consideration and will not be included in the Distribution.


  The Merger

     Pursuant to the Merger Agreement, Giuffre Sub will merge into the Company, with the Company being the Surviving Corporation. Each outstanding share of the Company's Common Stock will be converted into the right to receive from Giuffre $1.6139 in cash, without interest (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as part of the Merger). The consideration to be received by the Company's stockholders pursuant to the Merger Agreement is sometimes referred to herein as the "Merger Consideration." Giuffre intends to fund payment of the Merger Consideration through existing cash and by entering into a new credit facility. Each outstanding share of Giuffre Sub's $.01 par value common stock (the "Giuffre Sub Shares") will be converted into one share of common stock of the Surviving Corporation. At the effective time of the Merger (the "Effective Time"), Giuffre will own 100% of the outstanding Company Shares.

  Certain Effects of the Merger

     As a result of the Merger, Giuffre will acquire the entire equity interest in the Company. Therefore, following the Merger the present holders of the Company Shares will no longer have an equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their Company Shares through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each such holder of Company Shares immediately prior to the Effective Time (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as a part of the Merger) will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement. The Company Shares will no longer be traded or quoted on the Nasdaq National Market and the registration of the Company Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. See "THE MERGER -- Effects of the Merger."

  Procedures for Exchange of Certificates

     Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of the Company's Common Stock will be mailed to each holder of the Company's Common Stock for use in exchanging such holder's stock certificates for the Merger Consideration to which such holder is entitled under the Merger Agreement. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE
MERGER -- Procedures for Exchange of Certificates."

  Recommendation of Board of Directors

     The Board of Directors has determined that the Merger and the Merger Consideration are fair to, and in the best interests of, the Company's stockholders. The Board of Directors has unanimously approved the Merger Agreement and recommends that stockholders vote FOR the proposal to approve and adopt the Merger Agreement. See "BACKGROUND OF THE TRANSACTIONS -- The Company's Reasons for the Asset Sale and the Merger; Recommendation of the Company's Board of Directors."

  Accounting Treatment

     The Merger will be accounted for by Giuffre under the purchase method of accounting. See "THE MERGER -- Accounting Treatment."

THE MERGER AGREEMENT

  Effective Time of the Merger

     The Merger will become effective (the "Effective Time") upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will occur after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. The Company, Giuffre and Giuffre Sub anticipate that the Merger will be consummated promptly following the Special Meeting. See "THE MERGER -- The Merger
Agreement -- General" and "-- Effective Time."

  Conditions to Consummation of the Merger

     The respective obligations of the Company, Giuffre and Giuffre Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of various closing conditions. Such conditions include, among others, the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Company Shares, the completion of the Asset Sale, the completion of the Real Property Sale and the correctness in all material respects of the representations and warranties of the parties to the Merger Agreement. See "THE MERGER -- The Merger Agreement -- Conditions to Consummation of the Merger" and "-- Termination."

  Holding Company

     Consummation of the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement is a condition of the obligations of Giuffre, Giuffre Sub and the Company to effect the Merger. However, if the Asset Purchase Agreement is terminated prior to the Effective Time or if the Company gives written notice to Giuffre that the Company does not reasonably expect the Asset Sale to be consummated, then Giuffre and the Company have agreed to negotiate and enter into an amendment to the Merger Agreement providing, in lieu of the Merger, for the formation of a holding company as the sole stockholder of the Company ("Holdco"), the transfer of the Assets to Holdco and the sale of all outstanding shares of capital stock of the Company by Holdco to Giuffre. In connection with the formation of Holdco, the Company would seek the approval of the holders of Company Shares with respect to a transaction involving the following principal steps: (i) an exchange of all of the outstanding Company Shares for all of the outstanding shares of Holdco common stock, (ii) the transfer from the Company to Holdco of substantially all of the assets relating to the Company's landfill and embankment compactor and material reduction grinder divisions and (iii) the acquisition of the Company by Giuffre. After the consummation of such transaction, the holders of Company Shares would be the stockholders of Holdco. The Company anticipates Holdco would apply to have the shares of Holdco common stock be listed for trading on Nasdaq or another appropriate market. However, the formation of Holdco may entail significant delays and uncertainties and no assurance can be given that transactions with Giuffre could be consummated using the Holdco alternative if the Asset Purchase Agreement were terminated. See "THE MERGER -- The Merger Agreement -- Holding Company Alternative."

  Termination of the Merger Agreement

     The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company. The Merger Agreement requires the Company to pay Giuffre a termination fee (the "Merger Termination Fee") of $400,000 (approximately $0.21 per Company Share) if (a) the Company terminates the Merger Agreement because the Board of Directors of the Company determines, in the exercise of its judgment as to its fiduciary duties to the Company's stockholders after consultation with counsel, that such termination is required by reason of any Competing Transaction (as defined in the Merger Agreement), or (b) Giuffre terminates the Merger Agreement because
(i) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Giuffre its recommendation of the Merger Agreement or the Merger or resolves to do any of the foregoing, (ii) the Board of Directors of the Company recommends a Competing Transaction to the stockholders of the Company or resolves to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Common Stock is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by the Company's stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by the Company's stockholders. In addition, if either party terminates the Merger Agreement due to a material intentional breach by the other party of any of its covenants in the Merger Agreement, all remedies available to the other party either in law or equity shall be preserved and survive any termination of the Merger Agreement. See "THE MERGER -- The Merger Agreement -- Termination" and "-- Merger Termination Fee and Expenses."

     In the event that the Merger is not consummated, the Company does not intend to consummate the Asset Sale or to pursue other transactions involving a sale of all or part of the Company. The Company anticipates that it would continue to design, manufacture and sell truck mounted concrete mixers, landfill and embankment compactors and material reduction grinders in the ordinary course of business as an independent, publicly traded company. Because the markets for the Company's products are highly competitive, the Company would continue its efforts with respect to cost containment, product quality and customer service.

  Amendments to the Merger Agreement

     The Merger Agreement may not be amended except by action of the Company, Giuffre and Giuffre Sub set forth in an instrument in writing signed on behalf of each of the parties. After approval of the Merger Agreement by the stockholders of the Company and without the further approval of such stockholders, no amendment may be made which reduces the amount or changes the type of Merger Consideration. See "THE MERGER -- The Merger Agreement -- Amendments and Waivers."

DISTRIBUTION


     Immediately prior to the consummation of the Merger, the Company will declare and pay a partial liquidating distribution (the "Distribution") equal to the net proceeds of the Asset Sale (after using approximately $8.9 million of the proceeds to repay indebtedness, retire outstanding stock options and pay other transaction-related expenses incurred by the Company). The proceeds of the Real Property Sale are reflected in the Merger Consideration and will not be included in the Distribution. Based upon the Company's balance sheet as of August 23, 1997, the Company anticipates that the aggregate amount of the Distribution and the Merger Consideration will be approximately $5.11 per share. However, because the amount of the Asset Purchase Price and the amount that will be required to repay indebtedness, retire outstanding stock options and pay other transaction-related expenses incurred by the Company cannot be determined with certainty at this time, no assurance can be given as to the exact amount of the Distribution. The Asset Purchase Agreement does not provide for a minimum amount with respect to the Asset Purchase Price or a minimum amount of the Distribution. See "CONSIDERATION TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS."


OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     ABN AMRO Chicago Corporation ("ABN AMRO") has rendered its written opinion that, subject to the assumptions set forth therein, the aggregate consideration of at least $5.00 per share that the Company estimates will be received by holders of Company Shares pursuant to the Distribution and the Merger Consideration is fair to the holders of Company Shares from a financial point of view. ABN AMRO's opinion does not address the fairness of the Asset Sale or the Merger individually. The full text of ABN AMRO's written opinion, dated October 3, 1997, which sets forth the assumptions made, matters considered and the scope and limitations of the review undertaken and procedures followed by ABN AMRO in rendering its opinion, is attached hereto as Exhibit C. HOLDERS OF COMPANY SHARES ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY. For information relating to the opinion of ABN AMRO, see "OPINION OF FINANCIAL ADVISOR TO THE COMPANY."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the Asset Purchase Agreement, stockholders should be aware that certain members of management of the Company and the Board of Directors of the Company have certain interests in the Merger and the Asset Sale that are in addition to the interests of stockholders of the Company generally. Such interests include (a) cash payments to officers and directors of the Company equal to the difference between (i) the sum of the Distribution and the Merger Consideration and (ii) the exercise price of stock options of the Company, (b) severance and bonus payments due to certain officers of the Company as a result of the consummation of the Merger and the Asset Sale, and (c) payments for post-closing consulting services that may be received by certain officers of the Company. Assuming the aggregate amount of the Distribution and the Merger Consideration is $5.11 per share, it is anticipated that the aggregate amount of such payments to officers and directors of the Company will be approximately $900,000. See "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS."

DISSENTERS' RIGHTS OF APPRAISAL

     The holders of Company Shares who vote against or abstain from voting on approval of the Merger Agreement and file a demand for appraisal prior to the Special Meeting have the right to receive a cash payment from the Company (as the corporation surviving the Merger) for the fair value of their Company Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a holder of Company Shares must comply with the requirements set forth in Section 262 of the DGCL, the full text of which is set forth as Exhibit D to this Proxy Statement. See "DISSENTERS' RIGHTS OF APPRAISAL."

     FAILURE OF THE HOLDERS OF COMPANY SHARES TO COMPLY FULLY WITH THE SPECIAL REQUIREMENTS OF THE DGCL WITH REGARD TO DISSENTERS' APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     The DGCL does not provide for dissenters' rights of appraisal in connection with the Asset Sale.


     Holders of Company Shares should keep in mind that, in the event of a lawsuit alleging that the Company's Board of Directors breached its fiduciary duties in connection with the Asset Sale or the Merger or otherwise challenging the fairness of the Asset Sale or the Merger, the Company may be able to argue that any stockholder approval of the Asset Sale or the Merger constitutes a ratification of such transactions and use such ratification as a defense in the lawsuit.


FEDERAL INCOME TAX CONSEQUENCES


     The receipt of the Distribution by holders of Company Shares will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a noncorporate stockholder of the Company will realize taxable gain or loss as a result of the difference, if any, between the amount of the cash distribution received by the noncorporate stockholder pursuant to the Distribution following the Asset Sale and the noncorporate stockholder's adjusted tax basis in such stock. In general, if the Company Shares are a capital asset in the hands of a noncorporate stockholder, any gain or loss recognized by such noncorporate stockholder pursuant to the Distribution will be eligible for capital gain or loss treatment. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO THE COMPANY'S STOCKHOLDERS."



     The receipt of the Merger Consideration by holders of Company Shares will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a stockholder of the Company will realize taxable gain or loss as a result of the difference, if any, between the amount of cash received by the stockholder in the Merger (i.e., $1.6139 per share) and the stockholder's adjusted tax basis in such stock. In general, if the Company Shares are a capital asset in the hands of a stockholder, any gain or loss recognized by such stockholders in the Merger will be eligible for capital gain or loss treatment. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO THE COMPANY'S STOCKHOLDERS."


MARKET PRICE DATA

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol REXW. As of September 30, 1997, there were approximately 271 stockholders of record. The following table sets forth the reported high and low sale prices of the Company's Common Stock for the periods indicated. The Company has never paid cash dividends on its Common Stock.

                                                              HIGH     LOW
                                                              ----     ---
Fiscal Year Ended December 31, 1995
  First Quarter.............................................  $4.88   $3.88
  Second Quarter............................................   4.38    3.38
  Third Quarter.............................................   3.75    2.50
  Fourth Quarter............................................   3.13    2.00
Fiscal Year Ended December 31, 1996
  First Quarter.............................................   3.50    2.25
  Second Quarter............................................   3.50    2.75
  Third Quarter.............................................   3.38    2.63
  Fourth Quarter............................................   3.00    2.25
Fiscal Year Ending December 31, 1997
  First Quarter.............................................   2.75    1.57
  Second Quarter............................................   4.88    2.25
  Third Quarter.............................................   4.63    2.75


     On August 15, 1997, the last full day of trading prior to the announcement by the Company of execution of the Merger Agreement and the execution of a letter of intent with respect to the Asset Sale, the reported high and low sales prices per share of Common Stock were $4.50 and $3.75, respectively. On November 24, 1997, the last full day of trading prior to the printing of this Proxy Statement, such reported high and low sales prices per share were $4.50 and $4.50, respectively.


SELECTED FINANCIAL DATA OF THE COMPANY

     The following selected financial data for the three years ended December 31, 1996 are derived from the financial statements of the Company and the following selected financial data for the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring accruals that the Company considers necessary for a full presentation of the financial position and results of operations for those periods.

                                                     (UNAUDITED)
                                                 FOR THE NINE MONTHS
                                                 ENDED SEPTEMBER 30,   FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------   ---------------------------------
                                                   1997       1996       1996        1995        1994
                                                   ----       ----       ----        ----        ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net Sales......................................   $34,349    $38,176     $48,373     $52,479     $51,023
(Loss) income from operations..................         8    786,000         484         598       1,640
(Loss) income before cumulative effect of
  accounting change and extraordinary item.....      (351)   112,000        (185)       (260)      1,161
Extraordinary item.............................        --    214,000         214          --          --
Net (loss) income..............................      (351)   326,000          29        (260)      1,161
Net (loss) income before cumulative effect of
  accounting change and extraordinary item per
  share........................................     (0.18)      0.06       (0.09)      (0.13)       0.59
Net (loss) income per share....................     (0.18)      0.17        0.02       (0.13)       0.59
BALANCE SHEET DATA:
Working Capital................................     2,762      6,352     $ 5,231     $ 6,338     $ 6,054
Total assets...................................    24,327     22,475      24,283      28,899      24,916
Long-term debt, excluding current maturities...         0      3,686       2,984       4,835       4,753
Stockholders' investment.......................     7,651      8,300       8,002       7,944       8,142
Book value per share...........................      3.94       4.33        4.20        4.19        4.01

                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rexworks Inc. (the "Company") to be voted at a Special Meeting of Stockholders to be held on December 18, 1997 (the "Special Meeting") and any adjournments or postponements thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting Secretary of the meeting or by oral notice to the presiding officers during the meeting.


PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company will consider and vote upon the following matters: (a) a proposal to approve and adopt an Asset Purchase Agreement, dated as of October 1, 1997, between CMI Corporation ("CMI") and the Company, and (b) a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 15, 1997 (the "Merger Agreement"), among Giuffre Bros. Cranes, Inc. ("Giuffre"), 13th Street Acquisition Corp., a Delaware corporation which is a wholly owned subsidiary of Giuffre ("Giuffre Sub"), and the Company.

  The Asset Sale

     The Asset Purchase Agreement provides for the Company to sell to CMI substantially all of the assets (the "Assets") relating to the Company's landfill and embankment compactor and material reduction grinder divisions (the "Divisions") and for CMI to assume certain specified liabilities relating to the Divisions. In consideration for the sale of the Assets, CMI will pay to the Company a cash purchase price (the "Asset Purchase Price") equal to the sum of
(a) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and (b) $3,167,000. A copy of the Asset Purchase Agreement is attached as Exhibit A to this Proxy Statement.

  The Merger


     The Merger Agreement provides for (a) the sale of the Company's owned real property to a subsidiary of Giuffre for a purchase price of $1,756,000 (the "Real Property Sale"), and (b) the merger (the "Merger") of Giuffre Sub into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding share of the common stock, $0.12 par value, of the Company (the "Common Stock" or "Company Shares"), will be converted into the right to receive $1.6139 per share in cash, without interest (other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as part of the Merger), and each outstanding share of Giuffre Sub common stock, $.01 par value per share (the "Giuffre Sub Shares"), will be converted into one share of Common Stock of the Surviving Corporation. The consideration to be received by the Company's stockholders pursuant to the Merger is sometimes referred to herein as the "Merger Consideration." A copy of the Merger Agreement is attached as Exhibit B to this Proxy Statement.


VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     The record date for the Special Meeting is the close of business on November 7, 1997. At that date, there were 1,896,668 Company Shares outstanding. Each Company Share entitles its holder to one vote concerning all matters properly coming before the Special Meeting. Any stockholder entitled to vote may vote either in person or by duly authorized proxy. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum. Under the Delaware General Corporation Law ("DGCL"), for the Asset Sale to be approved by stockholders, the Asset Purchase Agreement must be approved and adopted by the holders of at least a majority of the outstanding Company Shares, and for the

Merger to be approved by stockholders, the Merger Agreement must be approved and adopted by the holders of at least a majority of the outstanding Company Shares. Accordingly, abstentions and broker non-votes have the same effect as a vote "AGAINST" approval of the Asset Sale and "AGAINST" approval of the Merger. Votes will be tabulated by Firstar Trust Company.

PROXIES

     All Company Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ASSET SALE AND FOR APPROVAL OF THE MERGER AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

     In the event that there is a vote to adjourn the Special Meeting in order to continue to solicit proxies for approval of the Asset Sale or the Merger, it is anticipated that any proxy other than a proxy which instructs a vote against the Asset Sale or against the Merger will be voted, in the discretion of the persons named in the proxy, in favor of adjournment of the Special Meeting.

     A stockholder may revoke his, her or its proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or facsimile, by officers and regular employees of the Company who will receive no additional compensation in connection with the solicitation.

                         BACKGROUND OF THE TRANSACTIONS

BACKGROUND

     The terms of the Asset Purchase Agreement are the result of arms-length negotiations between representatives of the Company and CMI and the terms of the Merger Agreement are the result of arms-length negotiations between representatives of the Company and Giuffre. The following describes the background of the discussions between the Company and Giuffre leading up to the execution of the definitive Merger Agreement on August 15, 1997 and the background of the discussions between the Company and CMI leading up to the execution of the definitive Asset Purchase Agreement on October 1, 1997.

     For the past several years, the Company's Board of Directors has from time to time considered various strategic alternatives as part of its ongoing effort to enhance shareholder value. On August 22, 1996, as a result of a strategic review of the Company, the Board of Directors reviewed the earnings potential of the Company based upon various operating and market assumptions. This review included an analysis of (a) the Company's cost structure, including wage costs and overhead costs, (b) the competitive market in each of the Company's business segments, (c) issues with respect to efficiencies of scale at the Company's manufacturing facility, (d) the Company's limited access to capital at favorable rates, and (e) the Company's losses in recent periods. After discussing the risks and likelihood of success in view of these factors, the Board of Directors concluded that there was a significant probability that the earnings and stockholder value of the Company would not significantly improve in the near term from then current levels. As a result, the Board of Directors instructed management to explore strategic and financial alternatives to increase shareholder value, including identifying a third party to enter into a business combination with the Company. On October 19, 1996, the Company engaged ABN AMRO to analyze and present alternatives to the Board of Directors to increase shareholder value.

     ABN AMRO presented its findings and recommendations to the Board of Directors at a meeting held on October 22, 1996. ABN AMRO presented an overview of the risks and benefits of the Company (a) continuing to operate as an independent public company and retaining all business segments, (b) exploring opportunities involving the potential sale of one or more business segments while remaining public and independent, (c) exploring opportunities involving the sale of all business segments in a single transaction and (d) exploring opportunities involving the sale of all business segments in multiple transactions. The Board of Directors engaged in a thorough discussion with representatives of ABN AMRO of the relative merits and risks of these alternatives. With respect to the alternative of continuing to operate as an independent company and retaining all business segments, the merits discussed included the opportunity for stockholders to continue to share in the Company's future earnings and growth, the lack of disruption to the Company's operations and employees, and continuing operating control by management. The risks of this alternative discussed included the Company's poor historical financial results in recent periods, the Company's historical valuation as a stand alone public company, the risks of being unable to improve earnings or shareholder value in the near term and that this alternative would not provide stockholder liquidity in the near term. With respect to the alternative of exploring opportunities involving the potential sale of one or more business segments while remaining public and independent, the merits discussed included the receipt of funds from the sale to expand the operations retained by the Company, to repay indebtedness or to make a special distribution to stockholders and the opportunities for favorable valuation by a strategic acquiror of selected business segments. The risks of this alternative discussed included the uncertainty of the Company's ability to improve earnings and enhance stockholder value with respect to the operations retained by the Company, the lack of specific identified uses for the proceeds by the Company, the potential tax disadvantages to stockholders in the event that the Company decided to make a special distribution to stockholders and employee severance obligations and excess manufacturing capacity after the sale is completed. With respect to the alternative of exploring opportunities involving the potential sale of the entire Company in a single transaction, the merits discussed included potential tax advantages to the Company's stockholders, simplicity of the structure and maximum liquidity for stockholders in the near term. The risks of this alternative discussed included potentially disadvantageous valuation of the entire Company by potential acquirors interested in selected segments of the Company and potential difficulties in locating an acquiror willing and able to acquire the entire Company. With respect to the alternative of exploring opportunities involving the potential sale of the entire Company in multiple transactions, the merits discussed included the possibility of a greater aggregate valuation of the Company, significant liquidity for stockholders in the near term and a potentially larger number of interested acquirors. The risks of this alternative discussed included possible adverse tax treatment for stockholders, the complications of structuring multiple transactions and the increased likelihood of employee termination and other costs. The Board of Directors was concerned about the ability of the Company to improve earnings and shareholder value in the near term. The Board of Directors did not believe that there was a significant risk in exploring the potential sale of all or part of the Company while at the same time continuing management's efforts to improve earnings. Based on data presented by ABN AMRO, including a discounted cash flow analysis, an analysis of comparable public companies and an analysis of comparable transactions, the Board of Directors concluded that the sale of all or part of the Company had the potential to provide an immediate increase to shareholder value. The Board of Directors authorized ABN AMRO to proceed with a business review, valuation and alternatives analysis of the Company, and the identification of potential strategic and financial acquirors. No decision was made to sell all or part of the Company at this meeting.


     ABN AMRO presented information on potential acquirors to the Board of Directors at a meeting held on November 8, 1996. During the presentation by ABN AMRO, the Board of Directors considered the anticipated interest levels of each of the potential acquirors and the appropriate process for determining their level of interest. The Board of Directors desired to minimize the risk of public disclosure, which it believed could damage the Company by creating uncertainty among its customers, employees, distributors and suppliers. After considering various alternatives, the Board of Directors authorized ABN AMRO and management to prepare evaluation materials for distribution to potential acquirors and conduct a targeted, high level solicitation of potential acquirors on a confidential basis.

     During December 1996 and the first half of 1997, ABN AMRO and management contacted, on a confidential basis, approximately 37 companies to determine their level of interest in acquiring all or certain segments of the Company. Eighteen companies expressed interest in reviewing the merits of a potential acquisition of all or certain segments of the Company. After executing confidentiality agreements, these companies received a corporate overview describing the Company's businesses and assets. After reviewing these materials, seven of these companies conducted additional due diligence of the Company which included an opportunity to meet with the Company's senior management and an internal review of the Company. The Board of Directors met with ABN AMRO on January 14, 1997 to review the status of the process.

     Following due diligence meetings, the Company requested that potential acquirors submit indications of interest with respect to an acquisition of the entire Company. CMI was the only company to express an interest in acquiring the entire Company. Two other companies had withdrawn from discussions before the end of the first quarter of 1997 after conducting preliminary due diligence. Four other companies, including Giuffre, had expressed an interest in acquiring only one business segment. These four companies continued discussions and due diligence during the second quarter of 1997.

     The Board of Directors met with ABN AMRO and management on March 25, 1997 and authorized ABN AMRO to continue discussions regarding the potential sale of the Company to a single acquiror. From late March to early April, representatives of the Company and representatives of CMI had discussions regarding the terms of a proposed transaction involving the acquisition by CMI of the entire Company. After undertaking due diligence, CMI withdrew from the discussions in early April 1997 due to CMI's concerns that the acquisition of the entire Company by CMI, including the Company's facility, would not fit with CMI's strategic plans.

     Following the termination of discussions with CMI, ABN AMRO presented an overview of alternatives available to enhance shareholder value to the Board of Directors on April 29, 1997. At that date, there were no ongoing discussions with any of the companies previously contacted regarding the sale of the entire Company in a single transaction. The Board of Directors continued to have concerns regarding the earnings potential of the Company, particularly in view of the operating loss that the Company had reported for fiscal 1996. ABN AMRO made a presentation regarding the remaining alternatives to enhance shareholder value, including (a) a significant restructuring of the Company, and (b) identifying an acquiror for one or more business segments of the Company. The Board of Directors did not consider a restructuring to be an attractive alternative in view of the risks, likely time frame, additional investment and potential reward of undertaking a restructuring. The Board of Directors did note that several of the companies previously contacted by the Company had expressed an interest in acquiring one or more business segments of the Company. ABN AMRO expressed its view that the alternative of selling one or more of the Company's business segments still had the potential to enhance shareholder value. The Board of Directors also believed that there was no significant risk to the Company in pursuing this alternative while directing management to continue its efforts to improve the Company's earnings. The Board of Directors directed management and ABN AMRO to explore opportunities regarding the potential sale of one or more business segments.

     Following the April 29, 1997 Board meeting, management and ABN AMRO contacted the companies that had previously expressed an interest in acquiring one or more business segments. Five companies, including Giuffre and CMI, expressed an interest at that time. Based on preliminary discussions of value and terms, each of these companies other than Giuffre and CMI withdrew from discussions during the second quarter of 1997. From late-April through mid-July, representatives of the Company and representatives of Giuffre conducted preliminary discussions regarding the purchase by Giuffre of the Company's mixer business and real estate. Also during this time frame, discussions with CMI were reinitiated concerning CMI's potential interest in acquiring selected assets of the Company's compactor and grinder segments.

     At a meeting held on July 23, 1997, the Board of Directors reviewed the status of discussions with Giuffre and CMI and received an update from ABN AMRO regarding the remaining alternatives in the process to enhance shareholder value. Management presented an analysis of the profitability of continuing the compactor and grinder segments if the proposed Giuffre transaction was consummated and those segments were not sold to CMI. This analysis consisted of management's projections of the profitability of operating the grinder and compactor segments as a stand alone company to determine if this stand alone company would be immediately viable and at least nominally profitable after consummation of the Giuffre transaction. Based on management's estimates, the new stand alone company would be projected to show a nominal immediate profit. In addition, preliminary plans were developed to restructure the business to improve long-term profitability. At the July 23, 1997 meeting the Board of Directors also reviewed the proposed economic terms of the Merger and the Asset Sale. The Board of Directors authorized management to negotiate with Giuffre and CMI. Representatives of the Company and representatives of Giuffre continued their negotiations and had the final terms of the Merger Agreement ready for approval of the Board of Directors on August 14, 1997. During this period, the Company also agreed to the Real Property Sale to accommodate Giuffre's desired corporate structure in a manner that would maintain the amount of the Merger Consideration at $1.6139 per share or approximately $3.1 million in the aggregate. In addition, representatives of the Company and representatives of CMI commenced negotiations with respect to a non-binding letter of intent for the sale of the compactor and grinder businesses to CMI.


     On August 14, 1997, management of the Company held discussions with each of the Company's directors regarding the terms and conditions of the proposed Merger Agreement with Giuffre and the proposed letter of intent with CMI. The directors reviewed management's estimate that the aggregate proceeds to stockholders from the proposed Giuffre transaction and the proposed CMI transaction would be from $5.00 to $5.25 per share and considered previous analyses, both internally prepared and prepared by ABN AMRO, regarding potential valuation parameters for the Company's Common Stock. The directors also considered the potential profitability of the compaction and grinder segments in the event the Giuffre transaction was consummated and the CMI transaction was not consummated. Pursuant to a written consent dated August 14, 1997, the Board of Directors unanimously determined that the Merger was in the best interests of the Company's stockholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company's stockholders vote for adoption of the Merger Agreement. In addition, the Board of Directors unanimously approved the non-binding letter of intent with CMI and authorized management to continue negotiations toward a definitive Asset Purchase Agreement with CMI. The members of the Board of Directors did not hold a meeting on August 14, 1997 with respect to the approval of the Merger Agreement and the letter of intent with CMI, but the members of the Board of Directors had received copies of the Merger Agreement and other significant transaction agreements for review and had held numerous individual discussions with the Company's management regarding the proposed Merger and the proposed Asset Sale. On August 15, 1997, the Company, Giuffre and Giuffre Sub executed the Merger Agreement and the Company and CMI executed a non-binding letter of intent.

     From mid-August until September 30, 1997, representatives of the Company and representatives of CMI negotiated the terms of the Asset Purchase Agreement. Pursuant to a written consent dated September 30, 1997, the Board of Directors unanimously determined that the Asset Sale was in the best interests of the Company's stockholders, unanimously approved the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement and unanimously resolved to recommend that the Company's stockholders vote for adoption of the Asset Purchase Agreement. The members of the Board of Directors did not hold a meeting on September 30, 1997 with respect to the approval of the Asset Purchase Agreement, but the members of the Board of Directors had received copies of the Asset Purchase Agreement and other significant transaction agreements for review and had held numerous individual discussions with the Company's management regarding the proposed Asset Sale. On October 1, 1997, the Company and CMI executed the Asset Purchase Agreement.

THE COMPANY'S REASONS FOR THE ASSET SALE AND THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     Pursuant to a unanimous written consent executed by each of the directors of the Company on August 14, 1997, the Company's Board of Directors determined that the Merger is in the best interests of the Company's stockholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company's stockholders vote for adoption of the Merger Agreement. Pursuant to a unanimous written consent executed by each of the directors of the Company on September 30, 1997, the Company's Board of Directors unanimously determined that the Asset Sale is in the best interests of the Company's stockholders, unanimously approved the Asset Purchase

Agreement and the transactions contemplated by the Asset Purchase Agreement and unanimously resolved to recommend that the Company's stockholders vote for adoption of the Asset Purchase Agreement. As described above under "-- Background," at a meeting held on July 23, 1997 and pursuant to individual discussions with management on August 14, 1997, the Company's Board of Directors received advice or presentations from, and reviewed the then-current terms of the proposed Merger and/or the proposed Asset Sale with, the Company's management and its financial and legal advisors. The presentations by the Company's legal advisors described and explained (i) the terms and conditions of the proposed Asset Sale as set forth in the draft of the Asset Purchase Agreement, (ii) the terms and conditions of the proposed Merger as set forth in the draft of the Merger Agreement, and (iii) the fiduciary duties applicable to the Company's Board of Directors in the evaluation of the proposed transactions.


     In reaching its conclusion to enter into the Asset Purchase Agreement and the Merger Agreement and recommend that the Company's stockholders vote for adoption of the Asset Purchase Agreement and the Merger Agreement, the Company's Board of Directors considered a number of factors, including, without limitation, those outlined by ABN AMRO in support of its fairness opinions discussed below, and the Board's own analysis of the following:

          (i) The condition, prospects and strategic direction of the Company's business. In this regard, the Board of Directors specifically reviewed its prior analyses of the earnings potential of the Company based upon various operating and market assumptions and its conclusion that there was a significant probability that the earnings and stockholder value of the Company would not significantly improve in the near term. This review included an analysis of (a) the Company's cost structure, including wage costs and overhead costs, (b) the competitive market in each of the Company's business segments, (c) issues with respect to efficiencies of scale at the Company's manufacturing facility, (d) the Company's limited access to capital at favorable rates, and (e) the Company's losses in recent periods.


          (ii) The amount and type of consideration to be received by the Company in the Asset Sale and by the stockholders of the Company in the Merger and the historical trading prices of the Company's Common Stock, including the fact that the anticipated aggregate amount of the Distribution and the Merger Consideration represented a premium over the then-prevailing market price of the Company Shares of approximately 25% and a premium of approximately 85% over the low sales price of the Company Shares during the third quarter of 1997, and the relationship between the Asset Purchase Price and the Merger Consideration and the Company's reported earnings and certain other measures. The Board of Directors also considered the expectation that both the Distribution and the Merger Consideration would be taxable to the Company's stockholders at capital gains rates. The Board of Directors gave no material weight to the taxable nature of the Merger Consideration and the Distribution. In this regard, the Board of Directors reviewed the analyses underlying ABN AMRO's fairness opinion described below. ABN AMRO valued the entire Company as a going concern and did not conduct an appraisal of the Assets to be acquired by CMI.


          (iii) A comparison of selected acquisition transactions involving companies of similar size or in similar industries as the Company.

          (iv) Current market conditions and historical market prices, volatility and trading information with respect to the Company Shares.

          (v) The fact that over a period of approximately nine months and after extensive contacts by ABN AMRO, there ultimately were no competing proposals for the acquisition of the Company or any part of the Company.

          (vi) The terms and conditions of the Asset Purchase Agreement and the Merger Agreement, including the amount and the form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations (including the conditions requiring the simultaneous consummation of the Merger and the Asset Sale).

          (vii) The terms of the Asset Purchase Agreement and the Merger Agreement that permit the Company's Board of Directors, in the exercise of their fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential business combination transactions, to provide information to, and negotiate with, third parties making an unsolicited proposal to acquire the Company in such a transaction and to terminate the Asset Purchase Agreement and the Merger Agreement if the Company's Board of Directors determines in the exercise of its judgment as to its fiduciary duties to the Company's stockholders, after consultation with counsel, that such termination is required by reason of a subsequent acquisition proposal. In that regard, the Board of Directors specifically considered the applicability and amount of the aggregate of the Asset Sale Termination Fee and the Merger Termination Fee. See "THE ASSET SALE -- The Asset Purchase Agreement -- Asset Sale Termination Fee and Expenses" and "THE MERGER -- The Merger
     Agreement -- Merger Termination Fee and Expenses." The Company's Board of Directors did not view the Asset Sale Termination Fee or the Merger Termination Fee as unreasonably impeding any interested third party from proposing a superior transaction.

          (viii) The likelihood that the Asset Sale and the Merger will be consummated.

          (ix) With respect to the Merger Agreement, the commitment of Giuffre to negotiate and enter into an amendment forming a Holdco to hold the Assets and operate the Divisions in the event that the Asset Sale is not consummated.

          (x) The interest of certain of the Company's directors and officers disclosed below under "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS." The Board of Directors concluded that such interests did not materially affect its approval and recommendation of the Merger and the Asset Sale.

     These were all of the factors that were considered by the Board of Directors in reaching its decision to enter into the Asset Purchase Agreement and the Merger Agreement. The Board of Directors concluded that each of these factors favored entering into the Asset Purchase Agreement and the Merger Agreement and supported the Company's determination that the Asset Sale and the Merger are fair to, and in the best interests of, the holders of Company Shares. No factor considered by the Board of Directors materially weighed against its approval and recommendation of the Merger and the Asset Sale. The Board of Directors concluded that the consummation of the Merger and Asset Sale provides the best alternative to enhance stockholder value in view of the Company's financial condition and operating prospects. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Asset Sale and the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

                  OPINION OF FINANCIAL ADVISOR TO THE COMPANY

     The Company has engaged ABN AMRO to act as its financial advisor in connection with the transactions contemplated by the Asset Purchase Agreement and the Merger Agreement and to render fairness opinions with respect to the Asset Purchase Agreement and the Merger Agreement. ABN AMRO provided a written fairness opinion to the Company's Board of Directors on October 3, 1997, to the effect that the aggregate consideration of at least $5.00 per share that the Company estimates will be received by holders of Company Shares pursuant to the Distribution and the Merger Consideration (the "Estimated Consideration") is fair, from a financial point of view, to the holders of the Company Shares. ABN AMRO's opinion does not address the fairness of the Asset Sale or the Merger individually.

     The full text of ABN AMRO's fairness opinion, which set forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Exhibit C to this Proxy Statement. ABN AMRO has consented to the inclusion of its fairness opinion as an exhibit to this Proxy Statement and the summary of such opinion below.

     In rendering its opinion, ABN AMRO (i) reviewed the Asset Purchase Agreement and the Merger Agreement; (ii) met with senior management of the Company to discuss the business and prospects of the Company; (iii) met with senior management of CMI and Giuffre to discuss their interest in the Company;
(iv) reviewed certain publicly available business and financial information relating to the Company, CMI and Giuffre; (v) reviewed financial forecasts of the Company that were provided to ABN AMRO by the Company, which information is not publicly available; and (vi) considered certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies which ABN AMRO deemed relevant, the financial terms of certain other business combinations which have recently been effected and such other information, financial studies, analysis and financial, economic and market criteria which ABN AMRO deemed relevant. ABN AMRO valued the entire Company as a going concern and did not conduct an appraisal of the Assets to be acquired by CMI.


     In rendering its opinion, ABN AMRO did not assume any responsibility for independent verification of any of the foregoing information and, with the Company's consent, relied on its being complete and accurate in all material respects. With respect to financial forecasts, it assumed, with the Company's consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to future financial performance of the Company. ABN AMRO has not made or been furnished with an independent evaluation or appraisal of the assets of the Company.

     In preparing its opinion to the Board of Directors of the Company, ABN AMRO performed a variety of financial and comparative analyses, including those described below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying ABN AMRO's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, ABN AMRO made qualitative judgments as to the significance and relevance of each analysis. Accordingly, ABN AMRO believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, ABN AMRO made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Additionally, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The following is a summary of the material aspects of the financial analysis ABN AMRO utilized in connection with providing its written opinion to the Company's Board of Directors.


     (a) Discounted Cash Flow Analysis. ABN AMRO performed a discounted cash flow analysis of the Company based on management's financial forecasts. ABN AMRO calculated the present value of the estimated cash flows from the financial forecasts for the fiscal years ending December 31, 1998 through 2002 using discount rates ranging from 12.5% to 17.5%. This range of discount rates was developed by adding to the then-prevailing risk-free rate a premium based on general market risk, industry-specific risk as well as risks associated with the Company's smaller capitalization. ABN AMRO calculated the Company's terminal values at the end of fiscal year 2002 based on multiples ranging from 5.0x to 6.0x that year's earnings before interest and taxes ("EBIT"). These terminal values were then discounted to the present using discount rates ranging from 12.5% to 17.5%. This range of discount rates was developed by adding to the then-prevailing risk-free rate a premium based on general market risk, industry-specific risk as well as risks associated with the Company's smaller capitalization. Using the foregoing terminal values and discounted cash flows and deducting the Company's current indebtedness, ABN AMRO calculated resultant equity values per share having median and mean valuations of $4.39 and $4.42, respectively, and a range from $3.15 to $5.81, and compared these ranges to the Estimated Consideration of at least $5.00 per share to support its fairness opinion.


     (b) Comparison of Selected Peer Companies. ABN AMRO compared selected historical stock market and balance sheet data and ratios for the Company to the corresponding data and ratios of the following group of heavy equipment manufacturers: Astec Industries, Inc., Case Corporation, Caterpillar, Inc., CMI Corporation, Gencor Industries, Inc., Portec, Inc. and Terex Corporation. Valuation ratios analyzed included, among other things, adjusted market capitalization (current stock price multiplied by shares outstanding plus total indebtedness less excess cash) as a multiple of latest twelve months ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBIT, as well as ratios of current stock prices to LTM, estimated 1997 and estimated 1998 earnings per share. The

     LTM data for the Company was based upon the Company's reported results for the period ended June 30, 1997. Stock price data was based on closing prices on October 1, 1997.


     Such analyses indicated that: (i) the ratios of adjusted market capitalization to LTM revenue had a median and mean of 0.8x and 0.9x, respectively, and ranged from 0.6x to 1.6x for the peer group compared to 0.4x for the Company implied by the Estimated Consideration; (ii) the ratios of adjusted market capitalization to LTM EBITDA had a median and mean of 8.7x and 8.3x, respectively, and ranged from 6.5x to 9.8x for the peer group compared to 21.9x for the Company implied by the Estimated Consideration; (iii) the ratios of adjusted market capitalization to LTM EBIT had a median and mean of 11.2x and 11.0x, respectively, and ranged from 8.7x to 13.6x for the peer group compared to a negative multiple for the Company (as a result of the Company's negative LTM EBIT); (iv) the LTM P/E ratios had a median and mean of 13.9x and 15.4x, respectively, and ranged from 11.1x to 22.2x for the peer group compared to a negative P/E for the Company (as a result of the Company's negative LTM earnings per share); and (v) the estimated 1997 P/E ratios had a median and mean of 13.7x and 13.8x, respectively, and ranged from 10.7x to 16.9x for the peer group compared to a negative P/E for the Company (as a result of the Company's negative estimated 1997 earnings per share); (vi) the estimated 1998 P/E ratios had a median and mean of 11.1x and 10.9x, respectively, and ranged from 8.8x to 12.4x for the peer group compared to 12.8x for the Company implied by the Estimated Consideration. Based on the foregoing analyses, ABN AMRO calculated a valuation range from $4.19 to $4.26, and compared this range to the Estimated Consideration of at least $5.00 per share to support its fairness opinion.


     (c) Comparison of Selected Peer Transactions. ABN AMRO analyzed certain information relating to selected transactions involving acquisitions of heavy equipment manufacturing companies. Such analysis indicated that for the selected transactions: (i) the ratios of aggregate consideration paid to LTM revenue had a median and mean of 0.9x and 0.9x, respectively, and ranged from 0.5x to 1.7x for the peer transactions compared to 0.4x for the Company implied by the Estimated Consideration; (ii) the ratios of aggregate consideration to LTM EBITDA had a median and mean of 7.8x and 8.3x, respectively, and ranged from 4.4x to 12.6x for the peer transactions compared to 21.9x for the Company implied by the Estimated Consideration;
     (iii) the ratios of aggregate consideration to LTM EBIT had a median and mean of 10.8x and 11.4x, respectively, and ranged from 5.6x to 17.1x for the peer transactions compared to a negative multiple for the Company (as a result of the Company's negative LTM EBIT); and (iv) the ratios of equity consideration to LTM net income had a median and mean of 21.3x and 21.7x, respectively, and ranged from 6.5x to 34.8x for the peer transactions compared to a negative ratio for the Company (as a result of the Company's negative LTM net earnings).


     (d) Present Value of Projected Stock Price Analysis. ABN AMRO calculated the hypothetical present value of a share of the Company's common stock at the end of fiscal year 2002 assuming management's estimates were achieved. Earnings per share multiples ranging from 9.0x to 11.0x were applied to management's fiscal year 2002 estimated earnings per share, and then discounted at rates ranging from 12.5% to 17.5%. This range of discount rates was developed by adding to the then-prevailing risk-free rate a premium based on general market risk, industry-specific risk as well as risks associated with the Company's smaller capitalization. The present value suggested median and mean per share valuations of $4.92 and $4.93, respectively, and ranged from $4.42 to $5.49, and compared these ranges to the Estimated Consideration of at least $5.00 per share to support its fairness opinion.


     (e) Analysis of Historical Premiums Paid. ABN AMRO also analyzed and considered data relating to the implicit premiums paid by acquirors in cash acquisitions of publicly-traded targets having total consideration ranging from $5 to $25 million. The premiums paid over the targets' stock prices at dates one week, four weeks and one year prior to their announced acquisitions were compared to the implicit premium being offered in the proposed transactions for the Company's common stock. The Company's announcement date is based on its initial announcement on August 18, 1997. Such analysis indicated that: (i) the median and mean premiums paid one week before the acquisition announcements were 27.4% and 33.3%, respectively, compared to 60% for the Company implied by the Estimated Consideration; (ii) the median and mean premiums paid four weeks before the acquisition announcements were 34.7% and 42.4%, respectively, compared to 81.8% for the Company implied by the Estimated Consideration; (iii) the median and mean premiums paid one year before the acquisition announcements were 45.9% and 63.1%, respectively, compared to 81.8% for the Company implied by the Estimated Consideration. Based on the foregoing analysis, ABN AMRO calculated a valuation range from $3.70 to $3.92, and compared this range to the Estimated Consideration of at least $5.00 per share to support its fairness opinion.


     ABN AMRO, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. The Company selected ABN AMRO as its financial advisor because ABN AMRO is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Asset Sale and the Merger.

     ABN AMRO may receive a fee of up to $554,200 from the Company if the Asset Sale and the Merger are consummated.

     In the ordinary course of ABN AMRO's business, ABN AMRO and its affiliates may actively trade securities of the Company and CMI for their own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

                                 THE ASSET SALE

     The following information describes the material aspects of the Asset Sale. This description does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, including the Asset Purchase Agreement, which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference. All stockholders are urged to read Exhibit A in its entirety.

     The Board of Directors of the Company has unanimously approved the Asset Purchase Agreement and recommended approval and adoption of the Asset Purchase Agreement by the stockholders and has determined that the transactions contemplated by the Asset Purchase Agreement are fair to, and in the best interests of, the Company's stockholders. See "BACKGROUND OF THE TRANSACTIONS -- The Company's Reasons for the Asset Sale and the Merger; Recommendation of the Company's Board of Directors."

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE ASSET PURCHASE AGREEMENT.

EFFECTS OF THE ASSET SALE

     Upon consummation of the Asset Sale, the Company will sell to CMI the Assets in exchange for (a) the assumption by CMI of certain specified liabilities relating to the Divisions, and (b) the cash payment by CMI to the Company of the Asset Purchase Price equal to the sum of (i) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and (ii) $3,167,000. The Company immediately after the closing of the Asset Sale will declare and pay the Distribution. See "CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY."

CLOSING

     If the Asset Purchase Agreement is adopted by the requisite vote of the Company's stockholders and the other conditions to the Asset Sale are satisfied (or waived to the extent permitted), the closing (the "Closing") of the Asset Sale will occur immediately prior to the effective time of the Merger. The date of the Closing is referred to herein as the "Closing Date."

     The Asset Purchase Agreement provides that the parties will cause the Closing to occur as promptly as practicable after the approval of the Asset Purchase Agreement by the stockholders of the Company and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Asset Purchase Agreement, provided, however, that the Closing may not occur prior to December 15, 1997 without the prior written consent of CMI. In certain circumstances, CMI or the Company may terminate the Asset Purchase Agreement prior to the Closing, whether before or after approval and adoption of the Asset Purchase Agreement by the Company's stockholders. See "-- The Asset Purchase Agreement -- Termination."

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Asset Sale is subject to these requirements.

     The Company and CMI each will file with the Antitrust Division and the FTC a Notification and Report Form with respect to the Asset Sale. Under the HSR Act, the Asset Sale may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or unless the waiting period is extended by a request for additional information.

     The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Asset Sale under the antitrust laws. At any time before or after the Closing Date, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Asset Sale or seeking the divestiture of the Divisions by CMI, in whole or in part, or the divestiture of substantial assets of CMI, the Company or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Asset Sale on antitrust grounds will not be made or of the result if such a challenge is made.

THE ASSET PURCHASE AGREEMENT

     The following discussion of the material provisions of the Asset Purchase Agreement is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, which is included in this Proxy Statement as Exhibit A (exclusive of all exhibits and schedules) and is incorporated herein by reference.

  General

     The Asset Purchase Agreement provides for the purchase by CMI of the Assets and the assumption by CMI of the Assumed Liabilities.

  The Assets

     The Asset Purchase Agreement provides that as of the Closing Date CMI will purchase all of the Company's right and title to and interest in all of the following Assets: (a) certain listed machinery, equipment, supplies, tools and other personal property relating to the Divisions; (b) certain listed contracts and leases relating to the Divisions (the "Assigned Contracts"), including customer contracts and supply contracts; (c) all of the Company's goodwill, licenses, trade names, patents, trade secrets, processes, trademarks and other intangible assets solely relating to the Divisions; (d) all of the Company's inventories solely relating to the Divisions; (e) all records and documents used by the Company exclusively in connection with the Divisions; (f) all of the Company's accounts receivable solely relating to the Division; (g) certain listed deposits and other prepaid items relating to the Divisions; and (h) all rights with respect to legal actions or other claims solely relating to or arising directly out of the Assets, the Assumed Liabilities or the operations of the Divisions. All other assets of the Company will be excluded from the Asset Sale and retained by the Company, including, without limitation, the assets relating to the Company's mixer division, the Company's real property and all cash and cash equivalents.

  The Assumed Liabilities

     As of the Closing Date, CMI will assume the following Assumed Liabilities relating to the Divisions: (a) all liabilities relating to the Assigned Contracts; (b) trade payables solely relating to the Divisions; (c) all liabilities arising from any present or future product liability claims with respect to landfill and embankment compactors or material reduction grinders manufactured by the Divisions; and (d) all liabilities arising from any present or future warranty claims with respect to landfill and embankment compactors or material reduction grinders manufactured by the Divisions. All liabilities and obligations of the Company other than the Assumed Liabilities will not be assumed by Seller and will be retained by the Company.

  The Asset Purchase Price

     The Asset Purchase Price is equal to the sum of (a) the net value as of the closing date of the assets sold to CMI and the liabilities assumed by CMI, and
(b) $3,167,000. Pursuant to the Asset Purchase Agreement, in order to determine the amount of the Asset Purchase Price, CMI and the Company will prepare a balance sheet dated as of the Closing Date reflecting the amount by which the value of the Assets as of the Closing Date exceeds the Assumed Liabilities as of the Closing Date. Based upon the Company's balance sheet as of August 23, 1997, the Asset Purchase Price would be approximately $17.4 million. No assurance can be given, however, as to what the exact amount of the Asset Purchase Price will be on the Closing Date. See "CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY."

  Representations and Warranties

     The Asset Purchase Agreement contains various representations and warranties relating to, among other things, (a) corporate organization, existence, good standing and power and authority to own and operate properties and carry on business; (b) corporate power and authority to enter into, and the due, valid and binding execution and delivery of, the Asset Purchase Agreement;
(c) consents and approvals of public bodies; (d) the Asset Sale not resulting in conflicts with respect to the articles of incorporation or By-Laws, breaches of any agreements or instruments or violations of orders relating to the Company or CMI; (e) the absence of certain material adverse changes concerning the Divisions; (f) certain matters relating to litigation or product liability claims relating to the Divisions; (g) the absence of defaults under or terminations of the Company's material contracts relating to the Divisions; (h) certain matters pertaining to the Company's intellectual property rights relating to the Divisions; (i) the Company's good title to the Assets; (j) the quality and quantity of the inventory and accounts receivable being sold to CMI;
(k) the condition of the Assets and the adequacy of the Assets to operate the business of the Divisions; (l) the major customers and suppliers of the Divisions; (m) product warranties provided by the Company with respect to the business of the Divisions; (n) certain matters pertaining to federal, state and local taxes and employee benefit plans of the Company; (o) the absence of violations of applicable law by the Company; (p) the absence of defaults under or terminations of the contracts being assigned to CMI; and (q) the ability of CMI to finance the Asset Purchase Price through existing cash and the utilization of existing credit facilities.

     None of the representations and warranties described above survive the Closing of the Asset Sale.

  Covenants

     Each of the parties to the Asset Purchase Agreement has agreed to use its reasonable best efforts to take all such action as may be necessary or appropriate to complete the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement, including cooperation in the preparation and filing of this Proxy Statement, expiration or termination of governmental filings and waiting period requirements, and execution of any additional instruments reasonably necessary to effect the transactions contemplated by the Asset Purchase Agreement.

     Pursuant to the Asset Purchase Agreement, the Company has agreed that, except as expressly contemplated by the Asset Purchase Agreement or consented to in writing by CMI, from the date of the Asset Purchase Agreement until the Closing Date, the Company will carry on the business of the Divisions in the ordinary course of business consistent with its past practice and, to the extent consistent with such business, will use its reasonable efforts to preserve intact the Divisions and the assets thereof, maintain its rights and franchises, keep available the services of its present officers and key employees, preserve its relationships with its key customers and suppliers with respect to the Divisions, confer with CMI regarding material operational matters and the general status of the business of the Divisions, maintain compliance with all permits, laws, rules, regulations and orders applicable to the Divisions, and maintain the Assets in good working order and condition, except for ordinary wear and tear. In addition, the Company has agreed that, except as contemplated by the Asset Purchase Agreement or consented to in writing by CMI, from the date of the Asset Purchase Agreement until the Closing Date, the Company shall not do any of the following:

          (a) Increase the compensation payable to any employee of the Divisions (except for increases in salary or wages payable to or to become payable in the ordinary course of business and consistent with policies currently in effect);

          (b) Acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

          (c) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any assets of the Divisions, except for dispositions of inventory and supplies in the ordinary course of business and consistent with the Company's past practice;

          (d) Change any of its methods of accounting in effect at December 31, 1996 or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, generally accepted accounting principals or in the ordinary course of business consistent with past practice;

          (e) Incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by CMI in advance;

          (f) Guaranty indebtedness for borrowed money of a third party;

          (g) Enter into or establish any new compensation plan or employee benefit plan; or

          (h) Agree in writing or otherwise to do any of the foregoing.

     The Asset Purchase Agreement also provides that the Company and its officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties with respect to any Acquisition Proposal (as defined below) and will not participate in any new discussions with respect to any Acquisition Proposal unless permitted as described in the next sentence. The Company is not prohibited from (a) furnishing information and access in response to unsolicited requests to any person or entity pursuant to confidentiality agreements, or (b) participating in discussions and negotiating with any person or entity concerning any Acquisition Proposal, if such person or entity has submitted a written proposal to the Company's Board of Directors relating to any such transaction, and the Company's Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's stockholders under applicable law. The Company is required to notify CMI immediately if any such request or proposal, or any inquiry or contact with any person with respect thereto, is made and to keep CMI apprised of all developments that could reasonably be expected to culminate in the Company's Board of Directors withdrawing, modifying or amending its recommendation of the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement. The Asset Purchase Agreement defines "Acquisition Proposal" as any proposal or offer for a merger, asset acquisition or other business combination involving the acquisition, directly or indirectly, of the Divisions or any material assets of the Divisions.

  Conditions to Closing of the Asset Sale

     The Asset Purchase Agreement provides that the obligations of the parties to transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (a) the Company's stockholders shall have approved the Asset Purchase Agreement and the Asset Sale; (b) no action or proceeding has been instituted or is pending by any governmental entity before any court or administrative agency; and no order or decree has been entered in any action or proceeding before any such court or agency; (i) imposing or seeking to impose limitations on the ability of CMI to acquire or hold or to exercise full rights of ownership of any of the Assets; (ii) imposing or seeking to impose limitations on the ability of CMI to combine and operate the business and assets of the Divisions with CMI or any of CMI's subsidiaries or other operations;
(iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Asset Sale on CMI, the Company or any of their officers or directors;

(iv) requiring or seeking to require divestiture by CMI of all or any material portion of the Divisions or the assets thereof; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Asset Sale; and (c) any waiting period applicable to the Asset Sale under the HSR Act shall have terminated or expired.

     The Company's obligation to effect the transactions contemplated by the Asset Purchase Agreement is also subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, any or all of which may be waived in whole or in part by the Company: (a) the representations and warranties of CMI contained in the Asset Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date; (b) CMI shall have performed in all material respects the obligations required to be performed by it under the Asset Purchase Agreement prior to the Closing Date; (c) the Company shall have received an opinion of counsel to CMI in form and substance satisfactory to the Company and its counsel; (d) the Company shall have received an opinion from ABN AMRO to the effect that the Asset Purchase Price is fair to the Company's stockholders from a financial point of view; (e) the Company shall have received a wire transfer of immediately available funds in the amount of the Asset Purchase Price; (f) the Company shall have received such documents as the Company reasonably deems necessary and appropriate to document the transfer of the Assets and the assumption of the Assumed Liabilities; and (g) the Merger and the other transactions contemplated by the Merger Agreement shall have closed simultaneously with the Closing under the Asset Purchase Agreement.

     The obligation of CMI to effect the transactions contemplated by the Asset Purchase Agreement is also subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions: (a) the representations and warranties of the Company contained in the Asset Purchase Agreement shall have been true and correct in all material respects when made and such representations and warranties, as updated by any update schedule delivered by the Company to CMI, shall be true and correct in all material respects on and as of the Closing Date; (b) the Company shall have performed in all material respects the obligations required to be performed by it under the Asset Purchase Agreement on or prior to the Closing Date; (c) the Company shall have obtained certain listed third-party consents; (d) the Company shall have obtained all other required third-party consents except where the failure to obtain such consents would not have a material adverse effect on the Divisions or the Asset Sale; (e) CMI shall have received an opinion of counsel to the Company in form and substance satisfactory to CMI and its counsel; (f) CMI shall have received such documents as CMI reasonably deems necessary and appropriate to document the transfer of the Assets, the assumption of the Assumed Liabilities and the release of any security interests relating to the Purchased Assets; (g) the Company, Giuffre and CMI shall have entered into an agreement (the "Toll Manufacturing Agreement") providing for the manufacture and supply by the Company of landfill and embankment compactors and material reduction grinders after the Closing Date; (h) since October 1, 1997, no condition or fact shall have occurred which, as of the Closing Date, may have a material adverse effect on the Divisions; (i) the Company and Giuffre each shall have entered into a non-competition agreement with CMI in a form reasonably satisfactory to CMI, Giuffre and the Company; and (j) the Company and CMI shall have complied in all material respects with the provisions of the Wisconsin Bulk Sales Law.

  Termination

     The Asset Purchase Agreement may be terminated and the Asset Sale abandoned at any time prior to the Closing, notwithstanding approval of the Asset Purchase Agreement by the stockholders of the Company:

          (a) by mutual written consent of CMI and the Company;

          (b) by either CMI or the Company in the event the conditions to such party's obligations under the Asset Purchase Agreement have not been met or waived on or prior to January 31, 1998, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

          (c) by either CMI or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Asset Sale has become final and nonappealable;

          (d) by CMI, if (i) this Proxy Statement does not include the recommendation of the Company's Board of Directors in favor of the Asset Purchase Agreement and the Asset Sale, (ii) the Company's Board of Directors withdraws, modifies or changes in a manner materially adverse to CMI its recommendation of the Asset Purchase Agreement or the Asset Sale or has resolved to do any of the foregoing, (iii) the Company's Board of Directors has recommended to the stockholders of the Company any Competing Transaction (as defined below) or resolved to do so, or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its stockholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed;

          (f) by CMI or the Company, if any of the updated schedules of the other party contains disclosures of any fact or condition which (i) makes untrue, or shows to have been untrue, any representation or warranty by such party in the Asset Purchase Agreement and (ii) the effect of the fact or condition so disclosed upon the representation or warranty so affected would constitute a material adverse effect on the such party, unless concurrently with the delivery of such updated schedules, the such party represents and warrants that the disclosed fact or condition can and will be corrected at its expense prior to the Closing Date (but in no event more than 30 days after the delivery of the updated schedules); or

          (g) by CMI or the Company, at any time after the Special Meeting, if the Asset Purchase Agreement and the Asset Sale are not approved by the requisite vote of the Company's stockholders in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws.

     The Asset Purchase Agreement defines a "Competing Transaction" as any proposed acquisition of the Divisions or a substantial part of the assets of the Divisions by any person or entity or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than CMI and its affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction, (ii) purchase of all or a substantial part of the assets of the Divisions, or (iii) the acquisition of more than 50% of the Company's outstanding equity securities.

     In the event of the termination of the Asset Purchase Agreement and the Asset Sale for any reason, the Asset Purchase Agreement will become void, all rights of each party thereto shall cease and none of the Company, CMI or their respective officers, directors, stockholders, agents or advisors will have any liability except for the provisions in the Asset Purchaser Agreement with respect to payment of the Asset Sale Termination Fee and expenses described below. In addition, the termination of the Asset Purchase Agreement does not affect the parties' obligations under the Confidentiality Agreement, which obligations survive such termination.

  Asset Sale Termination Fee and Expenses

     Pursuant to the Asset Purchase Agreement, the Company must pay CMI an Asset Sale Termination Fee equal to the greater of (i) $400,000 (or approximately $0.21 per Company Share outstanding on September 30, 1997) and (ii) 20% of the amount by which the aggregate consideration with respect to the Divisions in any Competing Transaction exceeds the Asset Purchase Price, if the Asset Purchase Agreement is terminated by the Company pursuant to the sections of the Asset Purchase Agreement described in paragraphs (d) or (e) of the above section. If the Asset Purchase Agreement is terminated pursuant to paragraph (b) of the above section as a direct result of a material intentional breach by a party of any of its covenants in the Asset Purchase Agreement, all remedies available to the other party either in law or equity shall be preserved and survive termination of the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated pursuant to paragraph (b) of the above section because of the failure to consummate the Merger, the Company must reimburse CMI for up to $200,000 of CMI's expenses. If the Asset Purchase Agreement is terminated pursuant to paragraph (b) of the above section because of a material breach by either party of any of its representations or warranties in the Asset Purchase Agreement, the breaching party must reimburse the nonbreaching party for up to $200,000 of the nonbreaching party's expenses. If the Asset Sale is not consummated and the Asset Purchase Agreement is terminated for any other reason or if the Asset Sale is consummated, each party must bear its own expenses.

  Amendments and Waivers

     At any time prior to the Closing Date (notwithstanding any stockholder approval) if authorized by CMI and the Company and to the extent permitted by law, (a) the parties to the Asset Purchase Agreement may, by written agreement, modify, amend or supplement any term or provision of the Asset Purchase Agreement, and (b) any term or provision of the Asset Purchase Agreement may be waived by any party which is entitled to the benefits thereof, provided that after such stockholder approval, no amendment may be made which reduces the amount or changes the type of the Asset Purchase Price unless such amendment is approved by stockholders.

                                   THE MERGER

     The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, including the Merger Agreement, which is attached to this Proxy Statement as Exhibit B and is incorporated herein by reference. All stockholders are urged to read Exhibit B in its entirety.

     The Board of Directors of the Company has unanimously approved the Merger Agreement and recommended approval and adoption of the Merger Agreement by the stockholders and has determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company's stockholders. See "BACKGROUND OF THE TRANSACTIONS -- The Company's Reasons for the Asset Sale and the Merger; Recommendation of the Company's Board of Directors."

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

EFFECTS OF THE MERGER

     Upon consummation of the Merger, (a) Giuffre Sub will merge with and into the Company, with the Company being the Surviving Corporation; (b) the Company will become a wholly owned subsidiary of Giuffre; (c) each Company Share outstanding immediately prior to the Effective Time (other than shares of Common Stock, if any, not converted because of the exercise of dissenters' appraisal rights and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub) will be converted, in a taxable transaction, into the right to receive $1.6139 in cash, without interest; (d) each Company Share outstanding immediately prior to the Effective Time and held by the Company as treasury shares or by Giuffre or Giuffre Sub will be canceled and retired without consideration; and (e) each Giuffre Sub Share will be converted into one share of Common Stock of the Surviving Corporation.

     Each certificate previously representing Company Shares will thereafter represent only the right to receive the Merger Consideration to which such certificate is entitled pursuant to the Merger Agreement. Certificates previously representing Company Shares may be exchanged for the Merger Consideration as provided below. Each Company Share held by Giuffre, Giuffre Sub or the Company will be canceled and retired and no payment will be made with respect thereto.

     For a description of the procedures for exchanging certificates representing Company Shares, see "-- Procedures for Exchange of Certificates."

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite vote of the Company's stockholders and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be consummated and effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The date and time the Merger is effective is referred to herein as the "Effective Time."

     The Merger Agreement provides that the parties will cause the Effective Time to occur as promptly as practicable after the adoption of the Merger Agreement by the stockholders of the Company and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Merger Agreement. In certain circumstances, Giuffre or the Company may terminate the Merger Agreement prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the Company's stockholders. See "-- The Merger Agreement -- Termination."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Immediately prior to the Effective Time, Giuffre will deposit, or will cause to be deposited, with a bank or trust company to be designated by Giuffre (the "Exchange Agent") approximately $3.1 million (the "Exchange Fund"), for the benefit of the holders of Company Shares for exchange in accordance with the terms of the Merger Agreement. Pursuant to irrevocable instructions, the Exchange Agent will deliver out of the Exchange Fund the portion of the Merger Consideration associated with the outstanding Company Shares pursuant to the Merger Agreement.

     At or after the Effective Time there will be no transfers of Company Shares on the stock transfer books of the Company.

     Promptly after the Effective Time, Giuffre will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (a) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent), and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a letter of transmittal, duly executed, and any other documents as may be required pursuant to such instructions, the holder of a Certificate will be entitled to receive in exchange therefor the Merger Consideration to which such Certificate is entitled. The Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the stock transfer records of the Company, it shall be a condition to such exchange that a Certificate representing the proper number of Company Shares be presented by a transferee to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration to which such Certificate is entitled.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Any portion of the Exchange Fund remaining undistributed 180 days after the Effective Time will be returned to Giuffre, and any holders of theretofore unsurrendered Company Shares will thereafter be able to look only to Giuffre for any portion of the Exchange Fund to which they are entitled. Giuffre will not be liable to any holder of Company Shares for Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's assets and liabilities based on the fair values of the assets acquired and liabilities assumed and any amount of consideration in excess of the total fair value of such assets and liabilities will be booked as goodwill. At the Effective Time, the Company will become a wholly owned subsidiary of Giuffre.

REGULATORY APPROVALS

     There are no significant regulatory approvals or governmental consents required prior to the consummation of the Merger.

THE MERGER AGREEMENT

     The following discussion of the material provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Exhibit B (exclusive of all exhibits and schedules) and is incorporated herein by reference.

  General

     The Merger Agreement provides for the merger of Giuffre Sub into the Company. The Company will be the Surviving Corporation of the Merger and, as a result of the Merger, Giuffre will indirectly own all of the Surviving Corporation's Common Stock. In the Merger, the stockholders of the Company, other than Giuffre and Giuffre Sub, will receive the Merger Consideration described below.

  Effective Time

     The Effective Time of the Merger will occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. It is anticipated that the Certificate of Merger will be filed promptly after the approval and adoption of the Merger Agreement by the stockholders of the Company at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement.

  Merger Consideration

     In connection with the Merger, each outstanding Company Share at the Effective Time will be converted into the right to receive $1.6139 in cash, without interest (other than shares of Common Stock not converted because of the exercise of dissenters' rights, if any, and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as part of the Merger). Instructions with regard to the surrender of certificates formerly representing Company Shares, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders as soon as practicable after the Effective Time. The Exchange Agent as soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with certificates formerly representing Company Shares and any other items specified by the letter of transmittal, shall pay, by check or draft, to such stockholder, the Merger Consideration to which such holder is entitled.

     Each outstanding Giuffre Sub Share will automatically be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES FOR COMPANY SHARES WITH THE ENCLOSED PROXY CARD.

     After the Effective Time, the holder of a certificate formerly representing Company Shares shall cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares. If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing Company Shares presented to the Surviving Corporation after the Effective Time will be canceled in exchange for the Merger Consideration to which such shares are entitled.

     In no event will holders of Company Shares be entitled to receive any interest on the Merger Consideration to be distributed to them in connection with the Merger.

  Representations and Warranties

     The Merger Agreement contains various representations and warranties relating to, among other things, (a) corporate organization, existence, good standing and power and authority to own and operate properties and carry on business; (b) corporate power and authority to enter into, and the due, valid and binding execution and delivery of, the Merger Agreement; (c) the absence of any violations of applicable law by the Company; (d) consents and approvals of public bodies; (e) the Merger not resulting in conflicts with respect to the articles of incorporation or By-Laws, breaches of any agreements or instruments or violations of orders relating to the Company, Giuffre or Giuffre Sub; (f) the capital structure of the Company; (g) the fair presentation of financial statements supplied by the Company to Giuffre; (h) the absence of certain material adverse changes concerning the Company; (i) certain matters relating to litigation or product liability claims involving the Company; (j) certain matters pertaining to federal, state and local taxes and employee benefit plans of the Company; (k) the absence of defaults under or terminations of the Company's material contracts; (l) certain matters pertaining to the Company's intellectual property rights; and (m) certain matters pertaining to the ownership and control of Giuffre and Giuffre Sub and the lack of prior activities by Giuffre and Giuffre Sub.

     None of the representations and warranties described above survive the Effective Time of the Merger.

  Covenants

     Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL, including cooperation in the preparation and filing of this Proxy Statement, expiration or termination of governmental filings and waiting period requirements, and execution of any additional instruments reasonably necessary to effect the transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Giuffre, from the date of the Merger Agreement until the Effective Time, the Company will carry on the business of its mixer division in the ordinary course of business consistent with its past practice and, to the extent consistent with such business, will use its reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its present officers and key employees, preserve its relationships with its key customers and suppliers, confer with Giuffre regarding material operational matters and the general status of the business of the Company's mixer division and provide reasonable access to Giuffre and its advisors to the offices, properties, books and records of the Company. In addition, the Company has agreed that, except as contemplated by the Merger Agreement or consented to in writing by Giuffre, from the date of the Merger Agreement until the Effective Time, the Company shall not do any of the following:

          (a) Increase the compensation payable to any director, officer or employee of the Company (except for increases in salary or wages payable to or to become payable in the ordinary course of business and consistent with policies currently in effect); grant any severance or termination pay (other than pursuant to the normal severance policy of the Company in effect as of the date of the Merger Agreement) to, or enter into any severance agreement with, any director or officer; enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or establish, adopt, enter into or amend any employee benefit plan, except as may be required to comply with applicable law;

          (b) Declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (c) Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock; effect any reorganization or recapitalization; or split, combine or reclassify any of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

          (d) Issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by the Merger Agreement;

          (e) Acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

          (f) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its assets, except for (i) the Asset Sale, and (ii) dispositions in the ordinary course of business and consistent with the Company's past practice;

          (g) Adopt any amendments to its Certificate of Incorporation or By-Laws;

          (h) Change any of its methods of accounting in effect at December 31, 1996 or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, generally accepted accounting principals or in the ordinary course of business consistent with past practice;

          (i) Incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Giuffre in advance; or

          (j) Agree in writing or otherwise to do any of the foregoing.

     The Merger Agreement also provides that the Company and its officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties with respect to any Acquisition Proposal (as defined below). The Company is not prohibited from (a) furnishing information and access in response to unsolicited requests to any person or entity pursuant to confidentiality agreements, or (b) participating in discussions and negotiating with any person or entity concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, if such person or entity has submitted a written proposal to the Company's Board of Directors relating to any such transaction, and the Company's Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's stockholders under applicable law. The Company is required to notify Giuffre immediately if any such request or proposal, or any inquiry or contact with any person with respect thereto, is made and to keep Giuffre apprised of all developments that could reasonably be expected to culminate in the Company's Board of Directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement defines "Acquisition Proposal" as any proposal or offer for a merger, asset acquisition or other business combination (other than the Merger) involving the Company and any other person or entity, or any proposal or offer to acquire a significant equity interest in, or a significant portion of the real estate or mixer division assets of, the Company by any other person or entity.

  Conditions to Consummation of the Merger

     The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the Company's stockholders shall have approved the Merger Agreement and the Merger; (b) no action or proceeding has been instituted or is pending by any governmental entity before any court or administrative agency, and no order or decree has been entered in any action or proceeding before any such court or agency, (i) imposing or seeking to impose limitations on the ability of Giuffre to acquire or hold or to exercise full rights of ownership of any of the Company Shares; (ii) imposing or seeking to impose limitations on the ability of Giuffre to combine and operate the business and assets of the Company with Giuffre or Giuffre Sub; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Giuffre, Giuffre Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Giuffre of all or any material portion of the business, assets or property of the Company; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger; (c) receipt of all necessary governmental consents, approvals and authorizations;
(d) completion of the Real Property Sale; (e) completion of the Asset Sale; and
(f) receipt of the opinion of ABN AMRO.

     The Company's obligation to effect the Merger is also subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions, any or all of which may be waived in whole or in part by the
Company: (a) the representations and warranties of Giuffre and Giuffre Sub contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time; (b) Giuffre and Giuffre Sub shall have performed in all material respects their obligations required to be performed by them under the Merger Agreement prior to the Effective Time; (c) the Company shall have received an opinion of counsel to Giuffre and Giuffre Sub in form and substance satisfactory to the Company and its counsel; and (d) the Company, Giuffre, Giuffre Sub and CMI shall have entered into the Toll Manufacturing Agreement.

     The obligation of Giuffre and Giuffre Sub to effect the Merger is also subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions: (a) the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects when made and such representations and warranties, as updated by any update schedule delivered by the Company to Giuffre, shall be true and correct in all material respects at and as of the Effective Time; (b) the Company shall have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (c) the Company shall have obtained all required third-party consents except where the failure to obtain such consents would not have a material adverse effect on the Company or the Merger; (d) Giuffre shall have received an opinion of counsel to the Company in form and substance satisfactory to Giuffre and its counsel; (e) the Company's long-term debt, including any current portions thereof, shall have been paid in full prior to the Effective Time; and
(f) the aggregate Merger Consideration payable by Giuffre shall not be more than $200,000 higher than what the aggregate Merger Consideration would be if calculated as of the Effective Time in accordance with formula based upon the net value of the assets and liabilities of the Company to be retained by the Company after the Effective Time.

  Holding Company Alternative

     Consummation of the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement is a condition of the obligations of Giuffre, Giuffre Sub and the Company to effect the Merger. However, if the Asset Purchase Agreement is terminated prior to the Effective Time or if the Company gives written notice to Giuffre that the Company does not reasonably expect the Asset Sale to be consummated, then Giuffre and the Company have agreed to negotiate and enter into an amendment to the Merger Agreement (the "Amendment") providing, in lieu of the Merger, for the formation of a holding company as the sole stockholder of the Company ("Holdco"), the transfer of the Assets to Holdco and the sale of all outstanding shares of capital stock of the Company by Holdco to Giuffre. In connection with the formation of Holdco, the Company would seek the approval of the holders of Company Shares with respect to a transaction involving the following principal steps: (i) an exchange of all of the outstanding Company Shares for all of the outstanding shares of Holdco common stock, (ii) the transfer from the Company to Holdco of substantially all of the assets relating to the Company's landfill and embankment compactor and material reduction grinder divisions and (iii) the acquisition of the Company by Giuffre. After the consummation of such transaction, the holders of Company Shares would be the stockholders of Holdco. The Company anticipates Holdco would apply to have the shares of Holdco common stock be listed for trading on Nasdaq or another appropriate market. However, the formation of Holdco may entail significant delays and uncertainties and no assurance can be given that transactions with Giuffre could be consummated using the Holdco alternative if the Asset Purchase Agreement were terminated.

  Termination

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company:

          (a) by mutual written consent of Giuffre and the Company;

          (b) by either Giuffre or the Company in the event the conditions to such party's obligations under the Merger Agreement have not been met or waived on or prior to December 31, 1997, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

          (c) by either Giuffre or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Merger has become final and nonappealable;

          (d) by Giuffre, if (i) the Company's Board of Directors withdraws, modifies or changes in a manner materially adverse to Giuffre its recommendation of the Merger Agreement or the Merger or has resolved to do any of the foregoing, (ii) the Company's Board of Directors has recommended to the stockholders of the Company any Competing Transaction (as defined below) or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its stockholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed; or

          (f) by Giuffre, if any of the Company's updated schedules contains disclosures of any fact or condition which (i) makes untrue, or shows to have been untrue, any representation or warranty by the Company in this Agreement and (ii) the effect of the fact or condition so disclosed upon the representation or warranty so affected would constitute a material adverse effect on the Company, unless concurrently with the delivery of such updated schedules, the Company represents and warrants that the disclosed fact or condition can and will be corrected at the Company's expense prior to the Effective Time.

     The Merger Agreement defines a "Competing Transaction" as any proposed acquisition of the Company by any person or entity or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Giuffre and its affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction, (ii) purchase of all or a substantial part of the assets of the Company and its subsidiaries, taken as a whole, or (iii) the acquisition of more than 50% of the Company's outstanding equity securities.

     In the event of the termination of the Merger Agreement and the Merger for any reason, the Merger Agreement will become void, all rights of each party thereto shall cease and none of the Company, Giuffre, Giuffre Sub or their respective officers, directors, stockholders, agents or advisors will have any liability except for the provisions in the Merger Agreement with respect to payment of the Termination Fee and expenses described below. In addition, the termination of the Merger Agreement does not affect the parties' obligations under the Confidentiality Agreement, which obligations survive such termination.

  Merger Termination Fee and Expenses

     Pursuant to the Merger Agreement, the Company must pay Giuffre a Merger Termination Fee of $400,000 (or approximately $0.21 per Company Share outstanding on September 30, 1997) if the Merger Agreement is terminated by the Company pursuant to the sections of the Merger Agreement described in paragraphs (d) or (e) of the above section. If the Merger Agreement is terminated pursuant to paragraph (b) of the above section as a direct result of a material intentional breach by a party of any of its covenants in the Merger Agreement, all remedies available to the other party either in law or equity shall be preserved and survive any termination of the Merger Agreement. If the Merger is not consummated and the Merger Agreement is terminated for any other reason, each party must bear its own expenses. If the Merger is consummated, all expenses will be paid by the Surviving Corporation.

  Amendments and Waivers

     At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval) if authorized by Giuffre, Giuffre Sub and the Company and to the extent permitted by law, (a) the parties to the Merger Agreement may, by written agreement, modify, amend or supplement any term or provision of the Merger Agreement, and (b) any term or provision of the Merger Agreement may be waived by any party which is entitled to the benefits thereof, provided that after such stockholder approval, no amendment may be made which reduces the amount or changes the type of Merger Consideration unless such amendment is approved by stockholders.

          CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY

     Following the consummation of the Merger and the Asset Sale, stockholders of the Company will receive two separate cash payments: (a) the Distribution, and (b) the Merger Consideration (provided, however, that holders of shares of Common Stock not converted in the Merger because of the exercise of dissenters' appraisal rights, if any, will not receive the Merger Consideration).


     Immediately prior to the consummation of the Merger, the Company will pay the Distribution equal to the net proceeds of the Asset Sale (after using approximately $8.9 million of the proceeds to repay indebtedness, retire all outstanding stock options and pay other transaction-related expenses incurred by the Company). The Asset Purchase Price is equal to the sum of (a) the net value as of the closing date of the assets sold to CMI and the Assumed Liabilities, and (b) $3,167,000. Pursuant to the Asset Purchase Agreement, in order to determine the amount of the Asset Purchase Price, CMI and the Company will prepare a balance sheet dated as of the Closing Date (the "Closing Date Balance Sheet") reflecting the amount by which the value of the Assets as of the Closing Date exceeds the Assumed Liabilities as of the Closing Date. The Asset Purchase Agreement does not require any review or audit of the Closing Date Balance Sheet by independent public accountants and the Company does not intend to obtain any such review or audit. The Company intends to make the Closing Date Balance Sheet available for inspection by the Company's stockholders at the Special Meeting. The purchase price for the Company's real property in the Real Property Sale is $1,756,000. The proceeds of the Real Property Sale are reflected in the Merger Consideration and will not be included in the Distribution. Based upon the Company's balance sheet as of August 23, 1997, the Company anticipates that the aggregate amount of the Distribution and the Merger Consideration will be approximately $5.11 per share. However, because the amount of the Asset Purchase Price and the amount that will be required to repay indebtedness, retire outstanding stock options and pay other transaction-related expenses cannot be determined with certainty at this time, no assurance can be given as to the exact amount of the Distribution. The Asset Purchase Agreement does not provide for a minimum amount with respect to the amount of the Asset Purchase Price or a minimum amount of the Distribution. Each holder of Company Shares at the close of business on November 7, 1997, will be entitled to receive the Distribution. Stockholders need not exchange their stock certificates or take any other action in order to receive the Distribution.


     Pursuant to the Merger Agreement, upon the consummation of the Merger, each outstanding share of the Company's Common Stock will be converted into the right to receive from Giuffre $1.6139 in cash, without interest (other than shares of Common Stock not converted because of the exercise of dissenters' appraisal rights, if any, and other than shares of Common Stock, if any, held by the Company, Giuffre or Giuffre Sub, which are to be canceled as part of the Merger). Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of the Company's Common Stock will be mailed to each holder of the Company's Common Stock for use in exchanging such holder's stock certificates for the Merger Consideration to which such holder is entitled under the Merger Agreement. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Procedures for Exchange of Certificates."

                 CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
                   TRANSACTIONS TO THE COMPANY'S STOCKHOLDERS

     Set forth below is a description of certain federal income tax aspects of the Distribution and the Merger to holders of Company Shares under current law and regulations. The discussion is based on the Internal Revenue Code of 1986, as amended. The Company has received an opinion from Arthur Andersen LLP in connection with the Distribution, but will not seek an opinion of counsel with respect to any of the other transactions contemplated by the Asset Purchase Agreement or the Merger Agreement. The Company will not seek any rulings from the Internal Revenue Service ("IRS").


     The following discussion is limited to the material federal income tax aspects of the Distribution for a noncorporate holder of Company Shares and the Merger for a holder of Company Shares who is a citizen or resident of the United States, and who, on the date of disposition of such holder's Company Shares, holds such shares as capital assets. All holders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of the Distribution and dispositions of Company Shares in the Merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as U.S. corporations, life insurance companies, financial institutions, estates and trusts not subject to U.S. federal income tax on their income regardless of source, tax-exempt organizations, S corporations, broker-dealers, dealers in securities, regulated investment companies and taxpayers subject to alternative minimum tax.



     The Company has received an opinion from Arthur Andersen LLP to the effect that (i) the Distribution will be treated as a distribution in partial exchange for the Common Stock to the Company's noncorporate stockholders, and (ii) if the Company Shares are a capital asset in the hands of a noncorporate stockholder, the gain or loss realized will be a capital gain or loss. Although Arthur Andersen LLP has delivered its opinion with respect to certain federal income tax consequences relating to the Distribution, holders of Company Shares should be aware that such an opinion is neither binding on the IRS or the courts, nor are the IRS or the courts precluded from adopting a contrary position. No ruling has been requested from the IRS with respect to any of the opinions or statements set forth herein. Accordingly, there can be no assurance that such opinions and statements will not be challenged by the IRS or would be sustained by a court if so challenged.


     A holder of Company Shares will recognize gain or loss upon the surrender of such holder's Company Shares and receipt of the Merger Consideration pursuant to the Merger in an amount equal to the difference, if any, between (a) the amount of cash received, and (b) such holder's adjusted tax basis in the Company Shares surrendered therefor.

     In general, if the Company Shares are a capital asset in the hands of a stockholder, any gain or loss recognized by such stockholder in the Merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by stockholders will be long-term capital gain or loss if the Company Shares giving rise to such recognized gain or loss have been held for more than 18 months; otherwise such capital gain or loss generally will be short term. An individual's long-term capital gain is currently subject to federal income tax at a maximum rate of 20% while any capital loss (assuming there are no capital loss carryovers from prior years) can be offset only against other capital gains plus $3,000 ($1,500 for married persons filing separately) of other income in any tax year. For individuals, any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

     For corporations, a capital gain is subject to federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

     Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of Company Shares or other payee is entitled pursuant to the Merger Agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other Company stockholders) and certifies that such number is correct and that the stockholder or other payee is not subject to backup withholding. Each Company stockholder, and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF COMPANY SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

                        DISSENTERS' RIGHTS OF APPRAISAL

     In accordance with Section 262 of the DGCL ("Section 262"), if the proposed Merger is approved and consummated, holders of Company Shares who neither vote for nor consent in writing to the proposal to approve the Merger Agreement will have the right to receive the "fair value" of their Company Shares in cash (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as judicially determined if they fully comply with the provisions of Section 262.

     The following is a brief summary of the procedures set forth in Section 262 which are required to be followed by holders of Company Shares who wish to dissent from the Merger and demand their statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the complete text of which is attached to this Proxy Statement as Exhibit D. Holders of Company Shares who desire to exercise appraisal rights of dissenting stockholders with respect to the Merger are advised to seek independent counsel. This Proxy Statement constitutes notice to holders of Company Shares concerning the availability of appraisal rights under Section 262. Under Section 262, a holder of record wishing to assert appraisal rights must hold shares of Common Stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time.

     Holders of record of Company Shares who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares of Common Stock must be filed with the Company before the taking of the vote on the proposal to approve the Merger Agreement. This written demand for appraisal of shares of Common Stock must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the Merger Agreement.

     NEITHER VOTING AGAINST, ABSTAINING FROM VOTING, OR FAILING TO VOTE ON THE ADOPTION OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT WILL CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

     Holders of Company Shares electing to exercise their appraisal rights under
Section 262 must NOT vote for approval of the Merger Agreement. If a holder of Company Shares returns a signed proxy but does not specify therein a vote AGAINST approval of the Merger Agreement or an instruction to abstain, the proxy will be voted FOR approval of the Merger Agreement, which will have the effect of waiving the appraisal rights of that holder of Company Shares. Abstaining from voting or voting against the approval of the Merger Agreement will NOT constitute a waiver of such stockholder's appraisal rights.

     A demand for appraisal must be executed by or for the holder of record of Company Shares as to which appraisal is demanded as such stockholder's name appears on the certificate representing such Company Shares. If such Company Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the appropriate fiduciary. If such Company Shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners of such shares. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the identified record owner.

     A record owner, such as a broker, who holds Company Shares as a nominee for others, may exercise rights of appraisal with respect to the shares held for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand submitted by such broker as record owner must set forth the number of Company Shares covered by such demand. If the number of shares is not expressly stated, the demand will be presumed to cover all Company Shares outstanding and held in the name of such record owner.

     Holders of Company Shares (or, if different, record owners acting on behalf of such stockholders) who elect to exercise appraisal rights should mail or deliver a written demand to: Rexworks Inc., 445 West Oklahoma Avenue, Milwaukee, Wisconsin 53207 Attention: Secretary. The written demand for appraisal should specify the record holder's name and mailing address, the number of Company Shares owned, and that such holder is thereby demanding appraisal of his or her shares. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all holders of Company Shares who have complied with Section 262 and have not voted for approval of the Merger Agreement.

     Within 120 days after the Effective Time, either the Company or any holder of Company Shares who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Chancery Court") demanding a determination of the fair value of the Company Shares owned by the dissenting stockholders. The Company has no present intention to file such petition if demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy will be made upon the Company which will, within 20 days after service, file in the office of the Register in the Chancery Court in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. The Register of Chancery, if so ordered by the Chancery Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Chancery Court deems advisable. The forms of the notices by mail and by publication must be approved by the Chancery Court, and the costs thereof shall be borne by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition the Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Company Shares owned by such stockholders and determine the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount so determined to be the fair value.

     In determining fair value, the Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be taken into account in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company. . ." The Delaware Supreme Court stated that, in making a determination of fair value, the agency or court determining the value must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger and which throw any light on future prospects of the merging corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible to proof as of the date of the merger and not the product of speculation, may be considered."

     HOLDERS OF COMPANY SHARES CONSIDERING SEEKING APPRAISAL SHOULD KEEP IN MIND THAT THE FAIR VALUE OF THEIR COMPANY SHARES DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME, OR LESS THAN THE MERGER CONSIDERATION THEY ARE TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DO NOT SEEK APPRAISAL OF THEIR SHARES AND THAT ABN AMRO'S OPINION AS TO FAIRNESS IS NOT NECESSARILY AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

     The cost of the appraisal proceeding may be determined by the Chancery Court and taxed against the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting holder of Company Shares, the Chancery Court may order that all or a portion of the expenses incurred by any such dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Company Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears his own expenses.

     At any time within 60 days after the Effective Time, any holder of Company Shares who has demanded appraisal of the fair value thereof has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period, such stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Chancery Court within 120 days after the Effective Time, the rights of holders of Company Shares to appraisal will cease and all such stockholders will be entitled to receive the consideration offered per share of Common Stock as provided for in the Merger Agreement.

     BECAUSE THE COMPANY HAS NO OBLIGATION TO FILE SUCH A PETITION, AND HAS NO PRESENT INTENTION TO DO SO, ANY HOLDER OF COMPANY SHARES WHO DESIRES SUCH A PETITION TO BE FILED IS ADVISED TO FILE IT ON A TIMELY BASIS. No petition timely filed in the Chancery Court demanding appraisal may be dismissed as to any holder of Company Shares without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

     THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE DGCL RELATING TO THE RIGHTS OF DISSENTING HOLDERS OF COMPANY SHARES AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE DGCL, WHICH ARE INCLUDED AS EXHIBIT D TO THIS PROXY STATEMENT. HOLDERS OF COMPANY SHARES INTENDING TO EXERCISE THEIR DISSENTERS' RIGHTS ARE URGED TO REVIEW CAREFULLY EXHIBIT D AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

     The holders of Company Shares will not have any appraisal rights as dissenting stockholders by reason of the Asset Sale.


     Holders of Company Shares should keep in mind that, in the event of a lawsuit alleging that the Company's Board of Directors breached its fiduciary duties in connection with the Asset Sale or the Merger or otherwise challenging the fairness of the Asset Sale or the Merger, the Company may be able to argue that any stockholder approval of the Asset Sale or the Merger constitutes a ratification of such transactions and use such ratification as a defense in the lawsuit.


                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering the recommendation of the Board of Directors of the Company with respect to the Asset Purchase Agreement and the Merger Agreement, stockholders should be aware that certain members of the Company's management and the Board of Directors have certain interests in the transactions contemplated thereby that are in addition to the interests of stockholders of the Company generally.

  Stock Options

     Pursuant to the Merger Agreement, at the Effective Time, each of the outstanding stock options of the Company will be exercised or canceled in a manner that does not increase the aggregate Merger Consideration. The Company intends to provide for the termination of each such stock option in exchange for the receipt by the holder on the Closing Date of a cash payment equal in amount to the difference between (i) the sum of the Distribution and the Merger Consideration and (ii) the exercise price of such stock option (the "Spread"). As of September 30, 1997, Company Options covering a total of 248,413 Company shares were outstanding with exercise prices between $2.00 and $5.375 per share. The aggregate Spread on all Company Options is approximately $350,000. The Company anticipates that it will make such payments prior to the Closing and that such payments will be included in the transaction-related expenses to be deducted from the proceeds of the Asset Sale prior to the payment of the Distribution.

  Severance Arrangements


     Pursuant to the Employment Agreement dated as of February 23, 1989, between the Company and Christopher J. Klinck, Vice President -- Compaction Sales of the Company, following certain change of control transactions, the Company may terminate Mr. Klinck's employment only if the Company (a) either provides notice of termination one-year prior to the date of termination or makes a cash payment equal to Mr. Klinck's base salary during the notice period, and (b) makes a cash payment equal to 200% of one year's base salary on the date the Company delivers the notice of termination, provided, however, that such amount shall not exceed the amount which would cause a penalty under section 280G of the Internal Revenue Code. The Company anticipates that the total severance payments payable to Mr. Klinck will equal approximately $103,500.


     In November 1996, the Company entered into separate bonus agreements (the "Bonus Agreements") with each of Clinton E. Vogus, Vice President -- Operations of the Company, Thomas D. Lauerman, Vice President -- Administration, Chief Financial Officer, Treasurer and Secretary of the Company, George T. Moeller, Vice President -- Maxigrind Sales of the Company, and Harold J. Murdock, Vice President -- International Sales of the Company. Pursuant to the Bonus Agreements, each of these executive officers will receive a bonus if a change of control transaction (such as the Merger) occurs before November 1, 1998. Mr. Vogus will be entitled to a bonus payment in the amount of $130,000 and each of Mr. Lauerman, Mr. Moeller and Mr. Murdock will be entitled to a bonus payment in the amount of $88,000. Each executive officer is also entitled to reimbursement for certain medical and outplacement services pursuant to the bonus agreements. The Company anticipates that it will make such payments prior to the Closing and that such payments will be included in the transaction-related expenses to be deducted from the proceeds of the Asset Sale prior to the payment of the Distribution.

  Toll Manufacturing Arrangement


     It is a condition to CMI's obligation to consummate the Asset Sale that Giuffre and the Company enter into the Toll Manufacturing Agreement with CMI providing for the manufacture and supply by the Company to CMI of landfill and embankment compactors and material reduction grinders for approximately six months after the Closing Date. In lieu of the direct participation of Giuffre and the Company in the toll manufacturing arrangement, the parties have decided that a newly formed corporation or other legal entity (the "Transition Company") will manufacture and supply the products for CMI using manufacturing space and employees leased from the Company. The sole shareholders of the Transition Company will be Laurance R. Newman, President and Chief Executive Officer of the Company, Thomas D. Lauerman, Vice President -- Administration, Chief Financial Officer, Treasurer and Secretary of the Company, and Clinton E. Vogus, Vice President -- Operations of the Company. The Toll Manufacturing Agreement will be structured so that the prices and fees charged to CMI for the manufacturing services to be provided by the Transition Company should cover the costs incurred by the Transition Company. It is not anticipated that the Transition Company will make any profit in connection with the Toll Manufacturing Agreement. However, to the extent that the Transition Company earns any profits in connection with the Toll Manufacturing Agreement, such profits would be received by Messrs. Newman, Lauerman and Vogus as the sole shareholders of the Transition Company.

  Consulting Arrangements

     At the request of Giuffre and CMI, a small transition team may serve as consultants after the Closing to assist Giuffre and CMI with respect to the operation of the businesses acquired from the Company for a short period after Closing. This team is currently expected to include Laurance R. Newman, President and Chief Executive Officer of the Company, Clinton E. Vogus, Vice President -- Operations of the Company, Thomas D. Lauerman, Vice
President -- Administration, Chief Financial Officer, Treasurer and Secretary of the Company, and up to three other employees of the Company. It is currently anticipated that these consulting services will be provided through the Transition Company. The Company plans to deposit approximately $160,000 with the Transition Company to compensate these individuals for post-Closing consulting based on their current rates of compensation. The Company anticipates that the amount paid to the Transition Company will be included in the transaction related-expenses to be deducted from the proceeds of the Asset Sale prior to the payment of the Distribution.

  Indemnification and Insurance

     Pursuant to the Merger Agreement, Giuffre agreed to, and agreed to cause the Surviving Corporation to, indemnify the present and former officers, directors, employees, agents and representatives of the Company with respect to events occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement, to the full extent permitted or required under the DGCL. In addition, Giuffre agreed that all rights to indemnification as provided in the Company's Certificate of Incorporation or By-Laws or other agreements or provisions, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect. Giuffre also agreed to cause the Surviving Corporation to use reasonable efforts to obtain extended coverage under the fiduciary liability, professional liability and directors and officers liability policies currently covering any of the Company's directors, employees, agents or representatives, and, in the event the Surviving Corporation is unable to obtain extended coverage, to use reasonable efforts to provide similar coverage for the Company's directors, employees, agents or representatives under policies maintained by Giuffre; provided that such similar coverage is available to Giuffre at a cost not substantially higher than the Company's present coverage.

  Aggregate Payments to Certain Directors and Executive Officers

     Assuming the aggregate amount of the Distribution and the Merger Consideration is $5.11 per share, it is anticipated that the aggregate amount of payments to executive officers and directors of the Company for stock options, severance and bonus arrangements and consulting fees will be approximately $900,000. The following table provides information regarding such payments to each executive officer or director who is expected to receive $100,000 or more:

                                        AGGREGATE SPREAD     SEVERANCE AND     TRANSITION
                PERSON                  FOR STOCK OPTIONS        BONUS        CONSULTING(1)     TOTAL
                ------                  -----------------    -------------    -------------    --------
C. J. Klinck..........................       $ 9,571           $103,500          $    --       $113,071
T. D. Lauerman........................         2,580             96,600           30,000        129,180
H. J. Murdock.........................        31,471             96,600               --        128,071
C. E. Vogus...........................         9,540            138,600           30,000        178,140

---------------

(1) Estimated amounts of consulting fees. Does not include profits, if any, resulting from manufacturing services to be provided by Transition Company.

                                    BUSINESS

INTRODUCTION

     The Company designs, manufacturers and sells truck mounted concrete mixers, compaction equipment and the Maxigrind materials reduction product. These products accounted for approximately 98% of sales in 1996. The remainder of the Company's sales are attributable to contract machining operations performed for others.

     Truck mixers are concrete mixers mounted on chassis of various manufacturers. Compaction equipment (used to compact landfills and soil) includes sanitary landfill compactors and embankment compactors. The Maxigrind product grinds and reduces the volume of a variety of materials including green waste, asphalt, demolition debris, wood products and trash. The Company's products are used to build and repair roads, bridges, airports, sewers, pipelines and other infrastructure; to compact and cover sanitary landfill sites; and to reduce the volume of grindable material.

     The Company operates in the highly competitive heavy equipment industry in which cost containment, product quality, and customer service are important factors of long term success. See "-- Competition."

PRODUCTS

     Construction Equipment Products accounted for 37% of the Company's revenue in 1996, 38% in 1995 and 31% in 1994.

     Waste and Recycling Products accounted for 61% of the Company's 1996 revenue, 60% in 1995 and 67% in 1994.

CONSTRUCTION EQUIPMENT PRODUCTS

     REX(R) truck mixers are rotating-drum assemblies which are mounted on trucks supplied by others. They are used to mix concrete and agitate it after it is mixed, while conveying it to the pour-site.

     The Company manufactures rear discharge truck mixers to meet varying highway weight laws and modes of operation in the ready-mix concrete industry. The two main types of truck mixers offered are the REX Premier, in 8 to 12 cubic yard sizes, and the REX Premier Booster in 10 to 12 cubic yard sizes. The Premier Booster includes a "trailing" axle at the rear of the truck to distribute the weight over a longer wheelbase. The Company also sells the REX Mark III paving mixer line for applications that demand particularly fast charging and discharge cycles. The market for truck mounted concrete mixers consists principally of ready mix concrete producers and paving contractors. Based on the Company's internal market research, the Company believes it is the second largest domestic manufacturer of truck-mounted rear discharge mixers by dollar volume of sales.

     During 1996 the Company formed a joint venture with Crane Carrier Company to design, manufacture, and sell front discharge cement mixers. The first units were offered for sale in early 1997.

WASTE AND RECYCLING PRODUCTS

  Landfill and Embankment Compactors.

     Compactors are large, heavy, specially-designed machines equipped with dozer blades and special wheels, which spread, crush and compact refuse or soil. Embankment compactors are used in compacting soil to specific densities in large earthmoving projects. Both are powered by diesel engines which the Company purchases from various suppliers.

     The Company manufactures four models of REX Trashmaster(TM) landfill compactors. The smallest, the REX 3-35 Trashmaster, weighs approximately 40,000 pounds and provides 370 pounds per linear inch of compaction (a measure of compactive effort over the width of the wheel). The largest, the REX 3-90C Trashmaster, weighs approximately 99,000 pounds and provides 658 pounds per linear inch of compaction.

The use of landfill compactors helps extend the life of a landfill site by compacting more refuse into a given volume.

     REX Pactors are embankment compactors which are similar in design to Trashmasters but use an open-wheel design to compact heavy clay soils in construction projects. Typical uses include compaction of roadways, dams, berms, landfill liners and airport runway bases.

     The market for landfill and embankment compactors is principally private and governmental landfill site operators and earthmoving contractors. Based upon the Company's internal market research, the Company believes it is the second largest manufacturer for the domestic market of landfill compactors by dollar volume of sales. Strict environmental laws and the limited availability of landfill sites are forcing landfill operators to increase the efficiency of their facilities. Accordingly, the Company expects these markets to remain attractive in the future.

  Material Reduction Grinders.

     In February 1993, Rexworks purchased the rights to manufacture and market the Maxigrind materials reduction grinder product from Norkot Manufacturing Company, Inc. ("Norkot"). The Company began production at its plant in Milwaukee, Wisconsin in March 1993.

     The Maxigrind is a large, specially designed materials grinder used in a variety of waste disposal and recycling applications. It grinds and reduces the volume of a wide range of material including green waste, asphalt, demolition debris, wood products, shingles, gypsum and trash. The Maxigrind utilizes a hydraulic push ram feeder to force material against the machine's cutting surface and an exclusive concave system to effectively size grindable material. The Company has patents and patents pending for this unique design. The Company manufactures two basic Maxigrind models. One model contains a grapple mechanism that is used to load material into the machine hopper, while the other model is fed by a loader.

     In late 1995, the Company introduced a larger grinder unit called the Megagrind. This machine is roughly twice the size of the Maxigrind and used in high volume grinding applications. In mid-1996 the Company introduced a smaller grinder unit, the Biogrind. This unit is designed for smaller-volume grinding operations than either the Maxigrind or Megagrind, and is especially well suited to the grinding of brush, wood products, and other green waste. Both the Megagrind and Biogrind have been well received in the market place.

     The Company's grinder products typically compete with tub grinder technology. The Company believes the unique designs of these machines, and significant feature advantages, makes Rexworks' grinder products superior to tub grinders.

     Because the grinders can process a variety of material, their markets are wide in scope. Typical purchasers include governmental entities involved in the recycling of green waste, construction contractors interested in reducing the volume of construction waste, demolition contractors interested in reducing the bulk of demolished buildings, asphalt contractors involved in the recycling of asphalt paving into the asphalt manufacturing process, and a wide range of grinders involved in a variety of applications. The Company believes continued growth in the recycling industry will have a positive impact on future grinder sales.

OTHER

     Approximately 2% of the Company's revenue in each of the last three years was attributed to contract machining operations performed for others.

     The markets which the Company serves are generally sensitive to changes in the economy as a whole. Recessionary periods are characterized by lower construction and repair activity resulting in decreased sales. Periods of prosperity are generally characterized by increased construction and repair activity and increased sales.

DISTRIBUTION

     In 1996, approximately 84% of the Company's products were sold through a network of domestic and foreign distributors.

     Distributors generally represent several different manufacturers of equipment, with minimal competition among product lines. The Company sells its products to distributors, who in turn rent or sell the equipment to end users. The Company supports its distributors by maintaining regional sales offices in California, Colorado, Georgia, Michigan and Texas as well as its corporate headquarters and manufacturing facility in Milwaukee, Wisconsin.

     The Company believes good relationships with its distributors are important to its success. Several distributors have been selling REX products for more than 60 years. No single distributor has accounted for more than 10% of the Company's sales in any of the past three years.

SOURCES OF SUPPLY

     The Company purchases a number of components, including diesel engines, axles, bearings and transmissions, from outside suppliers. Although identical components are not always available from competing suppliers, the Company believes that comparable components are available from alternative suppliers, and as a result the Company is not dependent upon any single supplier for any of its purchased components.

PATENTS AND TRADEMARKS

     The Company holds numerous United States patents and has applications for other patents pending. The Company considers its patents to be advantageous to its business but it is not dependent on any single patent or group of patents. All of the Company's equipment is sold under the trademark REX(R), REXWORKS(R), MAXIGRIND(R), BIOGRIND(R), or MEGAGRIND(R).

SEASONALITY

     The Company typically experiences a seasonal variation in its quarterly sales, with the highest sales typically occurring in the second quarter and the lowest sales generally occurring in the fourth quarter of the year.

BACKLOG

     The Company's backlog of firm orders totaled $6,866,000 and $5,868,000 at December 31, 1996 and 1995, respectively. At June 30, 1997 and June 30, 1996, backlog totaled $1,633,000 and $4,834,000, respectively.

COMPETITION

     The markets for the Company's products are highly competitive. In general, the Company competes on the basis of quality, technological expertise, performance features, product life, availability of parts and service, and responsiveness to customer's special needs, rather than competing solely on the basis of low price. Accordingly, the Company's products are not the lowest priced equipment available; instead, they maintain a reputation for high quality, durability and performance.

ENGINEERING

     The Company employs 16 people in its engineering department, including 15 engineers, draftsmen and technical support personnel. For 1996, 1995, and 1994, the Company incurred product development, field testing and design modification expenditures of $754,000, $996,000, and $721,000, respectively.

EMPLOYEES

     As of December 31, 1996 the Company had 233 employees, 222 of whom were employed or based at its Milwaukee facility. 149 employees at the Milwaukee facility are represented by the United Steelworkers of America union. No other employee groups are unionized. Management believes labor relations are good. There have been no work stoppages since the inception of the Company in 1982.

FOREIGN SALES

     All of the Company's export sales are denominated in US dollars, and the Company does not engage in any currency risk hedging programs.

     In 1996, 1995, and 1994 the Company had revenues from export sales as follows:

                    LOCATION                          1996         1995         1994
                    --------                       ----------   ----------   ----------
Mexico, Central and South America................  $  335,000   $  727,000   $2,227,000
Australia and New Zealand........................   1,019,000      102,000      326,000
Western Europe...................................   1,950,000    3,221,000    1,333,000
Canada...........................................   1,337,000      741,000    1,273,000
Middle East and North Africa.....................     335,000    1,053,000      847,000
Asia.............................................     703,000    2,093,000      142,000
Africa...........................................     375,000      871,000           --
All other........................................      47,000           --           --
                                                   ----------   ----------   ----------
Total export sales...............................  $6,101,000   $8,808,000   $6,148,000
                                                   ==========   ==========   ==========
Export sales as percentage of total sales........        12.6%        16.8%        12.0%

ENVIRONMENTAL MATTERS

     The Company seeks to comply in all regards with applicable federal, state, and local environmental control requirements in its operations. Compliance costs have not had a material effect upon the Company's capital expenditures, results of operations or competitive position and are not expected to have a material adverse impact in the future.

PROPERTIES

     The Company's Milwaukee, Wisconsin manufacturing facility (383,000 square feet) is owned by the Company and is subject to the Company's financing agreements with its principal lender. In general, the buildings are well maintained and well adapted for the purposes for which they are utilized. The Company manufactures all of its products and performs subcontract work at this facility.

LEGAL PROCEEDINGS

     Product liability claims against the Company arise from time to time in the ordinary course of business. The Company is currently party to a number of legal proceedings involving product liability claims in a number of states, some of which involve significant claims. These proceedings are now pending before courts in various stages or are in discovery stages. In most instances, pending claims allege the Company produced faulty product which led to injury. The Company generally denies liability and intends to vigorously defend these proceedings.

     The Company does not purchase product liability insurance because, in the opinion of management, the premiums the Company would have to pay for such insurance are not justified by the Company's historical and expected future loss experience. Accordingly, all costs associated with product liability claims must be paid by the Company and are not covered by any insurance.

     As of September 30, 1997, there were 11 open product liability cases against the Company. One of these cases went to trial during the first nine months of 1997. The Company lost this case and is currently planning an appeal. There is a possibility that one more of these cases may come to trial in 1997. There is also the possibility that the trial dates for these cases may be postponed or the Company may consider settlement offers.

     Management believes the Company has liability defenses for each of the cases that may come to trial during the remainder 1997, but does recognize there is an inherent uncertainty as to the eventual resolution of unsettled claims. In the opinion of management, any losses with respect to existing claims in excess of established reserves will not have a material impact on the Company's operating income or financial condition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Nine Months Ended September 30, 1997 Compared to the Nine Months Ended September 30, 1996.

     Net sales in the first nine months of 1997 declined by $3,827,000 (10.0%), from $38,176,000 to $34,349,000. The sales decline affected all of the Company's product lines, and was most significant in cement mixers ($2,401,000 or 20.1%) and grinders ($897,000 or 9.5%). The declines were smaller in the Company's landfill compaction, service parts, and contract machining lines, where sales fell by $117,000 (1.1%), $112,000 (2.1%) and $299,000 (37.1%). The Company
continues to experience soft market demand for its concrete mixers, and domestic sales demand for grinder products has been lower than the Company's expectations and the prior year's results.

     Gross profit declined by $1,377,000 (17.6%), to $6,443,000 in the first nine months of 1997 compared to $7,820,000 in the same period one year ago. Gross profit as a percentage of sales fell to 18.8% in 1997 from 20.5% in 1996. Roughly one half of the total decline in margin dollars was due to lower sales volume, while the balance of the decline reflects lower margin percentages in the Company's cement mixer and service parts business. These lower margins reflect a change in sales mix toward products with lower margins.

     Selling, general, and administrative expenses declined by $599,000 (8.5%) to $6,435,000 in the first nine months of 1997 from $7,034,000 in the same period last year. Of the total spending reduction, about $545,000 resulted from lower spending on salaries and employee benefits, and reflects the impact of lower levels of average employment in 1997 compared to 1996.

     Interest expense declined by $150,000 (22.4%) to $519,000 in the first nine months of 1997 compared to $669,000 in the same period one year ago. The reduction reflects lower average borrowing levels in 1997 compared to 1996.

     Other income and expense changed to $56,000 of expense in 1997 from $63,000 of income in 1996. The 1997 amounts include $97,000 of expense associated with dealer interest subsidy programs; there were no comparable expenses in the same period in 1996.

     During the third quarter of 1996 the Company recorded an extraordinary gain on the early retirement of debt of $214,000 (net of income taxes of $129,000). This gain arose after the Company reached an agreement with the former owners of its material reduction grinder product line to accept a payment of $860,000 in full satisfaction of the Company's obligation to make future payments under the terms of a non-competition agreement. Those obligations had been recorded on the Company's books at $1,203,000, resulting in a pre-tax gain of $343,000 and an net-of-tax gain of $214,000. There was no comparable item in 1997.

     The provision for income tax expense was recorded at effective rates of approximately 38% in both 1997 and 1996. Changes in tax expense are largely the result of changes in the level of pre-tax income.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     For the year ended December 31, 1996, net sales declined $4,106,000, or 7.8%. Sales of the Company's Trashmaster landfill compactor line decreased by 25.6% ($5,367,000) due to lower sales to private (non-municipal) landfill operators, resulting from temporary capital spending reductions. Cement mixer sales in 1996 decreased by 10.8% ($2,070,000) from 1995. The Company had an unusually high level of mixer export sales in 1995; these sales returned to more normal levels in 1996. Lower sales in the Trashmaster and cement mixer lines were partially offset by an increase in sales of 30.8% ($3,358,000) in the grinder product line, where the successful introduction of new products (Megagrind and Biogrind) had a positive impact on sales volume.

     Gross profit declined $584,000, or 5.7% to $9,745,000 for 1996 compared to 1995. Gross profit as a percentage of sales increased to 20.1% compared to 19.7% in 1995. The dollar decline in margin was a result of lower sales volume. Margins as a percent of sales improved in the Company's cement mixer and Trashmaster lines, and more than offset the impact of higher manufacturing variances caused by lower levels of production.

     Selling, general and administrative expenses declined $470,000 or 4.8% in 1996 compared to 1995. The decline reflects lower spending on product development and product introduction costs, and management's efforts to control spending in response to lower sales levels.

     Interest expense declined by $96,000 to $811,000 in 1996. The decline reflects lower levels of average borrowings in 1996, and the impact of slightly lower interest rates. Other income (expense) moved to $30,000 of income in 1996 compared to $110,000 of expense in 1995. The change reflects a lower level of activity in sales of receivables under a factoring agreement with Bank One Milwaukee, N.A.

     In 1996 the Company recorded an extraordinary gain on the early retirement of debt of $214,000 (net of income taxes of $129,000). This gain arose after the Company reached an agreement with the former owners of its material reduction grinder product line to accept a payment of $860,000 in full satisfaction of the Company's obligation to make future payments under the terms of a non-competition agreement. Those obligations had been recorded on the company's books at $1,203,000, resulting in a pre-tax gain of $343,000 and a net-of-tax gain of $214,000. There was no comparable item in 1995.

     The Company's backlog of firm orders totaled $6,866,000 as of December 31, 1996 compared to $5,868,000 at December 31, 1995. The increase is due to a higher backlog of orders for the Company's grinder products.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     For the year ended December 31,1995, net sales increased $1,456,000 or 2.9% compared to 1994. Strong market demand and a higher volume of exports resulted in increased sales of the Company's truck mounted Mixer product line and also the Trashmaster landfill compactor product line. Mixer sales increased by 28.2% ($4,234,000) while Trashmaster sales increased by 11.9% ($2,222,000). The higher sales activity in these product lines more than offset weaker market demand which resulted in a sales decrease of 30.3% ($4,698,000) in the Company's Maxigrind material reduction product line.

     Gross profit increased $38,000 or .4% to $10,329,000 for 1995 compared to 1994. Gross profit as a percentage of sales fell to 19.7% in 1995 from 20.2% in 1994. Higher costs for product warranties, and an unfavorable change in sales mix, offset the effects of improved productivity and reduced manufacturing spending and caused the decline in margins as a percentage of sales.

     Selling, general and administrative expenses increased $1,080,000 to $9,731,000 or 12.5% in 1995 compared to 1994 due to higher expenses related to product development, new product introduction, and customer support. The majority of the increase in the product development and new product introduction expenses were associated with the grinder product line.

     Interest expense increased $208,000 in 1995 to $907,000 or 29.7% from 1994 due to higher average borrowings associated with working capital needs and higher interest rates. Other income (expense) moved from $40,000 of income in 1994 to $159,000 of expense in 1995. This swing was due to costs resulting from the sale of receivables, associated with a Trashmaster landfill compactor promotional program, under a factoring agreement with Bank One Milwaukee, N.A.

     The results for 1994 include a $428,000 credit to earnings for the elimination of a deferred tax valuation allowance. This credit is included as a reduction in the provision for income taxes on the Company's 1994 Consolidated Statement of Operations.

     The Company's backlog of firm orders totaled $5,868,000 as of December 31, 1995 compared to $8,359,000 at December 31, 1994. This decrease is due to a lower backlog for the Company's Trashmaster landfill compactor product line.

LIQUIDITY AND CAPITALIZATION

     Working capital and current ratio are financial measurements that provide an indication of the Company's ability to meet its short-term obligations. This data at September 30, 1997 and December 31, 1996 is as follows:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          1997            1996
                                                      -------------   ------------
Current Assets......................................    $19,438,000    $18,528,000
Current Liabilities.................................     16,676,000     13,297,000
Working Capital.....................................      2,762,000      5,231,000
Current Ratio.......................................            1.2            1.4

     Receivables increased by $1,793,000 to $11,024,000 at September 30, 1997 from December 31, 1996. The increase was caused by higher levels of Trashmaster and service parts receivables, offset partially by lower levels of mixer receivables. Inventories declined by $869,000 to $7,963,000 at September 30, 1997 compared to December 31, 1996. The decline largely reflects lower levels of finished Trashmaster machines.

     Based on the proposed Asset Sale and Merger, the Company has chosen not to negotiate an extension of its $10,000,000 line of credit with Bank One Wisconsin, N.A. which is scheduled to expire on April 30, 1998. As a result, all bank borrowings are now classified as current, and the current portion of bank debt has increased to $7,639,000 at September 30, 1997 from $4,088,000 at December 31, 1996. The Company had $2,361,000 available under its credit facility at September 30, 1997.

     In the event that the proposed Asset Sale and Merger are not consummated, management believes that it will be able to extend the existing $10,000,000 line of credit facility without significant change in the terms and conditions of the agreement, and without any significant change in the interest rate charged.

     Management believes cash flows from operating activities for the balance of 1997 and 1998 will be positive, after adjusting cash flow from net income (loss) for depreciation and amortization. Management also believes that the Company's working capital needs over the next twelve months will not vary materially from current levels. The Company has no current material commitments for capital expenditures and has no plans for material expenditures for the balance of 1997 and 1998. Therefore, in management's opinion, the existing credit facility and anticipated future cash generated from operations will be adequate to meet the Company's short- and long-term needs for capital additions, as well as for any short-term fluctuations in the Company's level of working capital.

FORWARD LOOKING STATEMENTS

     The forward-looking statements, or statements based on the Company's belief, expectation, or opinion in this section are subject to many uncertainties. The Company's actual results may differ materially from those described in the forward-looking or other statements. Factors which could cause such a variance to occur include, but are not limited to, changes in general economic conditions in the geographical areas and market segments that the Company is targeting for its products, access to sufficient debt or equity capital to meet the Company's operating and financial needs, the inherent uncertainty of litigation involving the Company's products, and the quality or price of similar or comparable products offered by the Company's competitors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each director, the two persons who served as Chief Executive Officer of the Company during 1996, each of the Company's other executive officers who earned salary and bonus in excess of $100,000 in 1996, each person known to own more than 5% of the Company's Common Stock, and all directors and executive officers as a group, as of September 30, 1997. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned.

                                                              TOTAL NUMBER OF
                                                                  SHARES
                                                               BENEFICIALLY     PERCENTAGE
                  NAME OF BENEFICIAL OWNER                         OWNED         OF CLASS
                  ------------------------                    ---------------   ----------
Trustees of the Rexworks Inc. Employee Stock Ownership
  Trust.....................................................      120,572           6.4
B.A. Beda...................................................       10,000             *
J.L. Bleustein..............................................        4,000             *
F.L. Brengel(1).............................................       56,300           2.9
W.C. Frazier(1).............................................       35,000           1.8
M.C. Hadjinian(1)...........................................       16,160             *
Heartland Advisors, Inc.(2).................................      222,000          11.7
C.J. Klinck(1)(3)...........................................       73,363           3.9
T.D. Lauerman(1)(4).........................................      138,572           7.3
W.J. Nasgovitz(2)...........................................      236,200          12.4
L.R. Newman(4)..............................................      120,572           6.4
R.A. Van Deuren(1)..........................................      121,419           6.3
C.J. Vogus(1)...............................................       15,500             *
All Directors and Executive Officers as a Group (12
  persons)(1)(4)............................................      497,202          24.3

-------------------------
 *  Less than 1%.

(1) Includes the rights of the following persons to acquire shares pursuant to the exercise of currently vested stock options: Mr. Brengel -- 25,000; Mr. Frazier -- 25,000; Mr. Hadjinian -- 10,460; Mr. Klinck -- 7,534; Mr.
    Lauerman -- 13,000; Mr. Van Deuren -- 25,000; Mr. Vogus -- 14,000; and all directors and executive officers as a group -- 146,882.

(2) Heartland Advisors, Inc. ("Heartland") is an investment advisory firm located at 790 North Milwaukee Street, Milwaukee, Wisconsin, 53202. Mr. William J. Nasgovitz is President, Chief Executive Officer and a Director of Heartland.

(3) The amounts shown for Mr. Klinck include 2,204 shares of Common Stock allocated to his account under the Company's Employee Stock Plan.

(4) The amounts shown for Mr. Newman, Mr. Lauerman and for all directors and executive officers as a group include 120,572 shares of Common Stock for which Mr. Newman and Mr. Lauerman share dispositive power as Trustees of the Rexworks Inc. Employee Stock Ownership Trust, which holds all shares under the Company's Employee Stock Plan.

     The above beneficial ownership information is based on information furnished, or Schedule 13G or Schedule 13D filings made, by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Information regarding the Company's directors is set forth in the following table.

                                                        PRINCIPAL OCCUPATION AND              DIRECTOR
                NAME                   AGE                 BUSINESS EXPERIENCE                 SINCE
                ----                   ---              ------------------------              --------
Bruce A. Beda........................  56    Chief Executive Officer of Orion Partners LLC      1996
                                             (a private investment company) since 1995. From
                                             1986 to 1995, Mr. Beda was Vice President and
                                             Chief Financial Officer of Venturedyne Ltd.
                                             Prior to that he held various management
                                             positions at Kimberly-Clark, The Pillsbury
                                             Company and Wehr Corporation.
Jeffrey L. Bleustein.................  56    President and Chief Executive Officer of           1994
                                             Harley-Davidson, Inc. since July 1997.
                                             President and Chief Operating Officer of the
                                             Motorcycle Division of Harley-Davidson, Inc.
                                             and Executive Vice President of
                                             Harley-Davidson, Inc. for more than five years
                                             prior to July 1997 until July 1997. Mr.
                                             Bleustein is also a director of
                                             Harley-Davidson, Inc. and Brunswick
                                             Corporation.
Frederick L. Brengel.................  74    Mr. Brengel was President and Chief Executive      1988
                                             Officer of Johnson Controls, Inc. (a
                                             manufacturer of automated building controls,
                                             automotive batteries and industrial process
                                             instrumentation and piping systems) from 1967
                                             until his retirement in 1988 and was Chairman
                                             of the Board of Directors of Johnson Controls
                                             from 1985 until his retirement in 1993. Mr.
                                             Brengel is also a director of Johnson Controls,
                                             Inc.
Warner C. Frazier....................  64    Chairman of the Board of Directors, President      1986
                                             and Chief Executive Officer of Simplicity
                                             Manufacturing, Inc. (a manufacturer of lawn and
                                             garden tractors and snow removal equipment) for
                                             more than the past five years. Mr. Frazier is
                                             also a director of Superior Services, Inc.
Richard A. Van Deuren................  68    A Shareholder of the law firm Reinhart,            1983
                                             Boerner, Van Deuren, Norris & Rieselbach for
                                             more than the past five years. Mr. Van Deuren
                                             serves in his individual capacity and not as a
                                             representative of Reinhart, Boerner, Van
                                             Deuren, Norris & Rieselbach, s.c.

EXECUTIVE OFFICERS

     Information concerning those executive officers of the Company who are not directors is set forth in the following table:

                NAME                   AGE                   POSITION AND EXPERIENCE
                ----                   ---                   -----------------------
Laurance R. Newman...................  56    Mr. Newman has served as President and Chief Executive
                                             Officer since December 1996. Prior to December 1996 Mr.
                                             Newman served as a consultant to the Company. From 1963
                                             to 1996 Mr. Newman held various positions with S.C.
                                             Johnson Wax, retiring as Executive Vice President. Mr.
                                             Newman is also a business consultant and Senior Managing
                                             Director of the Kotler Marketing Group, a global
                                             marketing consulting organization. Mr. Newman is a
                                             Director of the Unico Corporation, Wesbar Corporation,
                                             Bardon Products Corporation and Dexide Corporation.
Thomas D. Lauerman...................  43    Mr. Lauerman has served as Vice President --
                                             Administration, Secretary, Treasurer and Chief Financial
                                             Officer since joining the Company in 1994. From 1980
                                             until he joined the Company, Mr. Lauerman held various
                                             financial management positions at FMC Corporation, most
                                             recently as Controller of an overseas joint venture
                                             manufacturing military vehicles.
Clinton E. Vogus.....................  53    Mr. Vogus has served as Vice President -- Operations
                                             since joining the Company in 1994. From 1992 until the
                                             time he joined the Company, Mr. Vogus was Vice President
                                             --Operation and Business Development for Reach All,
                                             Inc., a manufacturer of aerial devices for the utility
                                             industry. From 1989 to 1992, Mr. Vogus was General
                                             Manager of the Chronos Richardson Division of Staveley
                                             Industries, plc.
Christopher J. Klinck................  61    Mr. Klinck has served as Vice President -- Compaction
                                             Sales since 1990.
George T. Moeller....................  53    Mr. Moeller has served as Vice President -- Grinder
                                             Sales since joining the Company in 1993. Prior to
                                             joining the Company, Mr. Moeller held various sales
                                             management positions with FMC Corporation -- Sweeper
                                             Division.
Harold J. Murdock....................  53    Mr. Murdock has served as Vice President of
                                             International Sales since joining the Company in 1992.
                                             From 1978 until he joined the Company, Mr. Murdock held
                                             various marketing management positions at FMC
                                             Corporation -- Sweeper Division.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any matters to be presented for action at the Special Meeting other than those described herein and does not intend to bring any other matters before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

                             STOCKHOLDER PROPOSALS

     As described in the Company's Proxy Statement relating to its 1997 Annual Meeting (in the event the Merger is not consummated for any reason), proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 26, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholders should mail any proposals by certified mail-return receipt requested.

                            EXPENSES OF SOLICITATION

     The expenses in connection with solicitation of the enclosed form of proxy, will be borne by the Company. In addition to solicitation by mail, officers or regular employees of the Company, who will receive no compensation for such services other than their regular salaries, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage houses, nominees, participants in central certificate depository systems and other custodians and fiduciaries to supply them with solicitation material for forwarding to their principals, and arrangements may be made with such persons to obtain authority to sign proxies. The Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report.

     A representative of Arthur Andersen LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at its Washington address at prescribed rates. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web at http://www.sec.gov.

                                        By order of the Board of Directors

                                        Laurance R. Newman, President and
                                        Chief Executive Officer

Milwaukee, Wisconsin

November 28, 1997

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of September 30, 1997 and
  December 31, 1996.........................................    F-2
Consolidated Statements of Operations and Retained Earnings
  for the three months ended September 30, 1997 and 1996 and
  for the nine months ended September 30, 1997 and 1996.....    F-4
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 1997
  and 1996..................................................    F-5
Notes to Consolidated Financial Statements..................    F-6
AUDITED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................    F-8
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................    F-9
Consolidated Statements of Operations for years ended
  December 31, 1996, 1995 and 1994..........................    F-10
Consolidated Statements of Stockholders' Investment for
  years ended December 31, 1996, 1995 and 1994..............    F-11
Consolidated Statements of Cash Flows for years ended
  December 31, 1996, 1995 and 1994..........................    F-12
Notes to Consolidated Financial Statements..................    F-13

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               UNAUDITED
                                                              SEPTEMBER 30    DECEMBER 31
                                                                  1997           1996
                                                              ------------    -----------
ASSETS
CURRENT ASSETS:
Cash........................................................  $     5,000     $     5,000
Accounts receivable (less reserves of $125,000).............   11,024,000       9,231,000
Inventories.................................................    7,963,000       8,632,000
Other current assets........................................       446,00         460,000
                                                              -----------     -----------
Total current assets........................................   19,438,000      18,528,000
                                                              -----------     -----------
DEFERRED INCOME TAX BENEFIT.................................      969,000         969,000
NONCOMPETE AGREEMENT........................................      786,000       1,228,000
OTHER ASSETS................................................      826,000         918,000
PROPERTY, PLANT AND EQUIPMENT:
Land........................................................       36,000          36,000
Buildings and land improvements.............................    1,445,000       1,445,000
Machinery and equipment.....................................    6,394,000       6,300,000
                                                              -----------     -----------
                                                                7,876,000       7,781,000
Less accumulated depreciation...............................   (5,567,000)     (5,141,000)
                                                              -----------     -----------
Net property, plant and equipment...........................    2,308,000       2,640,000
                                                              -----------     -----------
TOTAL ASSETS................................................  $24,327,000     $24,283,000
                                                              ===========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                                                               UNAUDITED
                      LIABILITIES AND                         SEPTEMBER 30    DECEMBER 31
                  STOCKHOLDERS' INVESTMENT                        1997           1996
                  ------------------------                    ------------    -----------
CURRENT LIABILITIES:
Current portion of long term debt...........................  $ 7,639,000     $ 4,088,000
Accounts payable -- trade...................................    4,449,000       4,453,000
Accrued expenses:
  Salaries and other benefits...............................      831,000         964,000
  Warranty..................................................    1,303,000       1,323,000
  Product liability defense.................................    1,872,000       1,657,000
  Other.....................................................      234,000         521,000
Deferred income taxes.......................................      298,000         253,000
Advances from customers.....................................       50,000          38,000
                                                              -----------     -----------
  Total current liabilities.................................   16,676,000      13,297,000
LONG TERM DEBT..............................................           --       2,984,000
                                                              -----------     -----------
  Total liabilities.........................................   16,676,000      16,281,000
STOCKHOLDERS' INVESTMENT:
Common stock, $.12 par value, 4,300,000 shares authorized,
  1,896,668 shares issued and outstanding...................      227,000         227,000
Additional paid-in capital..................................    7,023,000       7,023,000
Treasury stock..............................................      (26,000)        (26,000)
Retained earnings...........................................      427,000         778,000
                                                              -----------     -----------
  Total stockholders' investment............................    7,651,000       8,002,000
                                                              -----------     -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT..................................  $24,327,000     $24,283,000
                                                              ===========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND RETAINED EARNINGS
                                  (UNAUDITED)

                                              THREE MONTHS ENDED           NINE MONTHS ENDED
                                                 SEPTEMBER 30                SEPTEMBER 30
                                           -------------------------   -------------------------
                                              1997          1996          1997          1996
                                           -----------   -----------   -----------   -----------
NET SALES................................  $10,735,000   $10,395,000   $34,349,000   $38,176,000
COST OF SALES............................    8,652,000     8,439,000    27,906,000    30,356,000
                                           -----------   -----------   -----------   -----------
  Gross profit...........................    2,083,000     1,956,000     6,443,000     7,820,000
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSE................................    2,021,000     2,100,000     6,435,000     7,034,000
  Income from operations.................       62,000      (144,000)        8,000       786,000
                                           -----------   -----------   -----------   -----------
OTHER (EXPENSE) INCOME:
  Interest expense.......................     (173,000)     (211,000)     (519,000)     (669,000)
  Other..................................      (10,000)       22,000       (56,000)       63,000
                                           -----------   -----------   -----------   -----------
(Loss) income before income taxes and
  extraordinary item.....................     (121,000)     (333,000)     (567,000)      180,000
(BENEFIT) PROVISION FOR INCOME TAXES.....      (44,000)     (125,000)     (216,000)       68,000
Net (loss) income before extraordinary
  item...................................      (77,000)     (208,000)     (351,000)      112,000
EXTRAORDINARY ITEM Gain on early
  retirement of debt, net of income taxes
  of $129,000............................                    214,000                     214,000
                                           -----------   -----------   -----------   -----------
NET (LOSS) INCOME........................      (77,000)        6,000      (351,000)      326,000
Retained Earnings, Beginning of period...      504,000     1,069,000       778,000       749,000
RETAINED EARNINGS, END OF PERIOD.........  $   427,000   $ 1,075,000   $   427,000   $ 1,075,000
                                           ===========   ===========   ===========   ===========
PER SHARE AMOUNTS:
  Net (loss) income before extraordinary
     item................................        (0.04)        (0.11)        (0.18)         0.06
  Extraordinary item.....................           --          0.11            --          0.11
  Net (loss) income......................        (0.04)         0.00         (0.18)         0.17
Weighted average number of common shares
  outstanding............................    1,927,000     1,918,000     1,917,000     1,913,000
                                           ===========   ===========   ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements of operations.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                 1997           1996
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $  (351,000)   $   326,000
Adjustments to reconcile net income to net cash provided by
  (used for) operating activities:
  Depreciation and amortization.............................      960,000        996,000
  Gain on early retirement of debt..........................                    (214,000)
  Provision for deferred income taxes.......................       45,000        122,000
  Changes in assets and liabilities:
     (Increase) decrease in accounts receivable.............   (1,793,000)     2,896,000
     Decrease in inventories................................      869,000      2,855,000
     Decrease (increase) in other current assets............       14,000       (134,000)
     Net decrease in other current liabilities..............     (217,000)    (3,272,000)
                                                              -----------    -----------
Net cash provided by operating activities...................     (473,000)     3,575,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................      (94,000)      (402,000)
Investment in joint venture.................................                     (10,000)
                                                              -----------    -----------
Net cash (used for) investing activities....................      (94,000)      (412,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under line-of-credit
  agreement.................................................      567,000     (2,064,000)
Noncompete liability principal payments.....................           --     (1,099,000)
                                                              -----------    -----------
Net cash provided by financing activities...................      567,000     (3,163,000)
                                                              -----------    -----------
Net increase in cash........................................           --             --
CASH AT BEGINNING OF YEAR...................................        5,000          5,000
                                                              -----------    -----------
CASH AT END OF QUARTER......................................  $     5,000    $     5,000
                                                              ===========    ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid...............................................  $   518,000    $   833,000
Income taxes (refunded) paid................................      (42,000)        77,000

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 REXWORKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1996

(1) In the opinion of management, all adjustments (consisting of only normal recurring adjustments) which were necessary to a fair statement of the results of the interim periods have been included in the preceding financial statements. However, the results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of results to be expected for the entire year. Certain items, including income taxes, LIFO charges and various other accruals are included in these statements based on current estimates for the entire year.

(2) INVENTORIES

     Substantially all inventories are stated at cost which does not exceed market, determined on the last-in, first-out (LIFO) basis. Inventory amounts as of September 30, 1997 and December 31, 1996 are as follows:

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
At lower of cost (FIFO) or market:
  Raw materials.............................................   $   110,000     $   146,000
  Work-in-process and components............................     6,017,000       6,550,000
  Finished goods............................................     4,525,000       4,825,000
                                                               -----------     -----------
                                                                10,652,000      11,521,000
Excess of FIFO over LIFO cost...............................    (2,689,000)     (2,689,000)
Total inventories at LIFO...................................   $ 7,963,000     $ 8,832,000
                                                               ===========     ===========

(3) DEBT

     Debt as of September 30, 1997 and December 31, 1996 is as follows:

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
Borrowings under line-of-credit agreement...................   $ 7,639,000     $ 7,072,000
Less: Current portion.......................................    (7,639,000)     (4,088,000)
                                                               -----------     -----------
Long term portion of debt...................................   $        --     $ 2,984,000
                                                               ===========     ===========

(4) LEGAL PROCEEDINGS

     Product liability claims against the Company arise from time to time in the ordinary course of business. The Company is currently party to a number of legal proceedings involving product liability claims in a number of states, some of which involve significant claims. These proceedings are now pending before courts in various stages, or are in discovery stages. In most instances, pending claims allege the Company produced faulty product which led to injury. The Company generally denies liability and intends to vigorously defend these proceedings.

     The Company does not purchase product liability insurances because, in the opinion of management, the premiums the Company would have to pay for such insurance are not justified by the Company's historical and expected future loss experience. Accordingly, all costs associated with product liability claims must be paid by the Company and are not covered by insurance.

     As of November 6, 1997 there were nine open product liability cases against the Company. One of these cases went to trial during 1997. The Company lost this case and is currently planning an appeal. No other cases are scheduled for trial during the remainder of 1997.

     Management believes the Company has liability defenses for each of the cases that may come to trial during the remainder of 1997 or in future years, but does recognize there is an inherent uncertainty as to the

                                 REXWORKS INC.

eventual resolution of unsettled claims. In the opinion of management, any losses with respect to existing claims in excess of established reserves will not have a material impact on the Company's operating income or financial condition

(5) EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128, "Earnings per Share," which is effective for periods ending after December 31, 1997. This Statement revised the calculation of earnings per share. The Company will adopt this statement in its 1998 financial statements.

(6) REPORTING COMPREHENSIVE INCOME

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards Number 130, "Reporting Comprehensive Income," which is effective for periods beginning after December 15, 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company will adopt this statement in its 1998 financial statements.

(7) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     The Financial Accounting Standards Board also recently issued Statement of Financial Accounting Standards Number 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for periods beginning after December 15, 1997. This Statement revised the rules for reporting information about segments of an enterprise in financial statements. The Company will adopt this statement in its 1998 financial statements.

                                 REXWORKS INC.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Rexworks Inc.:

     We have audited the accompanying consolidated balance sheets of Rexworks Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rexworks Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
February 11, 1997.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                                 ----          ----
ASSETS
CURRENT ASSETS:
  Cash......................................................  $     5,000   $    10,000
  Accounts receivable, less reserves of $125,000 in both
     years..................................................    9,231,000    10,308,000
  Inventories...............................................    8,832,000    12,111,000
  Other current assets......................................      460,000        29,000
                                                              -----------   -----------
          Total current assets..............................   18,528,000    22,458,000
                                                              -----------   -----------
DEFERRED INCOME TAX BENEFIT.................................      969,000       917,000
NONCOMPETE AGREEMENT........................................    1,228,000     1,818,000
OTHER ASSETS................................................      918,000       981,000
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................       36,000        36,000
  Buildings and land improvements...........................    1,445,000     1,397,000
  Machinery and equipment...................................    6,300,000     5,863,000
                                                              -----------   -----------
                                                                7,781,000     7,296,000
Less accumulated depreciation...............................   (5,141,000)   (4,571,000)
                                                              -----------   -----------
Net property, plant and equipment...........................    2,640,000     2,725,000
                                                              -----------   -----------
          TOTAL ASSETS......................................  $24,283,000   $28,899,000
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current portion of long term debt.........................  $ 4,088,000   $ 5,362,000
  Accounts payable -- trade.................................    4,453,000     5,503,000
  Accrued expenses:
     Salaries and other benefits............................      964,000       786,000
     Warranty...............................................    1,323,000     1,380,000
     Product liability defense..............................    1,657,000     1,560,000
     Other..................................................      521,000     1,214,000
  Deferred income taxes.....................................      253,000       232,000
  Advances from customers...................................       38,000        83,000
                                                              -----------   -----------
          Total current liabilities.........................   13,297,000    16,120,000
LONG TERM DEBT..............................................    2,984,000     4,835,000
                                                              -----------   -----------
          Total liabilities.................................   16,281,000    20,955,000
STOCKHOLDERS' INVESTMENT:
Common stock, $.12 par value, 4,300,000 shares authorized,
  1,896,668 and 1,886,668 shares issued and outstanding,
  respectively..............................................      227,000       226,000
Additional paid-in capital..................................    7,023,000     6,995,000
Treasury stock..............................................      (26,000)      (26,000)
Retained earnings...........................................      778,000       749,000
                                                              -----------   -----------
          Total stockholders' investment....................    8,002,000     7,944,000
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            INVESTMENT......................................  $24,283,000   $28,899,000
                                                              ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                           1996          1995          1994
                                                           ----          ----          ----
NET SALES.............................................  $48,373,000   $52,479,000   $51,023,000
COST OF SALES.........................................   38,628,000    42,150,000    40,732,000
                                                        -----------   -----------   -----------
  Gross profit........................................    9,745,000    10,329,000    10,291,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........    9,261,000     9,731,000     8,651,000
                                                        -----------   -----------   -----------
  Income from operations..............................      484,000       598,000     1,640,000
OTHER (EXPENSE) INCOME:
  Interest expense....................................     (811,000)     (907,000)     (699,000)
  Other...............................................       30,000      (110,000)      260,000
                                                        -----------   -----------   -----------
  (Loss) income before income taxes and extraordinary
     item.............................................     (297,000)     (419,000)    1,201,000
(BENEFIT) PROVISION FOR INCOME TAXES..................     (112,000)     (159,000)       40,000
                                                        -----------   -----------   -----------
  Net (loss) income before extraordinary item.........     (185,000)     (260,000)    1,161,000
EXTRAORDINARY ITEM
  Gain on early retirement of debt, net of income
     taxes of $129,000................................      214,000            --            --
                                                        -----------   -----------   -----------
  NET INCOME (LOSS)...................................  $    29,000   $  (260,000)  $ 1,161,000
                                                        ===========   ===========   ===========
PER SHARE AMOUNTS:
  Net (loss) income before extraordinary item.........        (0.09)        (0.13)         0.59
  Extraordinary item..................................         0.11            --            --
  Net income (loss)...................................         0.02         (0.13)         0.59

          The accompanying notes to consolidated financial statements are an integral part of these statements of operations.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
               FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1996

                                     COMMON STOCK       ADDITIONAL    TREASURY STOCK      RETAINED
                                 --------------------    PAID-IN     -----------------    EARNINGS
                                  SHARES      AMOUNT     CAPITAL     SHARES    AMOUNT    (DEFICIT)
                                  ------      ------    ----------   ------    ------    ---------
Balance December 31, 1993......  1,843,021   $221,000   $6,908,000   (2,336)  $(26,000)  $ (152,000)
Net Income.....................         --         --           --       --         --    1,161,000
Exercise of Stock Options......     15,000      2,000       28,000       --         --           --
                                 ---------   --------   ----------   ------   --------   ----------
Balance December 31, 1994......  1,858,021    223,000    6,936,000   (2,336)   (26,000)   1,009,000
Net Loss.......................         --         --           --       --         --     (260,000)
Exercise of Stock Options......     28,647      3,000       59,000       --         --           --
                                 ---------   --------   ----------   ------   --------   ----------
Balance December 31, 1995......  1,886,668    226,000    6,995,000   (2,336)   (26,000)     749,000
Issuance of Shares.............     10,000      1,000       28,000       --         --           --
Net Income.....................         --         --           --       --         --       29,000
                                 ---------   --------   ----------   ------   --------   ----------
Balance December 31, 1996......  1,896,668   $227,000   $7,023,000   (2,336)  $(26,000)  $  778,000
                                 =========   ========   ==========   ======   ========   ==========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                             1996           1995           1994
                                                             ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................    $    29,000    $  (260,000)   $ 1,161,000
Adjustments to reconcile net income to net cash
  provided by (used for) operating activities:
  Depreciation and amortization.......................      1,282,000      1,283,000      1,210,000
  Gain (loss) on sale of equipment....................             --         18,000         (6,000)
  Gain on early retirement of debt, net of taxes......       (214,000)            --             --
  (Credit) provision for deferred income taxes........       (160,000)      (210,000)        98,000
  Changes in assets and liabilities:
     Decrease in accounts receivable..................      1,077,000     (2,556,000)    (2,075,000)
     Decrease (increase) in inventories...............      3,279,000     (2,065,000)    (2,409,000)
     (Increase) decrease in other assets..............       (481,000)       237,000        (86,000)
     Net (decrease) increase in other current
       liabilities....................................     (1,487,000)     1,546,000      1,872,000
                                                          -----------    -----------    -----------
Net cash provided by (used for) operating
  activities..........................................      3,325,000     (2,007,000)      (235,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..................................       (495,000)      (523,000)    (1,026,000)
Proceeds from the sale of equipment...................             --          4,000         44,000
                                                          -----------    -----------    -----------
Net cash used for investing activities................       (495,000)      (519,000)      (982,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayment) borrowings under line-of-credit
  agreement...........................................     (1,736,000)     2,464,000      1,613,000
Noncompete liability payments.........................     (1,099,000)            --       (426,000)
Exercise of stock options.............................             --         62,000         30,000
                                                          -----------    -----------    -----------
Net cash (used for) provided by financing
  activities..........................................     (2,835,000)     2,526,000      1,217,000
                                                          -----------    -----------    -----------
Net decrease in cash..................................         (5,000)            --             --
CASH AT BEGINNING OF YEAR.............................         10,000         10,000         10,000
                                                          -----------    -----------    -----------
CASH AT END OF PERIOD.................................    $     5,000    $    10,000    $    10,000
                                                          ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid.........................................    $   968,000    $   731,000    $   818,000
Income taxes paid.....................................        157,000         49,000        368,000

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 REXWORKS INC.

                         REXWORKS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Rexworks Inc. (the "Company") and its wholly-owned subsidiaries, Rexworks International, a Domestic International Sales Corporation, and Rexworks International Trading Corporation, a Foreign Sales Corporation. All intercompany accounts and transactions have been eliminated.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Specifically, the Company has recorded a product liability reserve which could be significantly different from actual settlements as described in Note 7.

  Inventories

     Substantially all inventories are stated at cost, which does not exceed market, determined on the last-in, first-out ("LIFO") basis. Inventory costs include the costs of material, labor and direct and indirect costs of manufacturing.

     Inventory amounts as of December 31, 1996 and 1995 are as follows:

                                                         1996          1995
                                                         ----          ----
Lower of FIFO cost or market:
  Raw materials.....................................  $   146,000   $   350,000
  Work-in-process and components....................    6,550,000     6,780,000
  Finished goods....................................    4,825,000     7,431,000
                                                      -----------   -----------
                                                       11,521,000    14,561,000
Excess of FIFO over LIFO cost.......................   (2,689,000)   (2,450,000)
                                                      -----------   -----------
     Total inventories at LIFO......................  $ 8,832,000   $12,111,000
                                                      ===========   ===========

  Property, Plant and Equipment

     Plant and equipment is stated at cost and is depreciated over the estimated useful lives of the assets using the straight-line method. Asset lives used for financial statement purposes are:

Buildings and land improvements.............................  6-20 years
Machinery and equipment.....................................  4-15 years

     Upon retirement, the asset account is reduced by the original cost and the reserve account is reduced by the accumulated depreciation. The gain or loss on disposition is reflected in current earnings. Maintenance and repair costs are charged to expense as incurred. Renewals and improvements are added to plant and equipment accounts.

     Effective January 1, 1996, the Company adopted the provisions of the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Assets to be Disposed of." SFAS No. 121 requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement did not have a significant impact on the Company's results of operations.

  Noncompete Agreement and Other Intangible Assets

     The Company has a noncompete agreement in place with the former owner of the Maxigrind product line. The related asset had an original value of $3,500,000 and is being amortized over six years, the term of the agreement. Accumulated amortization on the non-compete agreement was $2,272,000 and $1,682,000 at December 31, 1996 and 1995, respectively.

     The Company also acquired patent rights from the former owner of the Maxigrind product line for $820,000, which are being amortized over 17 years. Accumulated amortization on patents was $187,000 and $141,000 at December 31, 1996 and 1995, respectively. Patents are included in other assets on the Consolidated Balance Sheets.

  Warranties

     The Company records liabilities for warranty costs under both standard and extended warranty programs. The Company's standard warranty is typically in effect for six to twelve months after the sale of a machine. The Company estimates its liability for standard warranties based on recent warranty claim experience as a percentage of sales, and uses this relationship to establish the amount of standard warranty liabilities at the balance sheet date. The Company also offers extended warranty coverage on certain components of some machines sold. The Company estimates its liability for extended warranties based on a specific review of the individual warranty contracts. These estimates include both the expected cost of resolving known problems with machines, and the estimated cost of resolving problems that are likely to occur in the future, based on the Company's past history with similar machines and warranty contracts.

  Advances from Customers

     Advances from customers represent progress payments received by the Company for equipment to be delivered at a later date.

  Foreign Sales

     All of the Company's export sales are denominated in US dollars, and the Company does not engage in any currency risk hedging programs.

     In 1996, 1995, and 1994 the Company had revenues from export sales as follows:

                   LOCATION                         1996          1995          1994
                   --------                      ----------    ----------    ----------
Mexico, Central and South America..............  $  335,000    $  727,000    $2,227,000
Australia and New Zealand......................   1,019,000       102,000       326,000
Western Europe.................................   1,950,000     3,221,000     1,333,000
Canada.........................................   1,337,000       741,000     1,273,000
Middle East and North Africa...................     335,000     1,053,000       847,000
Asia...........................................     703,000     2,093,000       142,000
Africa.........................................     375,000       871,000            --
All other......................................      47,000             -            --
                                                 ----------    ----------    ----------
          Total export sales...................  $6,101,000    $8,808,000    $6,148,000
                                                 ==========    ==========    ==========
Export sales as % of total sales...............        12.6%         16.8%         12.0%

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain prior year financial statement amounts have been reclassified to conform with their current year classification.

(2) NATURE OF OPERATIONS

     The Company designs, manufactures and sells truck mounted concrete mixers, compaction equipment and the Maxigrind materials reduction product as well as replacement parts for this equipment. Approximately 91% of 1996 sales (84% in 1995 and 91% in 1994) were made to equipment distributors, who in turn rent or sell equipment to end users. Approximately 13% of 1995 sales, consisting of waste and recycling products, were made to one customer. No one customer accounted for more than 10% of sales in 1996 and 1994.

(3) DEBT

     Debt as of December 31, 1996 and 1995 was as follows:

                                                         1996          1995
                                                         ----          ----
Borrowings under line-of-credit agreement...........  $ 7,072,000   $ 8,809,000
Liability for noncompete payments to be made to
  Norkot's sole shareholder, discounted at 8%.......            0     1,388,000
Less: Current portion...............................   (4,088,000)   (5,362,000)
                                                      -----------   -----------
Long term portion of debt...........................  $ 2,984,000   $ 4,835,000
                                                      ===========   ===========

     The Company maintains a line-of-credit agreement with Bank One Milwaukee, N.A. The agreement was originally entered into on May 31, 1990 and was most recently amended on January 1, 1997. The agreement provides for borrowings up to the lesser of $10.0 million or the sum of 80% of qualified accounts receivable (as defined), 40% of FIFO inventory, and a fixed asset amount. The fixed asset amount was $2,415,000 at December 31, 1996, and will be reduced by $37,000 each month thereafter. A portion of the total outstanding line ($3,000,000) carries a fixed interest rate of 9.375%; interest rates on the balance of the line vary with the prime rate. The variable rate at December 31, 1996 was 8.50%. Substantially all the Company's accounts receivable, inventories and property, plant and equipment are pledged as collateral for this debt.

     The loan agreement requires that the Company achieve agreed levels of Net Cash Flow (as defined), and that the Company's ratio of total liabilities to tangible net worth be less than 2.5 to 1.0. The agreement also limits capital expenditures to no more than $1,000,000 in any year.

     The amended loan agreement provides that the bank may terminate the line-of-credit at any time after April 30, 1998 upon 90 days notice to the Company.

     Management does not expect to reduce line-of-credit borrowings below $2,984,000 during 1997; therefore, that amount has been classified as long term.

     Additional data related to borrowings due under the line-of-credit agreement are summarized below:

                                                           1996         1995
                                                           ----         ----
At December 31:
  Unused line-of credit...............................  $2,928,000   $1,191,000
  Interest rate.......................................       8.50%        9.25%
For the year ended December 31:
  Maximum outstanding balance.........................  $9,527,000   $9,256,000
  Average outstanding balance.........................   7,921,000    7,549,000

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average interest rate on all borrowings was 9.3% in 1996 and 10.2% in 1995.

     Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of outstanding debt approximates its carrying value.

     The original terms of the noncompete agreement with the former owner of the Maxigrind product line (see note 1) provided for the Company to make payments over future years. During 1996, the Company negotiated an arrangement with the former owners of the Maxigrind product line to settle in full the remaining liability and interest due under this agreement for $860,000. The early retirement of this liability resulted in an extraordinary gain of $214,000, after related income taxes, computed as follows:

Remaining liability.........................................  $1,149,000
Accrued interest............................................      54,000
                                                              ----------
     Total..................................................   1,203,000
Settlement amount...........................................     860,000
                                                              ----------
Gain on early retirement before income taxes................     343,000
Income taxes................................................     129,000
                                                              ----------
Net gain on early retirement of debt........................  $  214,000
                                                              ==========

(4) INCOME TAXES

     The Company accounts for income taxes as prescribed by SFAS No. 109, "Accounting For Income Taxes." Under this statement, deferred income taxes are recorded on temporary differences between the book and tax basis at the tax rate expected to be in effect when the temporary differences reverse. A valuation allowance is provided when it is likely that some portion of the deferred tax assets arising from temporary differences and net operating losses will not be realized.

     Information with respect to the Company's income tax provisions (credits) is as follows:

                                                 1996        1995        1994
                                                 ----        ----        ----
CURRENT:
Federal......................................  $  38,000   $  44,000   $ 351,000
State........................................     10,000       7,000      19,000
Reversal of valuation allowance..............         --          --    (428,000)
                                               ---------   ---------   ---------
     Total current...........................     48,000      51,000     (58,000)
DEFERRED.....................................   (160,000)   (210,000)     98,000
                                               ---------   ---------   ---------
     Total (credit) provision................  $(112,000)  $(159,000)  $  40,000
                                               =========   =========   =========

     A reconciliation of the Company's effective income tax rate to the statutory federal tax rate for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                        1996       1995       1994
                                                        ----       ----       ----
Statutory federal income tax rate.....................  (34.0)%    (34.0)%     34.0%
State income taxes, net of federal benefit............   (2.2)%     (1.6)%      3.5%
Change in valuation allowance.........................     --         --      (35.6)%
Other.................................................   (1.5)%     (2.3)%      1.4%
                                                        -----      -----      -----
Effective income tax rate.............................  (37.7)%    (37.9)%      3.3%
                                                        =====      =====      =====

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Temporary differences which give rise to net deferred taxes under FASB Statement No. 109 as of December 31, 1996 and 1995 are as follows:

                                                         1996          1995
                                                         ----          ----
Current deferred tax (liabilities) assets:
  Inventory basis...................................  $(1,731,000)  $(1,622,000)
  Accruals and reserves not currently deductible....    1,478,000     1,390,000
                                                      -----------   -----------
       Net current deferred tax (liability).........     (253,000)     (232,000)
                                                      -----------   -----------
Long term deferred tax assets:
  Alternative minimum tax credit carryforwards......      230,000       228,000
  Property, plant and equipment.....................      117,000       129,000
  Intangibles.......................................      622,000       560,000
                                                      -----------   -----------
       Net long term deferred tax asset.............      969,000       917,000
                                                      -----------   -----------
       Net deferred tax asset.......................  $   716,000   $   685,000
                                                      ===========   ===========

(5) STOCKHOLDER'S INVESTMENT

     In 1983, the Company established the Rexworks Inc. Employee Stock Plan (the "Plan") and Employee Stock Ownership Trust (the "Trust"). The plan is non-contributory and includes all employees who have completed one year of service. Under the plan provisions, the Company may make contributions to the Trust for the benefit of eligible employees. No contributions were made to the plan in 1996, 1995 or 1994 and the Board of Directors has not authorized any future contributions to the Plan at this time.

     Beginning in 1990, the Company granted options to purchase shares of Rexworks Inc. common stock to certain directors, officers and key employees. In 1992, the Company (with the approval of its Board of Directors) established the Rexworks Inc. Management Incentive Compensation Program (the "Program"). Program awards are in the form of cash or stock options and are based upon the Company's achievement of key financial performance measures and individual performance objectives. In February 1995, participants in aggregate were awarded $204,000 in cash and options to purchase 30,000 shares of Rexworks stock at an exercise price of $4.25 (the market value on the date of grant) for the 1994 Program. No awards were granted under the program for 1996 or 1995.

     On December 30, 1996 the Company granted Michael C. Hadjinian, the Chairman of the Board and former President, options to purchase 50,000 shares of Rexworks stock at an exercise price of $2.25 per share. The options expire on November 30, 1997.

     Effective January 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation. The Company will continue to apply the accounting provisions of Accounting Principles Board Opinion 25 to stock-based employee compensation arrangements as is allowed by the statement. The impact of the pro forma compensation cost on the earnings per share calculations for stock options granted in 1996 and 1995 was not material to the consolidated financial statements.

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The number of options granted and outstanding is summarized below:

                                               1996                 1995                 1994
                                        ------------------   ------------------   ------------------
                                                  WEIGHTED             WEIGHTED             WEIGHTED
                                                  AVERAGE              AVERAGE              AVERAGE
                                                  EXERCISE             EXERCISE             EXERCISE
                                        SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                        ------    --------   ------    --------   ------    --------
Outstanding at January 1..............  338,413     4.03     337,060     3.86     332,060     3.71
Granted...............................   50,000     2.25      30,000     4.25      20,000     4.94
Exercised.............................       --       --     (28,647)    2.16     (15,000)    2.00
Expired...............................  (75,000)    4.00          --       --          --       --
                                        -------              -------              -------
Outstanding at December 31............  313,413     3.76     338,413     4.03     337,060     3.86
                                        =======              =======              =======
Exercisable at end of year............  313,413     3.76     295,080     4.23     262,060     4.10
                                        =======              =======              =======
Authorized for future issuance........  312,000              362,000              392,000
                                        =======              =======              =======

     Of the 313,413 options outstanding at December 31, 1996, 218,413 have exercise prices between $2.00 and $4.00, with a weighted average exercise price of $2.84 and a weighted average remaining contractual life of 3.6 years. An additional 60,000 options outstanding at December 31, 1996 have exercise prices between $4.00 and $6.00, with a weighted average exercise price of $4.65 and a weighted average remaining contractual life of 7.1 years. The remaining 35,000 options outstanding have an exercise price of $8.00 and a weighted average remaining contractual life of 3.3 years.

(6) LEASES

     The Company has no material noncancellable operating lease arrangements with expirations of more than one year. Rental expense under various operating leases was $31,000 in 1996 and 1995, and $87,000 in 1994.

(7) LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES

     Product liability claims against the Company arise from time to time in the ordinary course of business. The Company is currently party to a number of legal proceedings involving product liability claims in a number of states, some of which involve significant amounts. These proceedings are now pending before courts in various stages or are in discovery stages. In most instances, pending claims allege the Company produced faulty product which led to injury. The Company generally denies liability and intends to vigorously defend these proceedings.

     The Company does not purchase product liability insurance because, in the opinion of management, the premiums the Company would have to pay for insurance are not justified by the Company's historical and expected future loss experience. Accordingly, all expenses related to product liability claims must be paid by the Company and are not covered by insurance.

     The Company maintains a reserve for costs expected to arise out of known and expected product liability claims. The reserve is increased by provisions to current earnings and is decreased by payments of defense costs, settlements and judgments, if any. Activity in the reserve account is summarized as follows:

                                                1996         1995         1994
                                                ----         ----         ----
Balance beginning of year..................  $1,560,000   $1,550,000   $1,175,000
Provisions.................................     800,000      793,000      707,000
Payments...................................    (703,000)    (783,000)    (332,000)
                                             ----------   ----------   ----------
Balance, end of year.......................  $1,657,000   $1,560,000   $1,550,000
                                             ==========   ==========   ==========

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1996, there were eight open product liability cases against the Company. There is a possibility that up to four of these cases, including two of the more significant cases, may come to trial in 1997. There is also the possibility that the trial dates for those cases may be postponed or the Company may consider settlement offers.

     Management believes the Company has liability defenses for each of the cases that may come to trial in 1997, but does recognize there is an inherent uncertainty as to the eventual resolution of unsettled claims and the ultimate settlements could be for amounts significantly greater than recorded liabilities. In the opinion of management, based in part on advice from its outside legal counsel, any costs, losses and settlements with respect to existing claims in excess of established reserves will not have a material impact on the Company's operating income or financial condition.

(8) EARNINGS PER SHARE

     The weighted average number of common shares and common share equivalents used in calculating earnings per share as of December 31 is summarized as follows:

                                                  1996        1995        1994
                                                  ----        ----        ----
Weighted average shares outstanding...........  1,889,334   1,881,947   1,854,435
Assuming exercise of options reduced by the
  number of shares that could have been
  purchased at average market price for the
  year using exercise proceeds................     23,012      47,867     112,828
                                                ---------   ---------   ---------
Weighted average common shares and common
  share equivalents...........................  1,912,346   1,929,814   1,967,263
                                                =========   =========   =========

(9) RESEARCH AND DEVELOPMENT

     The Company expenses research and development cost as incurred. These costs, net of proceeds from sales of prototypes, were $745,000, $996,000, and $721,000 in 1996, 1995 and 1994 respectively.

(10) SALES OF ACCOUNTS RECEIVABLE

     The Company has an agreement with Bank One -- Milwaukee that allows the sale of certain qualified receivables, with recourse, up to a maximum of $7,000,000. The amount of receivables that had been sold to Bank One, but not yet collected from customers, was $1,621,000 and $5,944,000 at December 31, 1996 and 1995, respectively. The costs associated with the sales were $84,000 in 1996 and $182,000 in 1995, and are included in other income and expense in the accompanying statements of income.

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes standards for asset and liability recognition when transfers occur. This statement, effective January 1, 1997, specifies conditions for when control has been surrendered which determines if sale treatment of the receivables would be allowed. At the present time, this new standard is not expected to materially impact the Company's financial position or results of operation.

                         REXWORKS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) QUARTERLY FINANCIAL AND STOCK PRICE INFORMATION (UNAUDITED)

     Quarterly financial data for the years ended December 31, 1996 and 1995 is as follows:

              1996                     FIRST        SECOND         THIRD        FOURTH         TOTAL
              ----                     -----        ------         -----        ------         -----
Net sales........................   $13,477,000   $14,304,000   $10,395,000   $10,197,000   $48,373,000
Gross profit.....................     3,045,000     2,819,000     1,956,000     1,925,000     9,745,000
Income (loss) before income taxes
  and extraordinary item.........       305,000       208,000      (333,000)     (477,000)     (297,000)
Income (loss) before
  extraordinary item.............       189,000       131,000      (208,000)     (297,000)     (185,000)
Extraordinary Item...............            --            --       214,000            --       214,000
Net income.......................       189,000       131,000         6,000      (297,000)       29,000
Net income (loss) per share:
  Before extraordinary item......          0.10          0.07         (0.11)        (0.15)        (0.09)
  Extraordinary item.............            --            --          0.11            --           .11
  Net income (loss)..............          0.10          0.07            --         (0.15)         0.02
Dividends per share..............            --            --            --            --            --
Trade Price:
  High...........................          3.50          3.50          3.38          3.00
  Low............................          2.25          2.75          2.63          2.25

              1995                     FIRST        SECOND         THIRD        FOURTH         TOTAL
              ----                     -----        ------         -----        ------         -----
Net sales........................   $13,718,000   $13,679,000   $13,397,000   $11,685,000   $52,479,000
Gross profit.....................     2,693,000     2,092,000     2,755,000     2,789,000    10,329,000
Income (loss) before income
  taxes..........................        26,000      (651,000)      171,000        35,000      (419,000)
Net income (loss)................        16,000      (403,000)      106,000        21,000      (260,000)
Net income (loss) per share......          0.01         (0.21)         0.06          0.01         (0.13)
Dividends per share..............            --            --            --            --            --
Trade Price:
  High...........................          4.88          4.38          3.75          3.13
  Low............................          3.88          3.38          2.50          2.00

                                                                       EXHIBIT A

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                CMI CORPORATION

                                      AND

                                 REXWORKS INC.

                                OCTOBER 1, 1997

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
                                  ARTICLE I
                              TRANSFER OF ASSETS
 1.01   Purchase and Sale of Assets.................................    1
 1.02   Excluded Assets.............................................    2
                                  ARTICLE II
                                 LIABILITIES
 2.01   Assumed Liabilities.........................................    3
 2.02   Excluded Liabilities........................................    3
 2.03   Right to Contest............................................    3
                                 ARTICLE III
                                PURCHASE PRICE
 3.01   Consideration...............................................    3
 3.02   Amount and Payment of Purchase Price........................    3
 3.03   Closing Date Balance Sheet..................................    4
 3.04   Allocation of Purchase Price................................    4
                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER
 4.01   Organization and Qualification; Subsidiaries................    5
 4.02   Authority; Vote Required....................................    5
 4.03   No Conflict; Required Filings and Consents..................    5
 4.04   Permits; Compliance.........................................    6
 4.05   Absence of Certain Changes or Events........................    6
 4.06   Absence of Litigation.......................................    7
 4.07   Contracts; No Default.......................................    7
 4.08   Intellectual Property Rights................................    8
 4.09   Insurance...................................................    9
 4.10   Brokers.....................................................    9
 4.11   Title to Properties.........................................    9
 4.12   Proxy Statement.............................................    9
 4.13   Inventory...................................................    9
 4.14   Condition of Purchased Assets...............................    9
 4.15   Accounts Receivable.........................................   10
 4.16   Major Customers and Suppliers...............................   10
 4.17   Product Warranty............................................   10
 4.18   Legal Compliance............................................   10
 4.19   Excluded Assets.............................................   10
 4.20   Assigned Contracts..........................................   10
 4.21   Product Liability...........................................   10
 4.22   Employee Benefit Plans; Labor Matters.......................   10
 4.23   Taxes.......................................................   11
 4.24   Environmental, Health and Safety............................   11

                                                                      PAGE
                                                                      ----
                                  ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER
 5.01   Organization and Qualification..............................   12
 5.02   Authority...................................................   12
 5.03   No Conflict; Required Filings and Consents..................   13
 5.04   Brokers.....................................................   13
 5.05   Financing...................................................   13
                                  ARTICLE VI
                                  COVENANTS
 6.01   Affirmative Covenants of Seller.............................   13
 6.02   Negative Covenants of Seller................................   14
 6.03   Confidentiality Agreement...................................   14
 6.04   Acquisition Proposals.......................................   14
 6.05   Merger Agreement............................................   15
                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS
 7.01   Proxy Statement.............................................   15
 7.02   Meeting of Stockholders.....................................   16
 7.03   Appropriate Action; Consents; Filings.......................   16
 7.04   Update Disclosure...........................................   17
                                 ARTICLE VIII
                                   CLOSING
 8.01   Closing.....................................................   17
                                  ARTICLE IX
                              CLOSING CONDITIONS
 9.01   Conditions to Obligations of Each Party Under This
        Agreement...................................................   17
 9.02   Additional Conditions to Obligations of Purchaser...........   18
 9.03   Additional Conditions to Obligations of Seller..............   20
                                  ARTICLE X
                      TERMINATION, AMENDMENT AND WAIVER
10.01   Termination.................................................   21
10.02   Effect of Termination.......................................   22
10.03   Expenses....................................................   22
                                  ARTICLE XI
                               INDEMNIFICATION
11.01   Indemnification by Seller...................................   23
11.02   Indemnification by Purchaser................................   23
11.03   Arbitration Procedure.......................................   23
11.04   Matters Involving Third Parties.............................   25

                                                                      PAGE
                                                                      ----
                                 ARTICLE XII
                              GENERAL PROVISIONS
12.01   Non-Survival of Representations, Warranties and Certain
        Covenants...................................................   25
12.02   Notices.....................................................   26
12.03   Amendment...................................................   26
12.04   Waiver......................................................   27
12.05   Headings....................................................   27
12.06   Severability................................................   27
12.07   Entire Agreement............................................   27
12.08   Assignment..................................................   27
12.09   Parties in Interest.........................................   27
12.10   Governing Law...............................................   27
12.11   Counterparts................................................   27
12.12   Press Releases and Public Announcements.....................   27
12.13   Construction................................................   28
12.14   Employees...................................................   28
12.15   WARN........................................................   28
12.16   Access......................................................   28
12.17   Bulk Sales..................................................   28
12.18   Litigation Support..........................................   28
12.19   Use of Marketing Materials..................................   28
12.20   Further Assurances..........................................   28
                                   EXHIBITS
Exhibit A  Balance Sheet of the Divisions as of June 28, 1997
Exhibit B  General Bill of Sale
Exhibit C  Assignment and Assumption Agreement

                               INDEX OF SCHEDULES

SCHEDULE                               DESCRIPTION
--------                               -----------
  1.01(a)      Personal Property
  1.01(b)      Assigned Contracts
  1.01(c)      Vehicles
  1.01(d)      Intangible Assets
  1.01(e)      Licenses and Permits
  1.01(i)      Prepaid Items
  1.01(k)      Additional Personal Property
  1.02(b)      Excluded Real Property
  1.02(g)      Other Excluded Assets
  2.01(e)      Other Assumed Liabilities
  4.00(a)      Changes or Events Which Shall Not Constitute a Seller
               Material Adverse Effect
  4.00(b)      Persons With Knowledge
  4.01(a)      Organization and Qualification
  4.01(b)      Subsidiaries
  4.03(a)      Consents, Approvals, Authorizations or Permits
  4.04         Permits; Compliance
  4.05         Absence of Certain Changes or Events
  4.06(a)      Litigation
  4.06(b)      Orders, Decrees, etc.

SCHEDULE                               DESCRIPTION
--------                               -----------
  4.07         Contracts
  4.08         Intellectual Property Rights
  4.09         Insurance
  4.13         Inventory
  4.14         Condition of the Purchased Assets
  4.15         Accounts Receivable
  4.16         Customers and Suppliers
  4.17         Product Warranty
  4.19         Excluded Assets
  4.20         Assigned Contracts
  4.21         Product Liability
  4.22         Employee Benefit Plans; Labor Matters
  4.23         Taxes
  9.02(c)      Third Party Consents

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT dated as of October 1, 1997 (the "Agreement"), is made and entered into between CMI CORPORATION, an Oklahoma corporation ("Purchaser"), and REXWORKS INC., a Delaware corporation ("Seller").

                                    RECITALS

     A. Seller operates, among other things, two divisions which are engaged in the business of manufacturing and selling landfill and embankment compactors and material reduction grinders (the "Divisions").

     B. Seller desires to sell to Purchaser and Purchaser desires to buy from Seller substantially all assets and rights of Seller relating to the Divisions on the terms and conditions set forth in this Agreement (the "Asset Sale").

                                   AGREEMENTS

     In consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                               TRANSFER OF ASSETS

     1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Purchaser and Purchaser agrees to purchase from Seller as of the Closing Date all of Seller's right and title to and interest in all of the following assets, properties and rights (the "Purchased Assets") relating to the Divisions (but expressly excluding therefrom the Excluded Assets):

          (a) Personal Property. All machinery, equipment, leasehold improvements, supplies, tools, fixtures, spare parts, furniture, furnishings and other personal property listed on Schedule 1.01(a) ("Personal Property").

          (b) Contracts and Leases. All rights of Seller under (including, without limitation, all Seller's right to receive goods and services and to assert claims and to take other action with respect to breaches, defaults and other violations pursuant to) the contracts and leases listed on
     Schedule 1.01(b) (the "Assigned Contracts").

          (c) Vehicles. All automobiles, trucks, trailers, automotive equipment and other vehicles owned or leased by Seller and listed on Schedule 1.01(c) (the "Vehicles").

          (d) Intangible Assets. All of Seller's and its Subsidiaries' intangible assets solely relating to the Divisions or used exclusively in the operation of the Divisions (collectively, the "Intangible Assets") including, without limitation, all of the following Intangible Assets to the extent that they relate solely to the Divisions or are used exclusively in the operation of the Divisions: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, tradenames and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all assignable computer software (including data and related documentation),
     (vii) all data bases, compilations and directories (in whatever form or medium), (viii) all copies and intangible embodiments thereof (in whatever form or medium), and (ix) all Intangible Assets listed on Schedule 1.01(d).

          (e) Licenses and Permits. All of Seller's rights in all government licenses, approvals, permits and authorizations (and all applications, registrations and renewals for the foregoing) listed on Schedule 1.01(e) ("Licenses and Permits").

          (f) Inventory. All of Seller's inventories, spare parts and supplies solely relating to the Divisions and all such items that Seller has ordered but not physically received by the Closing Date ("Inventory").

          (g) Records and Documents. All records, computer software and documents, books, customer and member lists, sales leads and all other sales and marketing information, credit information and correspondence, plans and specifications, drawings and all other records and documents used exclusively by Seller in connection with the operation of the Divisions ("Documents").

          (h) Accounts and Notes Receivable. All of Seller's accounts and notes receivable relating solely to the Divisions ("Accounts Receivable").

        (i) Prepaids. All prepaid rents, utilities, deposits and other prepaid items listed on Schedule 1.01(i).

          (j) Certain Claims. All rights to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, solely relating to or arising directly out of (a) the Purchased Assets, (b) the Assumed Liabilities, or (c) the operations of the Divisions (or either of them).

          (k) Additional Personal Property. At Purchaser's option, which may be exercised by providing written notice to Seller not less than 10 days prior to the Closing Date, Seller will replace each of the assets listed on
     Schedule 1.01(k) with comparable used equipment of equal or better quality and include such replacement equipment in the Purchased Assets without an increase in the Net Value (as defined in section 3.03). The book value of the equipment listed on Schedule 1.01(k) shall be included in the calculation of the Net Value regardless of whether Purchaser exercises its option with respect to replacement equipment pursuant to this section 1.01(k).

          To the extent that any Purchased Asset is not assignable without the consent of another person or entity, and to the extent such consent is not obtained prior to Closing, this Agreement shall, subject to the rights of any such person or entity, constitute an assignment of Seller's interest in such Purchased Asset. Seller agrees, at its expense, to use its reasonable best efforts to obtain the consent of such other person or entity to the assignment of any such Purchased Asset to the Purchaser.

     1.02. Excluded Assets. There shall be excluded from sale by Seller under this Agreement all assets, properties and rights of Seller other than the Purchased Assets specifically identified in section 1.01 above (the "Excluded Assets"). The Excluded Assets shall include, without limitation, the following:

          (a) Mixer Assets. All of Seller's right and title to and interest in all assets, properties and rights relating to the Seller's division which is engaged in the business of manufacturing and selling concrete mixers.

          (b) Real Property. Seller's interest in the real estate listed on
     Schedule 1.02(b).

          (c) Cash. All cash (currency and coin), negotiable instruments, securities, bank deposits and similar cash equivalents on hand at the Closing Date ("Cash").

          (d) Certain Contracts. All rights of Seller under any contracts, agreements or commitments other than the Assigned Contracts specifically identified on Schedule 1.01(b).

          (e) Certain Claims. All rights to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly out of the Excluded Assets or the Excluded Liabilities.

          (f) Corporate Records. All corporate records, including but not limited to, stockholder records, stock records, stock transfer journals, board of directors and stockholder minutes, payroll and financial information necessary for the preparation of Seller's tax returns and satisfaction of other reporting requirements.

          (g) Scheduled Assets. All assets listed on Schedule 1.02(g).

                                   ARTICLE II

                                  LIABILITIES

     2.01 Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Purchaser shall, by written instrument, assume as of the Closing Date and thereafter shall be obligated to pay and fully satisfy the liabilities and obligations specifically identified below, and only such specifically identified liabilities and obligations (collectively, the "Assumed Liabilities"):

          (a) The liabilities and obligations of Seller arising under the Assigned Contracts.

          (b) The liabilities of Seller for trade accounts payable solely relating to the Divisions.

          (c) Any and all liabilities and obligations of Seller arising from any claims (whether known or unknown, asserted or unasserted, accrued or unaccrued) with respect to any injury to individuals or property as a result of the ownership, possession or use of any landfill and embankment compactors or material reduction grinders manufactured by the Divisions ("Product Liabilities").

          (d) Any and all liabilities and obligations of Seller arising from any express or implied warranties (whether known or unknown, asserted or unasserted, accrued or unaccrued) with respect to landfill and embankment compactors or material reduction grinders manufactured by the Divisions ("Warranty Liabilities").

          (e) The liabilities described on Schedule 2.01(e).

     2.02 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will have no responsibility and will not assume or be liable for any debts, liabilities or obligations of Seller or any of its affiliates or any debts, liabilities or obligations of any kind or nature relating to the respective businesses of Seller and its Subsidiaries, whenever arising, and whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortuous or otherwise, other than the Assumed Liabilities identified in section 2.01 above (all such liabilities other than the Assumed Liabilities are collectively referred to as the "Excluded Liabilities").

     2.03 Right to Contest. The assumption and agreement of Purchaser to pay the Assumed Liabilities when due will not prohibit Purchaser from contesting with the obligee, in good faith and at Purchaser's expense, the amount, validity or enforceability of any of the Assumed Liabilities.

                                  ARTICLE III

                                 PURCHASE PRICE

     3.01 Consideration. In consideration of the sale, assignment, transfer and conveyance of the Purchased Assets and the other undertakings of Seller in this Agreement, and subject to the terms and conditions of this Agreement, Purchaser shall (a) pay the Purchase Price as provided in this Article III, and (b) assume the Assumed Liabilities as of the Closing Date as provided in section 2.01 above.

     3.02 Amount and Payment of Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall equal the sum of (a) the Net Value (as defined in section 3.03 below), and (b) $3,167,000. At Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds.

     3.03 Closing Date Balance Sheet.

          (a) Prior to Closing, the parties will cooperate in preparing a balance sheet dated as of the Closing Date (the "Closing Date Balance Sheet") reflecting the amount by which the value of the Purchased Assets as of the Closing Date exceeds the Assumed Liabilities as of the Closing Date (the "Net Value"). Purchaser and Seller agree that the Closing Date Balance Sheet will be prepared in a manner consistent with the balance sheet as of June 28, 1997 attached hereto as Exhibit A and will reflect an update of the Preliminary Balance Sheet (as defined in Section 3.03(b) below). Purchaser and Seller will endeavor in good faith to resolve any disputes in the determination of the Net Value and the preparation of the Preliminary Balance Sheet and the Closing Date Balance Sheet.

          (b) Seller shall take a physical inventory (the "Closing Inventory") of the Divisions as of the last day of the most recent month that is not more than 30 days prior to the Closing Date (or such other date as Seller and Purchaser shall mutually agree) and will prepare a preliminary balance sheet as of the date of the Closing Inventory (the "Preliminary Balance Sheet") reflecting the value of the Purchased Assets and the Assumed Liabilities as of the date of the Preliminary Balance Sheet. Purchaser and its representatives will have the right to participate in the taking of the Closing Inventory. Not less than five days prior to Closing, Seller will deliver a copy of the Preliminary Balance Sheet to Purchaser for its review. Seller and Purchaser will cooperate to determine a method reasonably acceptable to each party to make adjustments to and update the Preliminary Balance Sheet for purposes of preparing the Closing Date Balance Sheet.

     3.04 Allocation of Purchase Price. The Purchase Price shall be assigned and allocated to the Purchased Assets in the manner mutually agreed upon by the parties. Purchaser and Seller agree to reflect such allocations in all reports to governmental authorities, including, without limitation, with respect to all taxes.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The term "Seller Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets, or liabilities of Seller relating to the Divisions; provided, however, that the occurrence of any or all of the changes or events described on Schedule 4.00(a) shall not, individually or in the aggregate, constitute a "Seller Material Adverse Effect."

     The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, limited liability company, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

     The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     The term "Subsidiary" (or its plural) as used in this Agreement with respect to Seller, Purchaser or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which Seller, Purchaser or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     With respect to any representation, warranty or statement of Seller in this Agreement that is qualified by or to Seller's knowledge, such knowledge shall be deemed to exist only if, at the time as of which such representation, warranty or statement was made, any of the individuals listed on Schedule 4.00(b) had actual knowledge, after reasonable investigation, of the matter to which such qualification applies.

     Except as set forth in the disclosure schedules delivered by Seller to Purchaser prior to the execution of this Agreement, Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement. The disclosure of any matter in the disclosure schedules shall not necessarily be deemed an indication that such matter is material or is required to be disclosed.

     4.01 Organization and Qualification; Subsidiaries. Except as set forth on
Schedule 4.01(a), Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in active status in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions if any, where the failure to be so qualified would not have a Seller Material Adverse Effect. A true and complete list of all Seller's directly or indirectly owned Subsidiaries together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by Seller or another Subsidiary of Seller, is set forth on
Schedule 4.01(b).

     4.02 Authority; Vote Required.

          (a) Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to required approval of the holders of the common stock, par value $.12 per share, of Seller ("Seller Common Stock"). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section 271 of the Delaware General Corporation Law (the "Delaware Law"), and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Seller Common Stock in accordance with the Delaware Law and Seller's Certificate of Incorporation and By-Laws). This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Seller Common Stock is the only vote of the holders of any class or series of capital stock of Seller necessary to approve the Asset Sale.

     4.03 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not: (i) violate the Certificate of Incorporation or By-Laws of Seller or any of its Subsidiaries; (ii) subject to (x) obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Seller Common Stock in accordance with the Delaware Law and Seller's Certificate of Incorporation and By-Laws, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the applicable provisions of the Delaware Law, and the requirements of the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ National Market System, and
     (z) giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 4.03(a), violate any constitution, statute, regulation, rule, injunction, decree, ruling, judgment, order or other restriction of any Governmental Entity or court to which Seller or any of its Subsidiaries is subject or by which any of their respective properties is bound, other than a potential violation under any federal or state antitrust or similar laws, rules or regulations; or (iii), except as set forth on Schedule 4.03(a), result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any of its Subsidiaries, or require any notice pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, arrangement or obligation to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their respective properties is bound.

          (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of (i) the Exchange Act, the HSR Act, and the requirements of the NASD and the NASDAQ National Market System, and (ii) the consents, approvals, authorizations or permits described on Schedule 4.03(a).

     4.04 Permits; Compliance. Except as set forth on Schedule 4.04, Seller is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for Seller or any of its Subsidiaries to own, lease and operate its properties or to carry on the business of the Divisions as it is now being conducted (the "Seller Permits"), except for any Seller Permits the absence of which would not have a Seller Material Adverse Effect. No suspension, revocation or cancellation of any of the Seller Permits is pending or, to the knowledge of Seller, is threatened. Neither Seller nor any of its Subsidiaries is operating in material default under or material violation of (i) any constitution, statute, regulation, rule, injunction, decree, ruling, judgment, order or other restriction of any Governmental Entity or court to which Seller or any of its Subsidiaries is subject or by which any of their respective properties is bound or (ii) any of the Seller Permits.

     4.05 Absence of Certain Changes or Events. Except as set forth on
Schedule 4.05 or as contemplated by this Agreement, since December 31, 1996:

          (a) Seller conducted the business of the Divisions in the ordinary course and consistent with Seller's past practice;

          (b) there has not been any Seller Material Adverse Effect;

          (c) there has not been any change in the accounting methods or practices followed by Seller or any Subsidiary, except as required by generally accepted accounting principles ("GAAP");

          (d) there has not been any sale, lease, transfer, assignment, abandonment or other disposition of (including, without limitation, any grant of an option or similar right to purchase) any asset which would be a Purchased Asset other than for a fair consideration in the ordinary course of business;

          (e) Seller has not entered into any material transaction with any of its officers, directors or employees;

          (f) No party (including any of Seller and its Subsidiaries) has accelerated, terminated, modified or canceled (prior to the expiration of its term) any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the business of the Divisions and to which any of Seller and its Subsidiaries is a party or by which any of its assets is bound;

          (g) None of Seller and its Subsidiaries has delayed or postponed the payment of accounts payable or other liabilities of any kind or nature relating to the Divisions or the Purchased Assets outside the ordinary course of business;

          (h) None of Seller and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Divisions or the Purchased Assets outside the ordinary course of business;

          (i) None of Seller and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intangible Assets;

          (j) None of Seller and its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to any material assets of the Divisions, ordinary wear and tear excepted;

          (k) None of Seller and its Subsidiaries has granted any increase in the base compensation of, or made any other change in the employment terms for, any employees of the Divisions outside the ordinary course of business;

          (l) None of Seller and its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the employees of the Divisions (or taken any such action with respect to any other employee benefit plan);

          (m) None of Seller and its Subsidiaries has sold or otherwise transferred any Intangible Asset; and

          (n) neither Seller nor any Subsidiary has entered into any commitment or other agreement to do any of the foregoing.

     4.06 Absence of Litigation.

          (a) Schedule 4.06(a) lists all claims, actions, suits, litigation, or arbitrations or, to the knowledge of Seller, investigations or proceedings relating to the Divisions (or either of them) or any of the Purchased Assets, at law or in equity, which are pending or, to the knowledge of Seller, threatened, and which involve in excess of $25,000. There is no action pending seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

          (b) Except as set forth on Schedule 4.06(b), neither Seller nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar agreement (oral or written) with or, to the knowledge of Seller, continuing investigation by, any Governmental Entity with respect to the business of the Divisions.

     4.07 Contracts; No Default.

          (a) Schedule 4.07 lists:

             (i) each contract or agreement to which Seller or any of its Subsidiaries is a party concerning a partnership, joint venture or similar arrangement with another Person or materially limiting the right of Seller or any of its Subsidiaries prior to the Closing Date, or Purchaser or any of its Subsidiaries at or after the Closing Date, to engage in, or to compete with any Person in, any business of the Divisions including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Seller or any of its Subsidiaries prior to the Closing Date, or by the Purchaser or any of its Subsidiaries after the Closing Date;

             (ii) each distributorship or other dealer or distribution agreement which Seller or any of its Subsidiaries is a party relating to the Divisions or any of the products manufactured or sold by either of the Divisions;

             (iii) each contract relating to the Divisions or the Purchased Assets that would be required to be filed pursuant to Item 601(10) of Regulation S-K under the Securities Act if Seller were filing a Registration Statement on Form S-1 on the date of this Agreement.

          (b) None of the distributors or former distributors identified in
     Schedule 4.07 paid to Seller any fee or other consideration of any kind for the right to become a distributor of any products manufactured by Seller.

     4.08 Intellectual Property Rights.

          (a) To the knowledge of Seller, (i) Seller owns or has the right to use pursuant to license, sublicense or other agreement all Intangible Assets, without any conflict or alleged conflict with the rights of any other Person, and (ii) Seller has taken all necessary action to maintain and protect each Intangible Asset. Each Intangible Asset owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Purchaser on substantially similar terms and conditions immediately subsequent to the Closing hereunder.

          (b) To the knowledge of Seller, with respect to the operation of the Divisions, none of Seller and its Subsidiaries has infringed upon or misappropriated any intellectual property rights of third parties, and none of Seller and the directors and officers (and employees with responsibility for intellectual property matters) of Seller and its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that any of Seller and its Subsidiaries must license or refrain from using any intellectual property rights of any third party). To the knowledge of Seller, no third party has infringed upon or misappropriated in any material respect any intellectual property rights included in the Intangible Assets.

          (c) Schedule 4.08(c) identifies each patent or registration which has been issued to Seller with respect to any of the Intangible Assets, identifies each pending patent application or application for registration which Seller has made with respect to any of the Intangible Assets, identifies each copyright, trade name, service name, unregistered trademark and unregistered service mark used by Seller in connection with the operation of the Divisions and the manufacture, marketing and distribution of the products manufactured by the Divisions and identifies each license, agreement or other permission which Seller has granted to any third party with respect to any of its Intangible Assets (together with any exceptions). Seller has made available to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each Intangible Asset required to be identified in Schedule 4.08(c), except as set forth on Schedule 4.08(c):

             (i) Seller possesses all right, title and interest in and to the Intangible Asset, free and clear of any security interest, lien, license, or other encumbrance;

             (ii) the Intangible Asset is not subject to any outstanding injunction, judgment, order, decree or ruling;

             (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the Intangible Asset; and

             (iv) none of Seller and its Subsidiaries has ever agreed to indemnify any Person for or against any infringement or misappropriation with respect to the Intangible Asset.

          (d) Schedule 4.08(d) identifies each Intangible Asset that any third party owns and that Seller and its Subsidiaries use in the operation of the Divisions pursuant to license, sublicense, agreement or permission. Seller has made available to Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each Intangible Asset required to be identified in Schedule 4.08(d), except as set forth on Schedule 4.08(d):

             (i) the license, sublicense, agreement or permission covering the Intangible Asset is legally valid, binding, enforceable and in full force and effect;

             (ii) the license, sublicense, agreement or permission will continue on substantially similar terms following the consummation of the transaction contemplated hereby;

             (iii) Seller is not in breach or default of the license, sublicense, agreement or permission and has not repudiated any provisions thereof;

             (iv) to Seller's knowledge, no other party to the license, sublicense, agreement or permission is in breach or default or has repudiated any provision thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

             (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

             (vi) the underlying Intangible Asset is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

             (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity or enforceability of the underlying Intangible Asset; and

             (viii) none of Seller and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

     4.09 Insurance. All policies and binders of insurance for professional liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of Seller or its Subsidiaries ("Insurance Policies") are identified on Schedule 4.09 and have been made available to Purchaser. The Insurance Policies are in full force and effect. To the knowledge of Seller, neither Seller nor any of its Subsidiaries has failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of Seller, has any coverage for claims been denied, which failure or denial has had or would have a Seller Material Adverse Effect.

     4.10 Brokers. No broker, finder or investment banker other than ABN AMRO Chicago Corporation is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Seller.

     4.11 Title to Properties. Seller has or will have at Closing good and marketable title to, or a valid leasehold or contractual interest in, all Purchased Assets, free and clear of all mortgages, liens, security interests, rights of first refusal, easements or other similar encumbrances ("Liens"), except Liens (a) for taxes not yet due and payable, or (b) which relate to any of the Assumed Liabilities.

     4.12 Proxy Statement. The definitive Proxy Statement and related materials will comply with the Exchange Act in all material respects. The definitive proxy materials will not contain an untrue statement of material fact or omit a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Seller makes no representation or warranty with respect to any information that the Purchaser supplies to Seller in writing for use in connection with such proxy materials.

     4.13 Inventory. The Inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured, subject only to the reserve for inventory writedown set forth on the balance sheet attached hereto as Exhibit A (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Divisions). Except as described on Schedule 4.13, no Inventory has been consigned to others. The quantity of Inventory is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the business of the Divisions as it previously has been conducted. Seller has not made any purchase commitments in excess of normal, ordinary and usual requirements.

     4.14 Condition of Purchased Assets. No maintenance outside the ordinary course of business is needed with respect to the Purchased Assets. None of the Purchased Assets or other assets owned, leased, occupied or operated by Seller in connection with the business of the Divisions, or the ownership, leasing or operation thereof, is in violation of any law, ordinance, code, rule or regulation. Except as set forth on Schedule 4.14, the Purchased Assets are in all respects in good condition and working order (reasonable wear and tear excepted) and are adequate, in quality and quantity, for the operation of the business of the Divisions.

     4.15 Accounts Receivable. All Accounts Receivable of the Seller and those existing as of the Closing Date represent valid claims for bona fide, arms-length sales of goods and services actually made by Seller in the ordinary course of its business. All of the Accounts Receivable are valid receivables subject to no setoffs or counterclaims, and are current (within 180 days) and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, net of an allowance for doubtful account in the amount of $83,800 as of August 23, 1997.
Schedule 4.15 sets forth an aging schedule of the Accounts Receivable as of August 23, 1997, and such schedule is correct and complete in all material respects.

     4.16 Major Customers and Suppliers. Schedule 4.16 sets forth (a) a list of the ten largest customers of the Divisions for each of the fiscal years ended December 31, 1995 and December 31, 1996 (determined on the basis of the total dollar amount of net revenues) showing the dollar amount of net revenues from each such customer during each such year, (b) a list of the ten largest suppliers of the Divisions in terms of dollar volume of purchases during such fiscal years, and (c) a list as of a recent date of all purchase orders for finished goods accepted by the Company with respect to products manufactured by either of the Divisions.

     4.17 Product Warranty. Schedule 4.17 sets forth a general description of all warranty, guaranty and indemnity provisions provided by Seller with respect to the business of the Divisions. There are no claims pending or, to Seller's knowledge, threatened against Seller or any of its Subsidiaries for warranty obligations relating to the business of the Divisions, except claims which in the aggregate involve an amount that is consistent with Seller's past practice.

     4.18 Legal Compliance. Each of the Divisions has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of federal, state, local and foreign governments (and all agencies thereof)), and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller or, to the knowledge of Seller, threatened against Seller alleging any failure so to comply.

     4.19 Excluded Assets. Schedule 4.19 lists all material machinery, equipment and intangible assets not included in the Purchased Assets that are used primarily in the operation of the Divisions and the manufacture, marketing and distribution of landfill and embankment compactors and material reduction grinders.

     4.20 Assigned Contracts. With respect to each Assigned Contract, except as set forth on Schedule 4.20:

          (a) the contract or lease is legal, valid, binding, enforceable and in full force and effect;

          (b) the benefits and burdens of such contract or lease will continue on substantially similar terms following consummation of the transactions contemplated hereby;

          (c) Seller is not in breach or default under the contract or lease and has not repudiated any provision of the contract or lease; and

          (d) to Seller's knowledge, no other party is in breach or default under the contract or lease, no other party has repudiated any provision of the contract or lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the contract or lease.

     4.21 Product Liability. To the knowledge of Seller, except as set forth on
Schedule 4.21, there is no present (and Seller has no knowledge of any facts which could reasonably be expected to result in any future) action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or either of the Divisions giving rise to any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by either of the Divisions.

     4.22 Employee Benefit Plans; Labor Matters.

          (a) Schedule 4.22(a) lists or describes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which Seller is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under section 125 of the Internal Revenue Code of 1986 as amended (the "Code"), or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of Seller or its Subsidiaries are entitled to participate by reason of their employment with Seller or its Subsidiaries, (i) to which Seller or a Subsidiary is a party or a sponsor or a fiduciary thereof or
     (ii) with respect to which Seller or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "Employee Benefit Plans").

          (b) The Employee Benefit Plans have been operated and administered by Seller in compliance in all material respects with all applicable laws relating to employment or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and all contributions required under such plans have been made as required.

          (c) Each Employee Benefit Plan that is intended to be tax qualified under section 401(a) of the Code has received, or Seller has applied for or will in a timely manner apply for, a favorable determination letter from the Internal Revenue Service (the "IRS") stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under section 501(a) of the Code.

          (d) Neither Seller nor any of its Subsidiaries maintains, and neither Seller nor any of its Subsidiaries has maintained or contributed to, any defined benefit plan covering employees of Seller or its Subsidiaries within the meaning of section 3(35) of ERISA or any multiemployer plan.

          (e) Schedule 4.22(e) sets forth a list of all written employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which Seller or any of its Subsidiaries is a party.

     4.23 Taxes. Seller and its Subsidiaries have filed or caused to be filed with the appropriate Governmental Entity, all federal, state, municipal, and local income, franchise, excise, sales, real and personal property, and other tax returns and reports that are required to be filed, and neither Seller nor any of its Subsidiaries is delinquent in the payment of any material taxes shown on such returns or reports or on any material assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to Seller and its Subsidiaries with respect to all income, sales, use, real or personal property, excise or other taxes. Except as set forth on Schedule 4.23, neither Seller nor any of its Subsidiaries has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. Neither Seller nor any of its Subsidiaries is a party to any pending action or proceeding, nor, to the knowledge of Seller, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against Seller or any of its Subsidiaries. Each of Seller and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with all amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     4.24 Environmental, Health and Safety.

          (a) To the knowledge of Seller, each of Seller, its Subsidiaries and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws (defined below), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the knowledge of Seller, each of Seller, its Subsidiaries and their respective predecessors and Affiliates has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (b) To the knowledge of Seller, none of Seller and its Subsidiaries has any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any Environmental, Health and Safety Law.

          (c) All properties and equipment used in the operation of the Divisions have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and other hazardous substances or wastes.

          (d) There is no pending audit known to Seller by any foreign, federal, state, or local governmental authority with respect to groundwater, soil, or air monitoring; the storage, burial, release, transportation, or disposal of hazardous substances or wastes; or the use of underground storage tanks by any of Seller, its Subsidiaries and their respective predecessors and Affiliates or relating to the facilities of any of Seller, its Subsidiaries and their respective predecessors and Affiliates. None of Seller and its Subsidiaries has any agreement with any foreign, federal, state, or local governmental authority or any other third party relating to any such environmental matter or environmental cleanup.

          (e) For purposes of this Agreement, the term "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous. or toxic materials or wastes.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The term "Purchaser Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Purchaser and its Subsidiaries, taken as a whole.

     Purchaser represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date of this Agreement.

     5.01 Organization and Qualification. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     5.02 Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

     5.03 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Purchaser, (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entity pursuant to the applicable requirements, if any, of the Exchange Act and the HSR Act, conflict with or violate any laws applicable to Purchaser or by which any of its properties is bound or affected, except such as would not have a Purchaser Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 5.03(a) above.

     5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

     5.05 Financing. Purchaser has the ability to and intends to finance the aggregate of the Purchase Price pursuant to Article III with cash on hand and utilization of existing credit facilities. Purchaser will use its best efforts to ensure the continued availability of such financing and pay such amounts in accordance with the terms of this Agreement and will not take any action between the date hereof and the Closing Date which would impair its ability to obtain such financing.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Affirmative Covenants of Seller. Seller covenants and agrees that prior to the Closing Date, unless otherwise contemplated by this Agreement or consented to in writing by Purchaser, Seller will and will cause each of its Subsidiaries to:

          (a) operate the Divisions in the ordinary course of business and consistent with its past practice (provided, however, that Seller will not cause or permit the Divisions to engage in any practice, take any action or enter into any transaction of the sort described in Section 4.05 above);

          (b) use reasonable efforts to preserve intact the Divisions and the assets thereof, and maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers, lessors, licensors and suppliers with respect to the Divisions;

          (c) subject to the provisions of the Purchaser Confidentiality Agreement (as hereinafter defined), confer with Purchaser at its reasonable request to report operational matters of a material nature relating to the Divisions and to report the general status of the ongoing operations of the Divisions;

          (d) maintain compliance with all permits, laws, rules, regulations and orders applicable to the Divisions; and

          (e) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted.

     6.02 Negative Covenants of Seller. Except as contemplated by this Agreement or consented to in writing by Purchaser, from the date of this Agreement until the Closing Date, Seller shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

          (a) increase the compensation payable to any employee of either of the Divisions, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with the policies currently in effect;

          (b) enter into or establish any new compensation plan or employee benefit plan;

          (c) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with Seller's past practice);

          (d) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any assets of the Divisions, except for dispositions of inventory and supplies in the ordinary course of business and consistent with Seller's past practice;

          (e) change any of its methods of accounting in effect at December 31, 1996 or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice; provided, however, that Seller shall immediately notify Purchaser of any such change or other action;

          (f) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Purchaser in advance;

          (g) guarantee any debts or obligations of any Person; or

          (h) agree in writing or otherwise to do any of the foregoing.

     6.03 Confidentiality Agreement. The parties will, and will cause their respective officers, employees, accountants, consultants, legal counsel and other representatives to, comply with all of their respective obligations under the Confidentiality Agreement dated December 3, 1996 between Seller and Purchaser concerning Seller's confidential information (the "Purchaser Confidentiality Agreement").

     6.04 Acquisition Proposals. Upon execution of this Agreement, Seller and its Subsidiaries and their respective officers, directors, employees, agents and advisors (a) will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined), and (b) (except as described in the next sentence) shall not participate in any new discussions or negotiations with respect to any Acquisition Proposal. Seller may, directly or indirectly, furnish information and access, in each case only in response to requests that were not solicited by Seller (or any officer, director, employee, agent or advisor on its behalf) after the date of this Agreement, to any corporation, partnership, person or other entity or group (each, a "Potential Purchaser") pursuant to confidentiality agreements, and may participate in discussions and negotiate with a Potential Purchaser concerning any Acquisition Proposal, if such Potential Purchaser has submitted a written proposal to the Board of Directors relating to any such transaction, and the Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to Seller's stockholders under applicable law. Seller shall notify Purchaser immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall keep Purchaser apprised of all developments that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the Asset Sale and the other transactions contemplated by this Agreement. Seller has entered into confidentiality agreements with other third parties substantially in the form of the Purchaser Confidentiality Agreement. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party unless, in the opinion of the Board of Directors after consultation with independent legal counsel, the failure to provide such release or waiver would be inconsistent with its fiduciary duties to Seller's stockholders under applicable law. For purposes of this section 6.04, the term "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination involving the acquisition, directly or indirectly, of the Divisions or any assets of the Divisions.

     6.05 Merger Agreement. Notwithstanding anything else in this Agreement to the contrary, the parties agree that on or prior to the Closing Date Seller may take such actions as are contemplated in the Agreement and Plan of Merger, dated as of August 15, 1997 (the "Merger Agreement"), by and among Seller, Giuffre Bros. Cranes, Inc. ("Giuffre") and 13th Street Acquisition Corp. ("Giuffre Sub"). On the Closing Date, Seller may consummate the transactions contemplated by the Merger Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.01 Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement, Seller shall prepare and file with the SEC, and shall use all reasonable efforts to have promptly cleared by the SEC, and promptly thereafter shall mail to its stockholders, a proxy statement and a form of proxy (collectively, the "Proxy Statement"), as may be amended and supplemented, to be used in connection with the special meeting (the "Stockholders' Meeting") of Seller's stockholders to consider the Asset Sale (the "Stockholders' Meeting"). Seller shall provide Purchaser with a reasonable opportunity to review and comment upon the Proxy Statement prior to its filing with the SEC and distribution to Seller's stockholders, and Purchaser shall use reasonable efforts to provide its comments thereon as promptly as practicable after delivery of the Proxy Statement to Purchaser and its legal counsel. Seller shall notify Purchaser promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for amendments or supplements to the Proxy Statement and will supply Purchaser with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement. Seller and Purchaser shall each use reasonable efforts to obtain and furnish information required to be included in the Proxy Statement; and Seller, after consultation with Purchaser, shall use reasonable efforts (and Purchaser agrees to reasonably cooperate with Seller in connection therewith) to respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Seller shall notify Purchaser of its intention to mail the Proxy Statement to the stockholders of Seller at least 48 hours prior to the intended time of such mailing. The Proxy Statement shall include the recommendation of Seller's Board of Directors in favor of the Asset Sale and approval of this Agreement, unless independent outside legal counsel to Seller shall advise Seller's Board of Directors and the directors' fiduciary duties under applicable law make such recommendation inappropriate.

          (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting, any event or circumstance relating to Seller or any of its Subsidiaries, or its or their respective officers or directors, is discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly inform Purchaser. All documents that Seller is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

          (c) Each of the parties will file (and Seller will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain (and Seller will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

     7.02 Meeting of Stockholders. As promptly as practicable after the execution of this Agreement, Seller shall take all action necessary or appropriate in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene the Stockholders' Meeting, and Seller shall consult with Purchaser in connection therewith. Seller shall use reasonable efforts to solicit from the stockholders of Seller proxies in favor of the Asset Sale and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law to approve this Agreement, including the retention of proxy solicitation agents if requested by Purchaser, unless otherwise required by the applicable fiduciary duties of directors or officers of Seller.

     7.03 Appropriate Action; Consents; Filings.

          (a) Subject to the terms and conditions herein provided, Seller and Purchaser shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from all Governmental Entities all consents, licenses or orders required to be obtained by Purchaser or Seller or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Asset Sale, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Asset Sale required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law; provided that Purchaser and Seller shall cooperate with each other in connection with the making of all such filings. Seller and Purchaser shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

          (b) (i) Seller and Purchaser shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third-party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the disclosure schedules to this Agreement, or (C) required to prevent a Seller Material Adverse Effect from occurring prior to the Closing Date.

          (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the other party to minimize any adverse effect upon the other party, its Subsidiaries and its businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Closing Date, Seller shall promptly notify Purchaser in writing of any pending or, to the knowledge of Seller, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Asset Sale, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Asset Sale or this Agreement, (iii) seeking to restrain or prohibit the consummation of the Asset Sale or otherwise limit the right of Purchaser or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Divisions, or (iv) involving any of the Purchased Assets or either of the Divisions.

          (d) From the date of this Agreement until the Closing Date, Purchaser shall promptly notify Seller in writing of any pending or, to the knowledge of Purchaser, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Asset Sale or (ii) seeking to restrain or prohibit the consummation of the Asset Sale or otherwise limit the right of Purchaser or its Subsidiaries to own or operate all or any portion of the business or assets of the Divisions.

          (e) From the date of this Agreement until the Closing Date, Seller shall promptly notify Purchaser in writing of (i) any amendments made to the Merger Agreement, and (ii) any additional agreements between Seller and Giuffre.

     7.04 Update Disclosure. From and after the date of this Agreement until the Closing Date, each party shall promptly notify the other party hereto by written update to its disclosure schedules ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Asset Sale and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Asset Sale and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any changes to the information contained in its disclosure schedules (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof). No disclosure by any party pursuant to this Section 7.04, however, shall cure any breach of any representation or warranty made by such party as of the date of this Agreement.

                                  ARTICLE VIII

                                    CLOSING

     8.01 Closing. Unless this Agreement shall have been terminated pursuant to
Section 10.01 and subject to the fulfillment or waiver of each of the conditions set forth in Article IX, the closing ("Closing") of the transactions pursuant to this Agreement shall take place at (a) the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, at the same time as the effective time of the merger pursuant to the Merger Agreement or (b) at such other time and place as the parties hereto shall mutually agree. Notwithstanding anything to the contrary herein, without the prior written consent of Purchaser, the Closing shall not occur prior to December 15, 1997.

                                   ARTICLE IX

                               CLOSING CONDITIONS

     9.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

          (a) Stockholder Approval. This Agreement and the Asset Sale shall have been approved by the requisite vote of the stockholders of Seller in accordance with the Delaware Law and the Certificate of Incorporation and By-Laws of Seller.

          (b) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of any of the Purchased Assets; (ii) imposing or seeking to impose limitations on the ability of Purchaser to combine and operate the business and assets of the Divisions with any of Purchaser's Subsidiaries or other operations; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Asset Sale on Purchaser, Seller or any of their officers or directors; (iv) requiring or seeking to require divestiture by Purchaser of all or any material portion of the Divisions or the assets thereof; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Asset Sale, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Seller Material Adverse Effect on or prior to or after the Closing Date or, with respect to clauses (i) through (v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 9.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any such pending or approved action or proceeding withdrawn or dismissed or such order or decree vacated.

          (c) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (d) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Governmental Entity by Purchaser or Seller or any Subsidiary prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Seller Material Adverse Effect prior to or after the Closing Date or a Purchaser Material Adverse Effect before or after the Closing Date or be reasonably likely to subject Seller, Purchaser, or any of their respective Subsidiaries or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

     9.02 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated in this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser in its sole discretion:

          (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Purchaser shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Seller to that effect.

          (b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent failure to perform is caused by or is consented to by Purchaser. Purchaser shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Seller to that effect.

          (c) Consents Under Agreements. Seller shall have obtained the third party consents described on Schedule 9.02(c)(i). Seller shall have obtained a third party consent with respect to each agreement described on Schedule 9.02(c)(ii) that Seller and Purchaser reasonably agree is required pursuant to applicable law to effectively assign to Purchaser all of Seller's rights under any such agreement. Seller shall have obtained all other third-party consents described in subsection 7.03(b)(i), except those for which the failure to obtain such consents and approvals would not have a Seller Material Adverse Effect prior to or after the Closing Date or a Purchaser Material Adverse Effect before or after the Closing Date, other than as contemplated by subsection 7.03(b)(ii).

          (d) Opinion of Counsel. The Purchaser shall have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. counsel to Seller, addressed to Purchaser, dated as of the Closing Date, and reasonably satisfactory in form and substance to Purchaser and its counsel, to the following effect:

             (i) Seller is a corporation existing under the laws of the State of Delaware and, based solely on a certificate of the Secretary of State of Delaware, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under the Delaware Law to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to Seller; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to Seller; and (e) no Certificate of Dissolution of Seller has been filed with the Secretary of State. Seller and its Subsidiaries have the corporate power to carry on their respective businesses as currently being conducted.

             (ii) This Agreement is a legal, valid and binding obligation of Seller (a) except as this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. Counsel expresses no opinion with respect to section 10.03(e), section 10.03(g) or section 10.03(h) of this Agreement. The execution, delivery and performance by Seller of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the stockholders of Seller. Under the Delaware Law and Seller's Certificate of Incorporation and By-Laws, Seller's stockholders and Board of Directors properly approved the Asset Sale in accordance with the terms of the Agreement.

             (iii) The execution and delivery of the Agreement and the performance by Seller of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By-Laws of Seller; or [b] violate any order, judgment or decree of any court or governmental instrumentality to which Seller or any of its assets is subject and of which such counsel has knowledge.

             (iv) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against Seller or any assets, properties or rights of Seller by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or any action which has been or is to be taken by Seller hereunder.

          (e) Deliveries on or Prior to Closing. Seller shall have delivered or cause to be delivered to Purchaser the following documents at or prior to
     Closing:

             (i) A General Bill of Sale duly executed by Seller, in the form attached hereto as Exhibit B.

             (ii) A written consent to the transfer or assignment to Purchaser of any of the Purchased Assets, including the Assigned Contracts, where the consent of any other party may be required for such assignment or transfer.

             (iii) Assignments of all United States and foreign patents, patent applications, trademarks and trade names and other similar Intangible Assets to be transferred in accordance with section 1.01(d), duly executed by Seller.

             (iv) Titles and registrations to all Vehicles, duly executed by Seller.

             (v) Certificate of status of Seller issued by the Secretary of State of Delaware and other appropriate jurisdictions within one week of the Closing Date.

             (vi) The Assignment and Assumption Agreement duly executed by Seller, in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement").

             (vii) Releases of mortgages, liens and/or financing statements to reflect the termination of any Liens against, or security interest in, any of the Purchased Assets.

             (viii) Such other documents as Purchaser reasonably deems necessary or appropriate to vest in it good and marketable title to all or any part of the Purchased Assets, free and clear of all liens, encumbrances and other rights as provided in this Agreement.

          (f) Toll Manufacturing Agreement. Seller, Giuffre and Purchaser shall have entered into a Toll Manufacturing Agreement in a form reasonably satisfactory to Seller, Giuffre and Purchaser.

          (g) No Material Adverse Change. Since the date of this Agreement, no condition or fact shall have occurred which, as of the Closing Date, is or may have a Seller Material Adverse Effect.

          (h) Bulk Sales. The parties shall have complied in all material respects with the provisions of the Wisconsin Bulk Sales Act.

          (i) Non-Competition Agreements. Seller and Giuffre each shall have entered into a Non-Competition Agreement with Purchaser in a form reasonably satisfactory to Purchaser, Seller and Giuffre.

     9.03 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated in this Agreement is also subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, by Seller in its sole discretion:

          (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date. Seller shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Purchaser to that effect.

          (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Seller shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Purchaser to that effect.

          (c) Fairness Opinion. Seller shall have received from ABN AMRO Chicago Corporation an opinion, dated as of the date of the Proxy Statement, to the effect that the Purchase Price is fair to Seller's stockholders from a financial point of view.

          (d) Opinion of Counsel. Seller shall have received an opinion of Hartzog Conger & Cason, counsel to Purchaser, addressed to Seller, dated as of the Closing Date, and reasonably satisfactory in form and substance to Seller and its counsel, to the following effect:

              (i) Purchaser is a corporation existing in good standing under the laws of the State of Oklahoma, based solely on a certificate of the Oklahoma Secretary of State.

              (ii) The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of Purchaser. The Agreement constitutes the legally valid and binding obligations of Purchaser, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Purchaser of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity including, without limitation, the possible unavailability of specific performance or injunctive relief or other equitable remedies regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws or with respect to section 10.03(h).

             (iii) Execution and delivery of the Agreement and the performance of the Purchaser of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By Laws of the Purchaser; or [b] violate any order, judgment or decree of any Oklahoma or federal court or governmental instrumentality to which Purchaser or any of its assets is subject and of which such counsel has knowledge.

             (iv) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Purchaser or any assets, properties or rights of Purchaser by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Purchaser thereunder.

          (e) Deliveries on or Prior to Closing. Purchaser shall have delivered or cause to be delivered to Seller the following documents at or prior to
     Closing:

              (i) Wire transfer of immediately available funds in the amount of the Purchase Price.

              (ii) A certificate of status for Purchaser issued by the Secretary of State of Oklahoma within one week of the Closing Date.

             (iii) The Assignment and Assumption Agreement duly executed by Purchaser.

             (iv) Such other documents as Seller reasonably deems necessary and appropriate to document the transfer of the Purchased Assets and the assumption of the Assumed Liabilities.

          (f) Effectiveness of the Merger. The transactions contemplated by the Merger Agreement shall have closed simultaneously with the Closing under this Agreement.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.01 Termination. This Agreement may be terminated upon written notice by the terminating party at any time prior to the Closing, whether before or after approval of this Agreement and the Asset Sale by the stockholders of Seller:

          (a) by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller in the event the conditions to such party's (the "Nonfailing Party") obligations under Article IX shall not have been met or waived by the Nonfailing Party on or prior to January 31, 1998, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

          (c) by either Purchaser or Seller if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Asset Sale shall have become final and nonappealable;

          (d) by Purchaser, if (A) the Proxy Statement does not include the recommendation of Seller's Board of Directors in favor of this Agreement and the Asset Sale, or (B) the Board of Directors of Seller withdraws, modifies or changes in a manner materially adverse to Purchaser its recommendation of this Agreement or the Asset Sale or shall have resolved to do any of the foregoing, or (C) the Board of Directors of Seller shall have recommended to the stockholders of Seller any proposed acquisition of the Divisions by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Purchaser and its Affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction providing for the acquisition of the Divisions or a substantial part of the assets of the Divisions, (ii) purchase of all or a substantial part of the assets of Seller relating to the Divisions, or
     (iii) the acquisition of more than 50% of Seller's outstanding equity securities (other than pursuant to the Merger) (a "Competing Transaction") or resolved to do so, or (D) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Seller is commenced, and the Board of Directors of Seller, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (e) by Seller if, in the exercise of its judgment as to its fiduciary duties to its stockholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, Seller's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed;

          (f) by either Purchaser or Seller, if any Update Schedule of the other party contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the other party in this Agreement, unless concurrently with the delivery of the Update Schedule, the other party represents and warrants that the disclosed fact or condition can and will be corrected at the other party's expense prior to the Closing Date (but in no event more than 30 days after the delivery of the Update Schedule); provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Seller Material Adverse Effect or Purchaser Material Adverse Effect, as applicable; or

          (g) by either Purchaser or Seller, at any time after the Stockholders' Meeting, in the event this Agreement and the Asset Sale are not approved by the requisite vote of the stockholders of Seller in accordance with the Delaware Law and the Certificate of Incorporation and By-Laws of Seller.

     10.02 Effect of Termination. Subject to the remedies of the parties set forth in section 10.03(c), in the event of the termination of this Agreement pursuant to section 10.01, this Agreement shall forthwith become void, and, subject to sections 10.03(c), (d), (e), (f), (g) and (h), there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective officers or directors and all rights and obligations of each party hereto shall cease.
The Purchaser Confidentiality Agreement shall survive any termination of this Agreement.

     10.03 Expenses.

          (a) Except as provided in section 10.03(c), section 10.03(d), section 10.03(f), section 10.03(g) and section 10.03(h), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same. Seller shall pay for all Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

          (c) Seller and Purchaser each agree that with respect to any termination of this Agreement pursuant to section 10.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

          (d) If all conditions to the obligations of a party at Closing contained in Article IX of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, all remedies available to the party seeking to proceed, either at law or in equity, on account of such failure to close, including, without limitation, the right to seek specific performance of this Agreement as well as the right to pursue a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.

          (e) Notwithstanding anything to the contrary herein, Seller agrees that if this Agreement is terminated pursuant to section 10.01(d) or section 10.01(e), Seller shall pay to Purchaser an amount equal to the greater of (i) $400,000, and (ii) 20% of the amount by which the aggregate consideration with respect to the Divisions in any Competing Transaction exceeds the Purchase Price, provided that, solely for purposes of this section 10.03(e)(ii), the Purchase Price shall be computed based on the balance sheet attached hereto as Exhibit A and, if the Competing Transaction involves the acquisition of all of Seller, whether by merger, tender offer or otherwise, then the consideration with respect to the Divisions in the Competing Transaction shall equal 66.8% of the total consideration in the Competing Transaction. Such payment shall be made as promptly as practicable but in no event later than the third business day following termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Purchaser.

          (f) Seller and Purchaser shall share equally the filing fee for any required filing under the HSR Act.

          (g) Notwithstanding anything herein to the contrary, Seller agrees that if this Agreement is terminated pursuant to section 10.01(b) as a direct result of the failure to satisfy the condition to Seller's obligations contained in section 9.03(f), then Seller shall reimburse Purchaser for its Expenses up to $200,000. Such payment shall be made not later than the third business day following receipt by Seller of written notice from Purchaser describing in reasonable detail the amount of Expenses to be reimbursed by Seller pursuant to this section 10.03(g).

          (h) Notwithstanding anything herein to the contrary, Seller and Purchaser each agree that if this Agreement is terminated pursuant to section 10.01(b) as a direct result of a material breach by a party of any of its representations or warranties contained in this Agreement, the breaching party shall reimburse the nonbreaching party for its Expenses up to $200,000. Such payment shall be made not later than the third business day following receipt by the breaching party of written notice from the nonbreaching party describing in reasonable detail the amount of Expenses to be reimbursed by the breaching party pursuant to this section 10.03(h).

                                   ARTICLE XI

                                INDEMNIFICATION

     11.01 Indemnification By Seller. Seller shall indemnify and hold harmless Purchaser and its shareholders, directors, officers, employees and other agents (collectively, the "Purchaser Indemnitees") in respect of any and all damages, losses, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable fees, disbursements and expense of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively, "Losses") asserted against or incurred by any Purchaser Indemnitee as a result of, in connection with or arising out of (a) any of the Excluded Liabilities, or (b) any claims made under the provisions of the Worker Adjustment and Retraining Notification Act (29 U.S.C. sec.sec. 2101-2109) and the regulations promulgated thereunder ("WARN") arising in connection with the transactions contemplated by this Agreement.

     11.02 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and its stockholders, directors, officers, employees and other agents (collectively, the "Seller Indemnitees") in respect of any and all Losses asserted against or incurred by any Seller Indemnitee as a result of, in connection with, or arising out of any of the Assumed Liabilities.

     11.03 Arbitration Procedure.

          (a) Purchaser and the Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for Losses arising out of the provisions of section 11.01 and section 11.02 (the "Disputes"). Nothing in this section 11.03 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in this Agreement. The parties hereby agree and acknowledge that, except as otherwise provided in this section 11.03 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final

     Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of, Delaware law.

          (b) In the event that any Purchaser Indemnitee or Seller Indemnitee (the "Indemnified Party") asserts that there exists a Dispute, such Indemnified Party shall deliver a written notice to the party alleged to have indemnification obligations pursuant to this Agreement (the "Indemnifying Party") specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the Indemnified Party delivering such notice of Dispute (the "Disputing Person") may, within 30 business days after delivery of such notice, commence arbitration hereunder by delivering to the Indemnifying Party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the Chicago office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any Losses, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

          (c) The Indemnified Party on the one hand and the Indemnifying Party on the other hand each shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Seller's Arbitrator" and "Purchaser's Arbitrator" respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Purchaser's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this section
     11.03. If Seller's Arbitrator and Purchaser's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Purchaser's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Purchaser's Arbitrator.

          (d) The arbitrator(s) selected pursuant to section 11.03(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Purchaser submits a claim for $1,000, and if the Seller contests only $500 of the amount claimed by Purchaser, and if the arbitrator(s) ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 - 500) to the Seller and 40% (i.e., 200 - 500) to
     Purchaser.

          (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

          (f) The Purchaser Indemnitees and the Seller Indemnitees may enforce any Final Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

     11.04 Matters Involving Third Parties.

          (a) If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this section 11, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder, except to the extent the Indemnifying Party thereby is materially prejudiced. Such notice shall describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis thereof, in each case to the extent known to the Indemnified Party.

          (b) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from or in connection with the Third Party Claim, (ii) the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
     (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in section 11.04(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (d) If the Indemnifying Party has the right, but does not assume control of defense of any claim in accordance with this section 11.04, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense. If the Indemnifying Party has the right and does assume control of defense of any claim in accordance with this section 11.04, then the Indemnified Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnifying Party will consult with the Indemnified Party in respect of such defense.

          (e) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with paragraph 11.04(b) above, (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.01 Non-Survival of Representations, Warranties and Certain
Covenants. The respective representations, warranties and covenants of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Asset Sale or termination of this Agreement, and, except as otherwise provided in Section 10.03(c), thereafter neither Seller, Purchaser nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation, warranty or covenant. Notwithstanding anything to the contrary herein, the obligations of the parties set forth in
Article X, Article XI and Article XII shall survive the consummation of the Asset Sale. This section 12.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the transactions contemplated by this Agreement.

     12.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

     (a) If to Purchaser:

         CMI Corporation
         I-40 and Morgan Road
         P.O. Box 1985
         Oklahoma City, OK 73101
         Telecopier No. 405-491-2417
         Attention: Mr. Jim D. Holland, Senior Vice President

         With a copy to:

         Hartzog Conger & Cason
         1600 Bank of Oklahoma Plaza
         201 Robert S. Kerr
         Oklahoma City, OK 73102
         Telecopier No. 405-235-7329
         Attention: John Robertson, Esq.

     (b) If to Seller:

         Rexworks Inc.
         445 West Oklahoma Avenue
         Milwaukee, WI 53207
         Facsimile: 414-747-7345
         Attention: Mr. Laurance R. Newman, President and
         Chief Executive Officer

         With a copy to:

         Reinhart, Boerner, Van Deuren,
         Norris & Rieselbach, s.c.
         1000 North Water Street, Suite 2100
         Milwaukee, WI 53202
         Telecopier No: 414-298-8097
         Attention: James M. Bedore, Esq.

     12.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that after approval of this Agreement by the stockholders of Seller, no amendment may be made without further approval of such stockholders, which amendment would reduce the amount or change the type of consideration to be received by Seller upon consummation of the Asset Sale. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     12.04 Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     12.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     12.07 Entire Agreement. This Agreement (together with the Purchaser's Confidentiality Agreement, the Exhibits, the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof including, without limitation, that certain letter of intent dated August 15, 1997 between Purchaser and Seller.

     12.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise, without the prior written consent of the parties hereto. Notwithstanding the preceding sentence, Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     12.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     12.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, provided, however, that if any court of competent jurisdiction determines not to construe this Agreement in accordance with the laws of the State of Delaware, then this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     12.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     12.12 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

     12.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     12.14 Employees. Purchaser shall not assume and shall not be deemed to have assumed any obligation in respect of any employee of Seller or its Subsidiaries, any employee benefit plans or any other similar obligations (including, but not limited to wages, severance pay and vacation pay) of Seller or its Subsidiaries to their employees who are employed at or in connection with the Divisions or otherwise. Purchaser shall not assume and shall not be deemed to have assumed any employee insurance or benefit plan or formal or informal practice maintained by or contributed to by Seller or its Subsidiaries.

     12.15 WARN. Seller shall be responsible for all notices and liabilities required under WARN.

     12.16 Access. From the date of this Agreement until the Closing Date, Seller shall, and Seller shall cause each of its Subsidiaries to, afford Purchaser and its representatives full and complete access to the books and records, financial statements, tax returns and tax records, facilities, employees and such other information of Seller and its Subsidiaries as Purchaser may reasonably request to evaluate the business, operations, properties, assets, liabilities and prospects of the Divisions. In connection therewith, representatives of Purchaser shall be entitled to consult with the representatives, officers and employees of Seller and its Subsidiaries. Such access to information and any such consultations shall be conducted in a manner not to unreasonably interfere with the operation of the business of Seller and its Subsidiaries.

     12.17 Bulk Sales. The parties acknowledge that it is the intent of the parties to comply with the terms of the Wisconsin Bulk Sales Act. Seller shall use all reasonable efforts to take or cause to be taken all appropriate action, and do or cause to be done all things necessary, proper or advisable, to comply with the terms of the Wisconsin Bulk Sales Act.

     12.18 Litigation Support. In the event and for so long as Purchaser is contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any of the Assumed Liabilities, Seller will use reasonable efforts to cooperate with Purchaser and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records that shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser.

     12.19 Use of Marketing Materials. For a period of one year after the Closing Date, Purchaser shall be entitled to use without charge any and all of the current stock of sales and marketing materials used by Seller in connection with the operation of the Divisions, but solely to the extent permitted by the Agreement regarding trademarks dated April 23, 1982 between Rexnord, Inc. and Seller.

     12.20 Further Assurances. After the Closing, Seller shall from time to time, at the request of Purchaser and at Purchaser's sole cost and expense, execute and deliver to Purchaser such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably request so as to more effectively transfer, assign and deliver and vest in Purchaser title to the Purchased Assets as provided in this Agreement.

                                        REXWORKS INC.

                                        BY /s/ Thomas D. Lauerman

                                           -------------------------------------
                                           Thomas D. Lauerman, Vice President
                                           Administration and Chief Financial
                                           Officer

                                        CMI CORPORATION

                                        BY /s/ Jim D. Holland

                                           -------------------------------------
                                           Jim D. Holland, Senior Vice President

                                                                       EXHIBIT B

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           GIUFFRE BROS. CRANES, INC.
                         13TH STREET ACQUISITION CORP.

                                      and

                                 REXWORKS INC.

                                August 15, 1997

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
                               ARTICLE I
                               THE MERGER
1.01  The Merger..................................................    1
1.02  Effective Time..............................................    1
1.03  Effect of the Merger........................................    1
1.04  Certificate of Incorporation; By-Laws.......................    1
1.05  Directors and Officers......................................    1
1.06  Taking Necessary Action; Further Action.....................    2
1.07  The Closing.................................................    2

                               ARTICLE II
                        CONVERSION OF SECURITIES
2.01  Conversion of Securities....................................    2
2.02  Dissenting Shares...........................................    2
2.03  Exchange of Certificates....................................    3
2.04  Stock Options...............................................    4
                              ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01  Organization and Qualification; Subsidiaries................    4
3.02  Certificate of Incorporation; By-Laws.......................    5
3.03  Capitalization..............................................    5
3.04  Authority; Vote Required....................................    5
3.05  No Conflict; Required Filings and Consents..................    6
3.06  Permits; Compliance.........................................    7
3.07  Reports; Financial Statements...............................    7
3.08  Absence of Certain Changes or Events........................    7
3.09  Absence of Litigation.......................................    8
3.10  Contracts; No Default.......................................    8
3.11  Employee Benefit Plans; Labor Matters.......................    8
3.12  Taxes.......................................................    9
3.13  Intellectual Property Rights................................    9
3.14  Insurance...................................................    9
3.15  Brokers.....................................................    9
3.16  Title to Properties.........................................    9
3.17  Labor Matters...............................................   10
3.18  Proxy Statement.............................................   10
                               ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB
4.01  Organization and Qualification; Subsidiaries................   10
4.02  Authority...................................................   10
4.03  No Conflict; Required Filings and Consents..................   11
4.04  Ownership of Acquiror Sub; No Prior Activities..............   11
4.05  Financing...................................................   11

                                                                    PAGE
                                                                    ----

                               ARTICLE V

                               COVENANTS

5.01  Affirmative Covenants of the Company........................   11
5.02  Negative Covenants of the Company...........................   12
5.03  Confidentiality Agreement...................................   13
5.04  Acquisition Proposals.......................................   13
5.05  Sale of Divisions...........................................   14

                               ARTICLE VI

                         ADDITIONAL AGREEMENTS

6.01  Proxy Statement.............................................   14
6.02  Meeting of Shareholders.....................................   15
6.03  Appropriate Action; Consents; Filings.......................   15
6.04  Update Disclosure; Breaches.................................   16
6.05  Public Announcements........................................   16
6.06  Indemnification.............................................   16
6.07  Obligations of Acquiror Sub.................................   17
6.08  Employee Benefits and Compensation..........................   17

                              ARTICLE VII

                           CLOSING CONDITIONS

7.01  Conditions to Obligations of Each Party Under This
      Agreement...................................................   17
7.02  Additional Conditions to Obligations of Acquiror and
      Acquiror Sub................................................   18
7.03  Additional Conditions to Obligations of the Company.........   20

                              ARTICLE VIII

                   TERMINATION, AMENDMENT AND WAIVER

8.01  Termination.................................................   21
8.02  Effect of Termination.......................................   22
8.03  Expenses....................................................   22

                               ARTICLE IX

                           GENERAL PROVISIONS

9.01  Non-Survival of Representations and Warranties..............   23
9.02  Notices.....................................................   23
9.03  Amendment...................................................   23
9.04  Waiver......................................................   24
9.05  Headings....................................................   24
9.06  Severability................................................   24
9.07  Entire Agreement............................................   24
9.08  Assignment..................................................   24
9.09  Parties in Interest.........................................   24
9.10  Governing Law...............................................   24
9.11  Counterparts................................................   24
9.12  Press Releases and Public Announcements.....................   24
9.13  Construction................................................   24

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of August 15, 1997 (the "Agreement"), is made and entered into among GIUFFRE BROS. CRANES, INC., a Delaware corporation ("Acquiror"), 13TH STREET ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Acquiror Sub") and REXWORKS INC., a Delaware corporation (the "Company").

                                    RECITAL

     The respective Boards of Directors of Acquiror, Acquiror Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Acquiror Sub be merged with and into the Company in accordance with the Delaware General Corporation Law (the "Delaware Law") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly-owned subsidiary of Acquiror (the "Merger").

                                   AGREEMENTS

     In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

     1.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law and shall take all such further actions as may be required by law to make the Merger effective upon the filing of the Certificate of Merger (the date and time of such effectiveness being the "Effective Time"); provided, however, that the Effective Time shall not be earlier than November 1, 1997.

     1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law. Without limiting the generality of, and subject to the provisions of, the Delaware Law, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     1.04 Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation, as amended by the amendments thereto set forth in Exhibit A (which amendments shall become effective only at the Effective Time), and the By-Laws of Acquiror Sub shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be Rexworks Inc.

     1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Delaware Law at the time specified in section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, or at such other place as the parties hereto shall mutually agree, and will be effective at the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.01 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Acquiror, Acquiror Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

          (a) each share of the common stock, $.12 par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company and (ii) any Dissenting Shares (as defined in section 2.02)) shall be canceled and extinguished and be converted into and become a right to receive a cash payment of $1.6139 per share, without interest (the "Purchase Price" or the "Merger Consideration"); provided, however, that the Purchase Price shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Acquiror Common Stock outstanding;

          (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company shall be canceled and extinguished and no payment shall be made with respect thereto;

          (c) each share of common stock, $.01 par value, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock"); and

     2.02 Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, if section 262 of the Delaware Law ("Subchapter 262") shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written objection to the Merger in the manner provided in Subchapter 262 and who as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to section 2.01, but the holders thereof shall be entitled only to such rights as are granted by Subchapter 262. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Subchapter 262 shall receive payment therefor from the Surviving Corporation in accordance with the Subchapter 262; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Subchapter 262, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed, as of the Effective Time, to have been canceled, extinguished and converted into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration as provided in section 2.01.

          (b) The Company shall give Acquiror (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Subchapter 262 received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Subchapter 262. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

     2.03 Exchange of Certificates.

          (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company (the "Exchange Agent") to act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing shares of Company Common Stock entitled to payment pursuant to section 2.01 (the "Certificates"). Immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent an amount equal to the aggregate Merger Consideration (assuming there are no Dissenting Shares). The deposit will consist of cash sufficient in the aggregate for the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the outstanding shares of Company Common Stock. The Exchange Agent shall hold such sums in escrow for the purposes set forth in section 2.01(b).

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates a letter of transmittal and instructions for use in surrendering Certificates and receiving the applicable Merger Consideration therefor. The form of the transmittal letter shall have been prepared by Acquiror, subject to the approval of the Company, prior to the Effective Time. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates.

          If any Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          (c) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent's duties shall terminate and any portion of the fund not disbursed pursuant to section 2.01(b) shall be released to the Surviving Corporation. Thereafter, each holder of a Certificate may surrender Certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

          (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

     2.04 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to the Company's stock option plans described on Schedule 3.11(a) (together, the "Company Stock Plans") shall be exercised by the holder or canceled and extinguished in a manner to be agreed upon by Acquiror and the Company, which shall not increase Acquiror's aggregate Purchase Price.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other similar changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets, or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that the occurrence of any or all of the changes or events described on
Schedule 3.00(a) shall not, individually or in the aggregate, constitute a "Company Material Adverse Effect."

     The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

     The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     The term "Subsidiary" (or its plural) as used in this Agreement with respect to the Company, Acquiror, the Surviving Corporation or any other person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     With respect to any representation, warranty or statement of the Company in this Agreement that is qualified by or to the Company's knowledge, such knowledge shall be deemed to exist only if, at the time as of which such representation, warranty or statement was made, any of the individuals listed on
Schedule 3.00(b) had actual knowledge of the matter to which such qualification applies.

     Except as set forth in the disclosure schedules delivered by the Company to Acquiror and Acquiror Sub prior to the execution of this Agreement, the Company makes the following representations and warranties to Acquiror and Acquiror Sub. Notwithstanding anything in this Agreement to the contrary, any matter disclosed in any part of the disclosure schedules shall be deemed to be disclosed in all parts of the disclosure schedules where such matter is required to be disclosed, regardless of whether such matter is specifically cross-referenced. The disclosure of any matter in the disclosure schedules shall not necessarily be deemed an indication that such matter is material or is required to be disclosed.

     3.01 Organization and Qualification; Subsidiaries. Except as set forth on
Schedule 3.01(a), each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions if any, where the failure to be so qualified would not have a Company Material Adverse Effect. A true and complete list of all the Company's directly or indirectly owned Subsidiaries together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by the Company or another Subsidiary of the Company, is set forth on Schedule 3.01(b).

     3.02 Certificate of Incorporation; By-Laws. The Company has furnished to Acquiror complete and correct copies of the Certificate of Incorporation and the By-Laws, as amended or restated, of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws, as amended or restated.

     3.03 Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 4,300,000 shares of Company Common Stock, of which 1,896,668 shares are issued and outstanding, 248,413 shares reserved for issuance pursuant to the Company Stock Plans and 248,413 Company Stock Options are outstanding.

          (b) Information as of the date of this Agreement relating to the amounts of the authorized and issued and outstanding capital stock of each Subsidiary is listed on Schedule 3.03(b).

          (c) No shares of Company Common Stock are reserved for any purpose other than as described in this section 3.03. Since December 31, 1996, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of outstanding Company Stock Options in accordance with their terms. Except as contemplated by this Agreement or as described on Schedule 3.03(c), there have been no changes in the terms of any outstanding Company Stock Options or the grant of any additional Company Stock Options since December 31, 1996. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights under the Delaware Law, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable, and such shares or other equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever, subject to federal and state securities laws. Except as contemplated by this Agreement or described in section 3.03(a) there are no options, warrants or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company or any of the Subsidiaries. Except as set forth on Schedule 3.03(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of, or other equity interests in, any Subsidiary of the Company, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company, except for the provision of funds to, making an investment in (in the form of a loan, capital contribution or otherwise) or provision of any guarantees of obligations of Subsidiaries in the ordinary course of business.

     3.04 Authority; Vote Required.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to required shareholder approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section 251 of the Delaware Law, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Company Common Stock in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

     3.05 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) violate the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (ii) subject to [a] obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws, [b] obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the applicable provisions of Delaware law and the rules and regulations thereunder, the requirements of the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ National Market System, and the filing and recordation of appropriate merger documents as required by the Delaware Law, and [c] giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 3.05(a), violate any laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound, other than a potential violation under any federal or state antitrust or similar laws, rules or regulations; or (iii) except as set forth on Schedule 3.05(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound, except for such violations, breaches or defaults as would not have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, the HSR Act, and the requirements of the NASD and the NASDAQ National Market System, (ii) the consents, approvals, authorizations or permits described on Schedule 3.05(a), and (iii) the filing and recordation of appropriate merger documents as required by the Delaware Law, except for any consent, approvals, authorizations, permits, filings or notifications that, if not obtained, would not have a Company Material Averse Effect.

     3.06 Permits; Compliance. Except as set forth on Schedule 3.06, each of the Company and its Subsidiaries is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except for any Company Permits the absence of which would not have a Company Material Adverse Effect. To the knowledge of the Company, no suspension, revocation or cancellation of any of the Company Permits is pending or threatened. Neither the Company nor any of its Subsidiaries is operating in default under or violation of (i) any law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or (ii) any of the Company Permits, except for any such defaults or violations which would not have a Company Material Adverse Effect.

     3.07 Reports; Financial Statements.

          (a) Since December 31, 1996, (i) the Company has filed all forms, reports, statements and other documents required to be filed with [a] the Securities and Exchange Commission (the "SEC") including, without limitation, [i] all Annual Reports on Form 10-K, [ii] all Quarterly Reports on Form 10-Q, [iii] all proxy statements relating to meetings of shareholders (whether annual or special), [iv] all required Current Reports on Form 8-K, [v] all other reports or registration statements and [vi] all amendments and supplements to all such reports and registration statements, which amendments and supplements have been, to the knowledge of the Company, required to be filed (collectively, as amended or supplemented, the "Company SEC Reports"), and [b] any applicable state securities authorities; and (ii) the Company and each of its Subsidiaries have filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as set forth on Schedule 3.07(a) or where the failure to file such forms, reports or statements would not have a Company Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this section 3.07(a) being collectively referred to as the "Company Reports"). Such Company SEC Reports and Company Reports do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes to such statements) contained in the Company SEC Reports (i) have been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP and as may be indicated in the notes thereto) and (ii) fairly represent the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (c) Except as and to the extent reflected on, or reserved against in, the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1996, including all notes thereto (the "Company Balance Sheet"), or as set forth on Schedule 3.07(c), neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports (or the notes thereto) or as contemplated by this Agreement, since December 31, 1996:

          (a) each of the Company and its Subsidiaries has conducted its business in the ordinary course and consistent with the Company's past practice;

          (b) there has not been any Company Material Adverse Effect;

          (c) except as set forth on Schedule 3.08, neither the Company nor any Subsidiary has made any material increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options) other than in the ordinary course of business and consistent with the Company's past practice;

          (d) neither the Company nor any Subsidiary has made any loans or advances to any officer, director, shareholder or Affiliate of the Company or of any Subsidiary (except for travel and business expense payments);

          (e) there has not been any change in the accounting methods or practices followed by the Company or any Subsidiary, except as required by GAAP;

          (f) the Company has not sold or disposed of material assets outside of the ordinary course of business, other than the sale of assets pertaining solely to the grinder and compactor divisions of the Company and those assets listed on Schedule 5.05(a); and

          (g) neither the Company nor any Subsidiary has entered into any commitment or other agreement to do any of the foregoing.

     3.09 Absence of Litigation.

          (a) Schedule 3.09(a) lists all claims, actions, suits, litigation, or arbitrations or, to the knowledge of the Company, investigations or proceedings affecting the Company or any of its Subsidiaries, at law or in equity, which are pending or, to the knowledge of the Company, threatened, and which has had or would reasonably be expected to have a Company Material Adverse Effect. There is no action pending seeking to enjoin or restrain the Merger.

          (b) Except as set forth on Schedule 3.09(b), neither the Company nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Entity.

     3.10 Contracts; No Default. Schedule 3.10 lists each contract or agreement to which the Company or any of its Subsidiaries is a party concerning a partnership or joint venture with another Person or materially limiting the right of the Company or any of its Subsidiaries prior to the Effective Time, or Acquiror or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Subsidiaries prior to the Effective Time, or by the Acquiror or any of its Subsidiaries after the Effective Time.

     3.11 Employee Benefit Plans; Labor Matters.

          (a) Schedule 3.11(a) lists or describes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under section 125 of the Internal Revenue Code of 1986 as amended (the "Code"), or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of the Company or its Subsidiaries are entitled to participate by reason of their employment with the Company or its Subsidiaries, (i) to which the Company or a Subsidiary is a party or a sponsor or a fiduciary thereof or (ii) with respect to which the Company or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "Employee Benefit Plans").

          (b) The Employee Benefit Plans have been operated and administered by the Company in compliance in all material respects with all applicable laws relating to employment or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code.

          (c) Each Employee Benefit Plan that is intended to be tax qualified under section 401(a) of the Code has received, or the Company has applied for or will in a timely manner apply for, a favorable determination letter from the Internal Revenue Service (the "IRS") stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under section 501(a) of the Code.

          (d) The Company does not maintain any defined benefit plan covering employees of the Company or its Subsidiaries within the meaning of section 3(35) of ERISA.

          (e) Schedule 3.11(e) sets forth a list of all written employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which the Company or any of its Subsidiaries is a party.

     3.12 Taxes. The Company has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed, and the Company is not delinquent in the payment of any material taxes shown on such returns or reports or on any material assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to the Company with respect to all income, sales, use, real or personal property, excise or other taxes. The Company Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of the Company, including, without limitation, interest and penalties, whether or not disputed, for the year ended December 31, 1996 and for all fiscal years prior thereto. Except as set forth on Schedule 3.12, the Company has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Company.

     3.13 Intellectual Property Rights. To the knowledge of the Company, the Company and each of the Subsidiaries owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others, except where any such conflict would not have a Company Material Adverse Effect.

     3.14 Insurance. All policies and binders of insurance for professional liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of the Company or its Subsidiaries ("Insurance Policies") have been made available to Acquiror. The Insurance Policies are in full force and effect. To the knowledge of the Company, the Company or its Subsidiaries have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of the Company, has any coverage for claims been denied, which failure or denial has had or would have a Company Material Adverse Effect.

     3.15 Brokers. No broker, finder or investment banker other than The Chicago Corporation is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

     3.16 Title to Properties.

          (a) Schedule 3.16(a) lists all real property owned and leased by the Company and its Subsidiaries. The Company and its Subsidiaries have good title to all of their tangible properties and tangible assets, real and personal, free and clear of all mortgage liens and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, and such other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property effected thereby or which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) To the knowledge of the Company, the leases for the real property described on Schedule 3.16(a) are in full force and effect and the Company holds a valid and existing leasehold interest under each of the leases. The Company has delivered to Acquiror complete and accurate copies of each of the leases described on Schedule 3.16.

          (c) Neither the Company nor any Subsidiary is in violation of any applicable material zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, which violation has had or would have a Company Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of its real property.

     3.17 Labor Matters. Except for matters which will not cause a Company Material Adverse Effect (a) the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or its Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down, representation campaign or work stoppage actually pending or threatened against or effecting the Company or its Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefore has been asserted against the Company or its Subsidiaries; and (e) neither the Company nor its Subsidiaries are experiencing any material work stoppage.

     3.18 Proxy Statement. The definitive Proxy Statement and related materials will comply with the Exchange Act in all material respects. The definitive proxy materials will not contain a untrue statement of material fact or omit a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Acquiror will supply for use in connection with such proxy materials.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                          OF ACQUIROR AND ACQUIROR SUB

     The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

     Acquiror and Acquiror Sub jointly and severally represent and warrant to the Company that:

     4.01 Organization and Qualification; Subsidiaries. Each of Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     4.02 Authority. Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub enforceable against Acquiror and Acquiror Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

     4.03 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror will not, (i) violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Acquiror or Acquiror Sub, (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of the Securities Act, any stock exchange or quotation service on which Acquiror's securities are listed or quoted, the HSR Act and the filing and recordation of appropriate merger documents as required by the Delaware Law, conflict with or violate any laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected, except such as would not have an Acquiror Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 4.03(a) above.

     4.04 Ownership of Acquiror Sub; No Prior Activities.

          (a) Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

     4.05 Financing. Acquiror has the ability to and intends to finance the aggregate of the amounts payable pursuant to Article II with cash on hand and utilization of existing credit facilities. Acquiror will use its best efforts to ensure the continued availability of such financing and pay such amounts in accordance with the terms of this Agreement and will not take any action between the date hereof and the Effective Time which would impair its ability to obtain such financing.

                                   ARTICLE V

                                   COVENANTS

     5.01 Affirmative Covenants of the Company. With respect to the mixer division assets, operations, business and employees, the Company covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause each of its Subsidiaries to:

          (a) operate its business in the ordinary course of business and consistent with its past practice;

          (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers and suppliers;

          (c) subject to the provisions of the Acquiror Confidentiality Agreement (as hereinafter defined), confer with Acquiror at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and its Subsidiaries;

          (d) Subject to the provisions of the Acquiror Confidentiality Agreement, from the date hereof until the Closing Date, the Company (i) will give, and will cause each of its Subsidiaries to give, Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) will furnish, and will cause each Subsidiary to furnish, to Acquiror, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate in all reasonable respects with Acquiror in its investigation of the Company and the Subsidiaries. From the date of this Agreement until the Effective Time, upon reasonable request, Acquiror shall be permitted to have one or more of its personnel at the Company's premises for purposes of due diligence and review of the business of the Mixer Division. Notwithstanding the foregoing, Acquiror shall not have access to information, analyses and materials prepared for the Company by ABN AMRO Chicago Corporation, personnel records, medical histories or other information which in the Company's good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

     5.02 Negative Covenants of the Company. Except as contemplated by this Agreement or consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

          (a) except as set forth on Schedule 5.02(a): (i) increase the compensation payable to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with the policies currently in effect; (ii) grant any severance or termination pay (other than pursuant to the severance policy and agreements of the Company or its Subsidiaries currently in effect) to, or enter into any severance agreement with, any director or officer; (iii) subject to clause
     (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable law;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its Subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its Subsidiaries capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its Subsidiaries' capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

          (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its or its Subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement;

          (e) to the extent material, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its or its Subsidiaries' assets (other than assets pertaining solely to the grinder and compactor divisions and the assets listed on Schedule 5.05(a)), except for dispositions in the ordinary course of business and consistent with the Company's past practice;

          (g) adopt any amendments to its Certificate of Incorporation or By-Laws;

          (h) except as set forth in Schedule 5.02(h); (i) change any of its methods of accounting in effect at December 31, 1996 or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice;

          (i) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Acquiror in advance; or

          (j) agree in writing or otherwise to do any of the foregoing.

     5.03 Confidentiality Agreement. The parties will, and will cause their respective officers, employees, accountants, consultants, legal counsel and other representatives to, comply with all of their respective obligations under the Confidentiality Agreement entered into by the Company and Acquiror on February 11, 1997 concerning the Company's confidential information (the "Acquiror Confidentiality Agreement").

     5.04 Acquisition Proposals. Upon execution of this Agreement, the Company and its Subsidiaries and their respective officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). The Company may, directly or indirectly, furnish information and access, in each case only in response to requests that were not solicited by the Company (or any officer, director, employee, agent or advisor on its behalf) after the date of this Agreement, to any corporation, partnership, person or other entity or group (each, a "Potential Acquiror") pursuant to confidentiality agreements, and may participate in discussions and negotiate with a Potential Acquiror concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company, if such Potential Acquiror has submitted a written proposal to the Board of Directors relating to any such transaction, and the Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law. The Company shall notify Acquiror immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall keep Acquiror apprised of all developments that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. The Company has entered into confidentiality agreements with other third parties substantially in the form of the Acquiror Confidentiality Agreement. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party unless, in the opinion of the Board of Directors after consultation with independent legal counsel, the failure to provide such release or waiver would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law. For purposes of this section 5.04, the term "Acquisition Proposal" means any proposal or offer for a merger, consolidation or similar combination (other than the Merger contemplated by this Agreement) involving the Company or any Subsidiary and any Potential Acquiror, or any proposal or offer to acquire a significant equity interest in the Company, or a significant portion of the real estate or mixer division assets of the Company by a Potential Acquiror.

     5.05 Sale of Divisions.

          (a) Notwithstanding anything else in this Agreement to the contrary, the parties agree that prior to the Effective Time the Company may enter into an agreement (the "Purchase Agreement") with CMI Corporation ("Purchaser") for the sale of assets pertaining solely to the grinder and compactor divisions of the Company, together with the assets listed on
     Schedule 5.05(a) (collectively, the "Divisional Assets"). Such agreement shall be substantially consistent with the terms of the Company's Letter of Intent with Purchaser as reviewed by Acquiror. At or prior to Closing, the Company shall distribute to its shareholders all of the proceeds of the sale of the Divisional Assets, less the amount of all tax liabilities and unpaid transaction expenses pertaining to such sales.

          (b) If the Purchase Agreement is terminated prior to Closing or the Company gives written notice to Acquiror that the Company does not reasonably expect the sale of the Divisional Assets to Purchaser to be consummated, then Acquiror, Acquiror Sub and the Company will execute, upon request of the Company or Acquiror, an amendment to this Agreement (the "Amendment") providing, in lieu of the Merger contemplated by this Agreement, for the formation of a holding company as the sole shareholder of the Company ("Holdco"), the transfer of the Divisional Assets to Holdco and the sale of all of the outstanding shares of capital stock of the Company by Holdco to Acquiror.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement and a form of proxy to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger and approval of this Agreement, unless outside legal counsel to the Company advise the Company's Board of Directors that the directors' fiduciary duties under applicable law make such recommendation inappropriate.

          (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholders' Meeting, any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, is discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

          (c) The Acquiror will provide the Company with whatever information and assistance in connection with the foregoing filings that the Company reasonably may request.

          (d) The Acquiror agrees as the sole shareholder of the Acquiror Sub to vote in favor of the Merger and to take all actions that may be required to approve the Merger and to effect the transactions contemplated by this Merger Agreement on behalf of the Acquiror Sub.

          (e) Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain (and the Company will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

     6.02 Meeting of Shareholders. The Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use reasonable efforts to solicit from the shareholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the Delaware Law to approve this Agreement, including the retention of proxy solicitation agents if requested by Acquiror, unless otherwise required by the applicable fiduciary duties of directors or officers of the Company.

     6.03 Appropriate Action; Consents; Filings.

          (a) Subject to the terms and conditions herein provided, the Company, Acquiror and Acquiror Sub shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by Acquiror or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under [a] the Securities Act, the Exchange Act and any other applicable federal or state securities laws, [b] the HSR Act, and [c] any other applicable law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and Registration Statement) in connection with the transactions contemplated by this Agreement.

          (b) (i) The Company and Acquiror shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third-party consents, [a] necessary to consummate the transactions contemplated in this Agreement, [b] disclosed or required to be disclosed in the disclosure schedules to this Agreement, or [c] required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.

          (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the Company and Acquiror to minimize any adverse effect upon the Company, its Subsidiaries and its businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Merger or this Agreement, or (iii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, its Subsidiaries, to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

          (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the

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

     Merger or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the business or assets of the Company or its Subsidiaries.

     6.04 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its disclosure schedules ("Update Schedule") of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (c) of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof).

     6.05 Public Announcements. The parties to this Agreement shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written agreement of the other party, except as may be required by law or the requirements of the New York Stock Exchange or the NASDAQ National Market.

     6.06 Indemnification.

          (a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted or required under the Delaware Law or other applicable state law (and shall also advance reasonable expenses as incurred to the fullest extent permitted under the Delaware Law or other applicable state law, provided that the persons to whom expenses are advanced provides an undertaking to repay such advances contemplated by the Delaware Law). Acquiror and Acquiror Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a "Claim") existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-Laws or other agreement or provisions, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

          (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain counsel satisfactory to them (subject to approval by Acquiror and the Surviving Corporation, which approval will not be unreasonably withheld or delayed), (ii) Acquiror and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received subject to the ability of Acquiror and the Surviving Corporation to receive such information relative to the legal services provided as is customarily provided and reasonably requested by Acquiror and the Surviving Corporation, and (iii) Acquiror and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Acquiror nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this section 6.06, upon learning of any such Claim, shall notify Acquiror (but the failure so to notify Acquiror shall not relieve it from any liability which it may have under this section 6.06 except to the extent such failure materially prejudices Acquiror). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, as evidenced by the written opinion of counsel reasonably acceptable to Acquiror and the Surviving Corporation, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) The Surviving Corporation shall use reasonable efforts to obtain extended reporting endorsements on the fiduciary liability, professional liability and directors and officers liability policies currently covering the Company or any of its Subsidiaries or any of the Indemnified Parties, and will submit to the applicable insurer a full and complete list of any potential claims under the policy issued by such insurer. In the event the Surviving Corporation is unable to obtain extended coverage under its existing directors and officers liability insurance policies, Acquiror shall use reasonable efforts to provide similar coverage for the Indemnified Parties under policies then maintained by Acquiror; provided that such similar coverage is available to Acquiror at a cost not substantially higher than the Company's present coverage.

          (d) This section 6.06 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Acquiror, Acquiror Sub, the Company and the Surviving Corporation.

     6.07 Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     6.08 Employee Benefits and Compensation. After the Effective Time, the employee benefit plans of the Surviving Corporation shall recognize for eligibility, vesting, accrual and all other purposes the credited service of employees of the Company and its Subsidiaries credited as of the Effective Time under the Company's Employee Benefit Plans on a basis that is consistent with the manner in which the Employee Benefit Plans of the Company recognized such employment for similar purposes.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company.

          (b) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company or any of its Subsidiaries; (ii) imposing or seeking to impose limitations on the ability of Acquiror to combine and operate the business and assets of the Company with any of Acquiror's Subsidiaries or other operations; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Acquiror, Acquiror Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Acquiror of all or any material portion of the business, assets or property of the Company and its Subsidiaries; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Company Material Adverse Effect at or prior to or after the Effective Time or, with respect to clauses (i) through (v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 7.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any such pending or approved action or proceeding withdrawn or dismissed or such order or decree vacated.

          (c) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (d) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Governmental Entity by Acquiror or the Company or any Subsidiary prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the Delaware Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time or be reasonably likely to subject the Company, Acquiror, Acquiror Sub or any of their respective Subsidiaries or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

          (e) Transfer of Divisional Assets. The sale of the Divisional Assets to the Purchaser shall have been consummated on terms and conditions reasonably satisfactory to the Company and Acquiror.

          (f) Transfer of Real Property. The Company shall have completed the transfer of the real property owned by the Company located at 445 West Oklahoma Avenue, Milwaukee, Wisconsin and at 550 West Oklahoma Avenue, Milwaukee, Wisconsin, to Acquiror, on terms and conditions reasonably satisfactory to Company and the Acquiror, in exchange for the receipt by the Company from Acquiror of immediately available funds in the amount of $1,756,000.

          (g) Fairness Opinion. The Company shall have received from ABN AMRO Chicago Corporation an opinion, dated as of the date of the Proxy Statement, to the effect that the consideration which the Company's shareholders will receive pursuant to the Merger is fair to the Company's shareholders from a financial point of view.

     7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by Acquiror or Acquiror Sub. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (c) Consents Under Agreements. The Company shall have obtained the third-party consents described in subsection 6.03(b)(i), except those for which the failure to obtain such consents and approvals would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time, other than as contemplated by subsection 6.03(b)(ii).

          (d) Opinion of Counsel. The Acquiror and the Acquiror Sub shall have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. counsel to the Company, addressed to Acquiror and Acquiror Sub, dated as of the Effective Time, and reasonably satisfactory in form and substance to Acquiror, Acquiror Sub and its counsel, to the following effect:

             (i) The Company and each Subsidiary is a corporation existing under the laws of the State of Delaware and, based solely on a certificate of the Secretary of State of Delaware, [a] has filed with the Secretary of State during its most recently completed report year the required annual report; [b] is not the subject of a proceeding under the Delaware Law, to cause its administrative dissolution; [c] no determination has been made by the Secretary of State that grounds exist for such action with respect to the Company or any Subsidiary; [d] no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company or any Subsidiary; and [e] Certificate of Dissolution of the Company or any Subsidiary have not been filed with the Secretary of State. Immediately prior to the Effective Time, the Company was the sole registered holder of record of the number of shares of stock or equity interests in its Subsidiaries as is set forth in the Agreement and the Company Disclosure Schedule with respect to section 3.03(b). The Company and its Subsidiaries have the corporate power to carry on their respective businesses as currently being conducted.

             (ii) The Agreement and Plan of Merger (the "Agreement") is a legal, valid and binding obligation of the Company [a] except as the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and [b] subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. Counsel expresses no opinion with respect to section 8.03(e) of the Agreement. The execution, delivery and performance by the Company of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the shareholders of the Company. Under the Delaware Law and the Company's Certificate of Incorporation and By-Laws, the Company's shareholders and Board of Directors properly approved the Merger in accordance with the terms of the Agreement. Upon filing the Certificate of Merger as contemplated by the Agreement, the Merger shall be effective under Delaware law.

             (iii) The execution and delivery of the Agreement and the performance by the Company of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company; or [b] violate any order, judgment or decree of any Delaware or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

             (iv) The authorized capital stock of the Company consists of 4,300,000 authorized shares of Company Common Stock, par value $.12 per share, of which, to the knowledge of such counsel, 1,896,668 shares are issued and outstanding, fully paid and nonassessable. To the knowledge of such counsel, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or any stock or securities convertible into or exchangeable for any capital stock other than as set forth in [a] the Certificate of Incorporation and [b] the Agreement or the Disclosure Schedules. To the knowledge of such counsel, except as set forth in the Certificate of Incorporation and as set forth in the Agreement or the Disclosure Schedules, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of the Company.

             (v) There are no preemptive rights of stockholders under the Certificate of Incorporation of the Company or as a matter of law under the Delaware Law with respect to the Agreement or the Merger.

             (vi) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Company thereunder.

          (e) Long-Term Debt. The Company's long-term debt, including any current portions thereof, shall have been paid in full prior to the Closing.

          (f) Purchase Price. The aggregate Purchase Price payable pursuant to
     Article II shall not be more than $200,000 higher than what the aggregate Purchase Price would be if calculated as of the Closing Date in accordance with the formula attached hereto as Exhibit B (the "Closing Date Calculation"), provided that (i) the Closing Date Calculation will give effect to any severance payments made by the Company on a net after-tax basis by including the expected tax deduction that will accrue to the Company as a result of such severance payments, and (ii) the value of any inventory approved by Acquiror for inclusion in the calculation of the Purchase Price as of the date of this Agreement will be the value of such inventory for the Closing Date Calculation to the extent that the Company retains such inventory on the Closing Date. Acquiror, however, may examine the value of any inventory acquired by the Company after the date of this Agreement. Prior to Closing, the parties will cooperate in preparing the Closing Date Calculation to verify satisfaction of the foregoing condition. Acquiror and the Company will endeavor in good faith to resolve any disputes in the determination of the Closing Date Calculation. In the absence of a resolution of the disputed items on the Closing Date, Acquiror and the Company will promptly select an independent certified public accountant (the "Independent Accountant") from a nationally recognized public accounting firm to act as arbitrator to decide the disputed items and to prepare the Closing Date Calculation. The Closing Date Calculation as determined by the Independent Accountant will be conclusive and binding on Acquiror and the Company. The fees and expenses of the Independent Accountant will be divided equally between Acquiror and the Company.

     7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part;

          (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; and each other representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

          (b) Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

          (c) Opinion of Counsel. The Company shall have received an opinion of Kranitz & Philipp, counsel to Acquiror and Acquiror Sub, addressed to the Company, dated as of the Effective Time, and reasonably satisfactory in form and substance to the Company and its counsel, to the following effect:

             (i) Acquiror is a corporation existing in good standing under the laws of the State of Delaware, based solely on a certificate of the Delaware Secretary of State. Acquiror Sub is a corporation existing in good standing under the laws of the state of Delaware, based solely on a certificate of the Delaware Secretary of State. Acquiror owns, directly or indirectly, all of the capital stock of Acquiror Sub.

             (ii) The execution, delivery and performance of the Agreement and Plan of Merger (the "Agreement") has been duly authorized by all requisite corporate action on the part of Acquiror and Acquiror Sub. The Agreement constitutes the legally valid and binding obligations of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Acquiror or Acquiror Sub of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws.

             (iii) Exclusion and delivery of the Agreement and the performance of the Acquiror of its terms do not [a] contravene or conflict with any provision of the Certificate of Incorporation or By Laws of the Acquiror; or [b] violate any order, judgment or decree of any Delaware or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

             (iv) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Acquiror or any properties or rights of Acquiror by or before any court, arbitrator or administrative or governmental body which questions suability of the Agreement or any action which has been or is to be taken by the Acquiror thereunder.

          (d) Toll Manufacturing Agreement. The Company, Acquiror, Acquiror Sub and Purchaser shall have entered into a Toll Manufacturing Agreement in a form reasonably satisfactory to the Company, Acquiror and Purchaser.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

          (a) by mutual written consent of Acquiror and the Company;

          (b) by either Acquiror or the Company in the event the conditions to such party's (the "Nonfailing Party") obligations under Article VII shall not have been met or waived by the Nonfailing Party on or prior to December 31, 1997, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

          (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (d) by Acquiror, if (i) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Acquiror its recommendation of this Agreement or Merger or shall have resolved to do any of the foregoing, or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any proposed acquisition of the Company by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Acquiror and its Affiliates by [a] merger, consolidation, share exchange, business combination or other similar transaction, [b] purchase of all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or [c] the acquisition of more than 50% of the Company's outstanding equity securities (a "Competing Transaction") or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

          (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its shareholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed; or

          (f) by either Acquiror or the Company, if any Update Schedule of the other party contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the other party in this Agreement, unless concurrently with the delivery of the Update Schedule, the other party represents and warrants that the disclosed fact or condition can and will be corrected at the other party's expense prior to the Effective Time; provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Company Material Adverse Effect or Acquiror Material Adverse Effect, as applicable.

     8.02 Effect of Termination. Subject to the remedies of the parties set forth in section 8.03(c), in the event of the termination of this Agreement pursuant to section 8.01, this Agreement shall forthwith become void, and, subject to sections 8.03(c) and (d) there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Acquiror's Confidentiality Agreement shall survive any termination of this Agreement.

     8.03 Expenses.

          (a) Except as provided in section 8.03(c), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same. The Company shall pay for all Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

          (c) The Company and Acquiror each agree that with respect to any termination of this Agreement pursuant to section 8.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

          (d) If all conditions to the obligations of a party at Closing contained in Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, all remedies available to the other parties, either at law or in equity, on account of such failure to close, including, without limitation, the right to seek specific performance of this Agreement as well as the right to pursue a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.

          (e) The Company agrees that if this Agreement is terminated pursuant to section 8.01(d) or section 8.01(e), Company shall pay to Acquiror the sum of $400,000. Such payment shall be made as promptly as practicable but in no event later than the third business day following termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company and Acquiror each agree that the payment provided for in section 8.03(e) shall be the sole and exclusive remedy of Acquiror upon any termination of this Agreement as described in section 8.03(e) and such remedies shall be limited to the sum stipulated in section 8.03(e) regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations and Warranties. The respective representations and warranties of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement, and thereafter neither the Company, Acquiror nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation or warranty. This section 9.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

     9.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

     (a) If to Acquiror or Acquiror Sub:

         Giuffre Bros. Cranes, Inc.
         6635 South 13th Street
         Milwaukee, WI 53221
         Telecopier No. 414-764-8180
         Attention: Mr. Frank Giuffre, President

         With a copy to:

         Gordon F. Barrington, Esq.
         224 North 76th Street
         Suite 100
         Wauwatosa, WI 53213
         Telecopier No. 414-771-8030

     (b) If to the Company:

         Rexworks Inc.
         445 West Oklahoma Avenue
         Milwaukee, WI 53207
         Facsimile: 414-747-7345
         Attention: Mr. Laurance R. Newman, President and Chief Executive
         Officer

         With a copy to:

         Reinhart, Boerner, Van Deuren,
         Norris & Rieselbach, s.c.
         1000 North Water Street, Suite 2100
         Milwaukee, WI 53202
         Telecopier No: 414-298-8097
         Attention: James M. Bedore, Esq.

     9.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders, which amendment would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.04 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby.

     9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.07 Entire Agreement. This Agreement (together with the Acquiror's Confidentiality Agreement, the Exhibits, the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. The parties hereby acknowledge that, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until the consummation thereof.

     9.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise.

     9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors, and nothing in this Agreement, express or implied, other than pursuant to section 2.04 and sections 6.06 and 6.08 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.12 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                                        REXWORKS INC.

                                        By       /s/ LAURANCE R. NEWMAN

                                           -------------------------------------
                                             Laurance R. Newman, President and
                                                  Chief Executive Officer

                                        GIUFFRE BROS. CRANES, INC.

                                        By         /s/ FRANK GIUFFRE

                                           -------------------------------------
                                                 Frank Giuffre, President

                                        13TH STREET ACQUISITION CORPORATION

                                        By         /s/ FRANK GIUFFRE

                                           -------------------------------------
                                                 Frank Giuffre, President

                                                                       EXHIBIT C

                  [LETTERHEAD OF ABN AMRO CHICAGO CORPORATION]

                                                                 October 3, 1997
The Board of Directors
Rexworks Inc.
445 West Oklahoma Avenue
Milwaukee, Wisconsin 53201

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view and as of the date hereof, to the stockholders of Rexworks Inc. (the "Company") of the aggregate consideration to be received by such stockholders pursuant to the terms of (i) the Asset Purchase Agreement dated as of October 1, 1997 by and among the Company and CMI Corporation ("CMI"); (ii) a Commercial Offer to Purchase to be signed at or immediately prior to closing by and among the Company, Giuffre Bros. Cranes, Inc. ("Giuffre") and a direct wholly-owned subsidiary of Giuffre; and (iii) the Agreement and Plan of Merger dated as of August 15, 1997 by and among the Company, Giuffre and 13th Street Acquisition Corp., a direct wholly-owned subsidiary of Giuffre (collectively, the "Agreements").

     The Agreements provide for (i) the sale by the Company to CMI of the assets and business of the Company's business segments which are engaged in the manufacture and sale of landfill/embankment compactors and material reduction grinders (the "Segments") for cash consideration together with the assumption of and agreement to pay substantially all of the liabilities relating to the Segments; (ii) the sale by the Company to a wholly-owned subsidiary of Giuffre of certain real property located at 445 West Oklahoma Avenue, Milwaukee, Wisconsin (the "Real Estate") for cash consideration; and (iii) the merger of a wholly-owned subsidiary of Giuffre into the Company (the "Merger") pursuant to which each outstanding share of common stock of the Company will be converted into cash. The Agreements contemplate that the cash proceeds of the transactions referred to in (i) and (ii) above (net of any outstanding indebtedness, tax liabilities related to the sales and transaction-related expenses incurred by the Company) (the "Distribution") will be distributed to the stockholders of the Company prior to or simultaneously with the consummation of the Merger. As of the date hereof, the Company estimates that such distribution, together with the cash payments to be made to the Company's stockholders in connection with the Merger, will result in the receipt of at least $5.00 per share by each stockholder of the Company (the "Consideration") as a result of these transactions (the "Transactions").

     In connection with rendering this opinion, we have reviewed the Agreements and certain related documents, and have held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company, as well as certain financial forecasts and other data for the Company which were provided to or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Transactions as set forth in the Agreements in relation to, among other things: (i) current and historical market prices and trading volumes of Company's common stock; (ii) the Company's historical and projected earnings and other operating data; and (iii) the capitalization and financial condition of the Company. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of the Company or its constituent businesses. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us, and we have not made or obtained, or assumed any responsibility for, an independent verification of such information. Additionally, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed that the Transactions will be consummated in accordance with the terms of the Agreements and the stockholders will receive the Consideration as discussed above. We have further assumed that the Distribution will be treated for tax purposes as a liquidating distribution, which would treat the Consideration similarly to a sale of the stock of each stockholder. We are not expressing any opinion as to the value attributable to any particular one of the Transactions on an individual basis.

     ABN AMRO Chicago Corporation ("AACC"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the Transactions and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transactions. In the ordinary course of our business, AACC and its affiliates may actively trade securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transactions and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement filed pursuant to the Transactions. This letter does not address the Company's underlying business decision to enter into the Transactions or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transactions. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, including the assumptions stated above, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in connection with the Transactions is fair to such stockholders from a financial point of view.

                                        VERY TRULY YOURS,
                                        /S/ ABN AMRO CHICAGO CORPORATION
                                        ABN AMRO CHICAGO CORPORATION

                                                                       EXHIBIT D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC.262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sections 251 (other than a merger effected pursuant to subsection (g) of section 251), 252, 254, 257, 258, 263 or 264 of this title;

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2) Notwithstanding the provisions of subsection (b)(l) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except

             a. shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal right are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PROXY

                                 REXWORKS INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lawrance R. Newman and Thomas D. Lauerman, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Rexworks Inc. to be held on December 16, 1997 at 9:00 a.m. local time, at the the Marriott Hotel, 375 South Moorland Road, Brookfield, Wisconsin, and at any adjournment thereof, there to vote all shares of stock of Rexworks Inc. which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND TO APPROVE AND ADOPT THE ASSET PURCHASE AGREEMENT. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.




              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

                 REXWORKS INC. SPECIAL MEETING OF STOCKHOLDERS



1. Approval and adoption of
Agreement and Plan of Merger dated
as of August 15, 1997 by and among
Giuffre Bros. Cranes, Inc., 13th
Street Acquisition Corp. and
Rexworks Inc.                                                   / /  FOR                     / /  AGAINST             / /  ABSTAIN

2. Approval and adoption of Asset
Purchase Agreement dated as of
October 1, 1997 by and between CMI
Corporation and Rexworks Inc.                                   / /  FOR                     / /  AGAINST             / /  ABSTAIN

3. In their discretion, the Proxies
are authorized to vote upon such
other matters as may properly come
before the meeting.


Address change?                   Date _____________________________________                NO. OF SHARES
MARK BOX         /  /
Indicate changes below:                                             /_______________________________________________________/
                                                                    Signature(s) in Box
                                                                    If signing as attorney, executor,
                                                                    administrator, trustee or guardian,
                                                                    please add your full title as such.  If
                                                                    shares are held by two or more persons,
                                                                    all holders must sign the Proxy.